UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. 1)

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Filed by a Party other than the Registrant  ☐

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☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Avis Budget Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION

[●], 2018

Dear Fellow Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Avis Budget Group, Inc., which will be held at [●] on [●], 2018, at [●] Eastern Time. We look forward to greeting as many of our shareholders as possible.

This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business to be conducted at the Annual Meeting and provides other information concerning our company of which you should be aware when you vote your shares.

Enclosed with this booklet, you should have also received a WHITE proxy card and postage-paid return envelope. WHITE proxy cards are being solicited on behalf of our Board of Directors.

Your vote will be especially important this year. As you may be aware, SRS Investment Management, LLC and certain of its affiliates (collectively, “SRS”) have notified the Company that SRS intends to nominate a slate of five nominees for election as directors at the Annual Meeting in opposition to director nominees recommended by our Board of Directors. Our Board does NOT endorse SRS’s nominees other than Jagdeep Pahwa, Carl Sparks and Sanoke Viswanathan, and recommends that you vote FOR ALL of the nominees proposed by the Board of Directors, including Jagdeep Pahwa, Carl Sparks and Sanoke Viswanathan.

We strongly urge you to read the accompanying Proxy Statement carefully and vote FOR ALL of the nominees recommended by our Board of Directors, and in accordance with the Board’s recommendations on the other proposals, by using the enclosed WHITE proxy card. If you have voted using the proxy card sent to you by SRS, you can subsequently revoke it by using the WHITE proxy card to vote. Only your latest-dated vote will count—any prior proxy card may be revoked at any time prior to the Annual Meeting as described in the accompanying Proxy Statement.

We look forward to greeting personally those shareholders who are able to be present at the Annual Meeting. However, regardless of whether you plan to be with us at the Annual Meeting, it is important that your voice be heard. Accordingly, we request that you vote on the WHITE proxy card by telephone, by Internet or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.

If you have any questions or require assistance with voting your WHITE proxy card, please contact our proxy solicitation firm, Innisfree M&A Incorporated:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders may call toll-free at (877) 687-1866

Banks and brokers may call collect at (212) 750-5833

On behalf of the Board of Directors and the employees of Avis Budget Group, Inc., we would like to thank you for being a shareholder and express our appreciation for your ongoing support of our Company.

Sincerely,

Larry D. De Shon

Chief Executive Officer, President and

Chief Operating Officer

Ronald L. Nelson

Executive Chairman of the Board

PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION

Notice of 2018 Annual Meeting of Shareholders

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Avis Budget Group, Inc. (the “Company”) will be held on [●], 2018, at [●] Eastern Time, at the [●] (the “Meeting”), to consider and vote upon the following matters:

1.	To elect as directors twelve nominees for a one-year term expiring in 2019 and until his or her successor is duly elected and qualified or until his or her earlier resignation or removal.

2.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for fiscal year 2018.

3.	To provide advisory approval of the compensation of our named executive officers.

4.	To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on [●], 2018 as the record date for the Meeting. Only shareholders of record at that time are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof. A list of shareholders entitled to vote at the Meeting will be available for examination by any shareholder, for any purpose germane to the Meeting, at the Meeting and for ten days prior to the Meeting during ordinary business hours at 6 Sylvan Way, Parsippany, New Jersey 07054, the Company’s principal place of business.

The accompanying Proxy Statement provides detailed information about the matters to be considered at the Meeting. It is important that your voice be heard and your shares be represented at the Meeting whether or not you are personally able to attend. Even if you plan to attend the Meeting, we hope that you will read the Proxy Statement and the voting instructions on the enclosed WHITE proxy card. We urge you to vote TODAY by completing, signing and dating the WHITE proxy card and mailing it in the enclosed, postage pre-paid envelope, or vote by telephone or the Internet by following the instructions on the WHITE proxy card. If your shares are not registered in your own name and you would like to attend the Meeting, please ask the broker, bank or other nominee that holds the shares to provide you with evidence of your record date share ownership. If you intend to vote in person at the Meeting, you must provide a legal proxy from your broker, bank or other nominee.

Please note that SRS Investment Management, LLC and certain of its affiliates (collectively, “SRS”) have stated their intention to propose five director nominees for election at the Meeting. You may receive solicitation materials from SRS. The Company is not responsible for the accuracy of any information provided by SRS or its nominees contained in solicitation materials filed or disseminated by or on behalf of SRS or any other statements that SRS may make.

The Board does NOT endorse SRS’s nominees other than Jagdeep Pahwa, Carl Sparks and Sanoke Viswanathan and strongly recommends that you NOT sign or return any gold proxy card sent to you by SRS. If you have previously voted using a gold proxy card sent to you by SRS, you can subsequently revoke that proxy by following the instructions on the enclosed WHITE proxy card to vote over the Internet or by telephone or by completing, signing and dating the proxy card and mailing it in the postage pre-paid envelope provided. Only your latest dated proxy will count. Any proxy may be revoked at any time prior to its exercise at the Meeting as described in the accompanying Proxy Statement.

THE BOARD RECOMMENDS VOTING

FOR ALL OF THE BOARD’S NOMINEES ON PROPOSAL 1 AND

FOR PROPOSALS 2 AND 3 USING THE ENCLOSED WHITE PROXY CARD.

THE BOARD URGES YOU NOT TO SIGN, RETURN OR VOTE ANY

GOLD PROXY CARD SENT TO YOU BY SRS.

Please note that, even if you plan to attend the Meeting, we recommend that you vote using the enclosed WHITE proxy card prior to the Meeting to ensure that your shares will be represented.

Regardless of the number of shares of Common Stock of the Company that you own, your vote is important. Thank you for your continued support, interest and investment in Avis Budget Group.

By Order of the Board of Directors

Jean M. Sera

Senior Vice President & Corporate Secretary

Dated: [●], 2018

IMPORTANT

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, WE URGE YOU TO COMPLETE, DATE AND SIGN THE ENCLOSED WHITE PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, OR VOTE BY TELEPHONE OR THE INTERNET AS INSTRUCTED ON THE WHITE PROXY CARD, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. YOU CAN REVOKE YOUR PROXY AT ANY TIME BEFORE THE PROXIES YOU APPOINTED CAST YOUR VOTES.

If you need assistance, please call Innisfree M&A Incorporated, the firm assisting us in the solicitation of proxies in connection with the Meeting. Shareholders may call toll free at (877) 687-1866. Banks and brokers may call collect at (212) 750-5833.

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on [●], 2018:

The Company’s Proxy Statement on Schedule 14A,

form of proxy card and 2017 Annual Report on Form 10-K

are available at

www.eproxyaccess.com/car2018

The Notice of 2018 Annual Meeting of Shareholders and the attached Proxy Statement are first being made available to shareholders of record as of [●], 2018 on or about [●], 2018.

PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION

Proxy Statement

2017 Director Compensation	63
Report of Audit Committee	66
Proposal No. 2: Ratification of Appointment of Auditors	67
Proposal No. 3: Advisory Approval of Executive Compensation	69
Shareholder Proposals for 2019 Annual Meeting	70
Additional Information	70
Additional Information Regarding Participants in the Solicitation	A-1

PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION

2018 Proxy Statement Summary

This summary highlights information contained elsewhere in this Proxy Statement, including under “Executive Compensation,” which includes a definition and reconciliation of Adjusted EBITDA. This summary does not contain all of the information that you should consider and you should read the entire Proxy Statement carefully before voting.

Annual Meeting of Shareholders

• Date and Time	[●], 2018 at [●] Eastern Time
• Place	[●]
[●]
[●]
• Record Date	[●], 2018
• Proxy Materials	The Notice of 2018 Annual Meeting of Shareholders, this Proxy Statement and the accompanying WHITE proxy card are first being mailed to shareholders of record as of [●], 2018 on or about [●], 2018.

Voting Matters and Voting Recommendations

Voting Matters	Proposal No.	Our Board’s Voting Recommendation
Election of Directors (page 18)	1	FOR ALL NOMINEES RECOMMENDED BY OUR BOARD
Ratification of Appointment of Auditors (pages 66-67)	2	FOR
Advisory Approval of the Compensation of our Named Executive Officers (page 68)	3	FOR

Your vote is extremely important this year. You may receive solicitation materials from SRS Investment Management, LLC and certain of its affiliates (collectively, “SRS”) seeking your proxy to vote for Brian Choi, Matthew Espe, Jagdeep Pahwa, Carl Sparks and Sanoke Viswanathan to become members of the Board of Directors. The Company is not responsible for the accuracy of any information provided by SRS or its nominees contained in solicitation materials filed or disseminated by or on behalf of SRS or any other statements that SRS may make.

THE BOARD OF DIRECTORS DOES NOT ENDORSE ANY OF THE SRS NOMINEES OTHER THAN JAGDEEP PAHWA, CARL SPARKS AND SANOKE VISWANATHAN, AND URGES YOU NOT TO SIGN OR RETURN ANY GOLD PROXY CARD SENT TO YOU BY SRS. IF YOU HAVE PREVIOUSLY SIGNED A GOLD PROXY CARD SENT TO YOU BY SRS, YOU CAN REVOKE IT BY SIGNING, DATING AND MAILING THE ENCLOSED WHITE PROXY CARD IN THE ENVELOPE PROVIDED. ONLY YOUR LATEST DATED PROXY WILL BE COUNTED.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL” OF OUR BOARD’S NOMINEES LISTED ON THE ENCLOSED WHITE PROXY CARD.

For more information and up-to-date postings, please go to our special website, [●], or www.avisbudgetgroup.com. Information on either of our websites is not, and will not be deemed to be, a part of this Proxy Statement or incorporated into any of our other filings with the SEC. If you have any questions, please contact Innisfree M&A Incorporated, our proxy solicitor assisting us in connection with the Annual Meeting. Shareholders may call toll-free at (877) 687-1866. Banks and brokers may call collect at (212) 750-5833.

Corporate Governance Highlights

•

More than 80% of incumbent directors are independent, and 92% of directors will be independent if all of the director nominees recommended by the Board are elected to serve as directors at the 2018 Annual Meeting of Shareholders

•	Independent Presiding Director

•	All members of Compensation, Corporate Governance and Audit Committees are independent

•	Annual election of all directors

•	Majority voting with a director resignation policy for directors in uncontested elections

•	Robust executive and director stock ownership guidelines

•	Each incumbent director nominee attended 100% of Board and Committee meetings held in 2017 during such director’s period of service

•	Policy requiring annual performance evaluation of the Board

2017 Company Performance

For 2017, our revenue increased by 2% compared to 2016 revenue, growing to $8.8 billion, our net income was $361 million, and our Adjusted EBITDA was $735 million. Our Adjusted EBITDA was below the 2017 business plan goal that we had set and was 12% lower than 2016 Adjusted EBITDA. This was primarily due to higher per-unit fleet costs and lower pricing, particularly in the first half of the year. Management partially offset these challenging industry headwinds through cost-reduction actions and strategic initiatives in the areas of profitable revenue growth, fleet optimization and operational efficiencies.

In 2017, we made investments in our business designed to lower our cost structure, modernize our core infrastructure and further our position in the evolving mobility landscape. We also returned capital to our shareholders through the repurchase of $200 million of our Common Stock, resulting in the repurchase of 6.1 million shares. Our stock price increased by 19.6% from December 31, 2016 to December 31, 2017.

In 2018, consistent with our strategy, we intend to continue to apply our brands, technology and people to drive profitable growth, while further building our position in the wide mobility services industry by continuing to: invest in connected car technology; roll-out our Demand-Fleet-Pricing system; enhance our mobile app, including targeting ease of use and speed; execute on our fleet optimization, workforce planning and shuttling initiatives; and explore new mobility partnerships and products.

2017 Compensation for our Named Executive Officers

Alignment of 2017 Compensation with Performance

Our history of pay for performance alignment was evident in the compensation paid to our named executive officers for 2017. While management’s leadership and actions partially offset industry headwinds, as described above, based on actual 2017 financial performance, performance-based long-term incentives, which were granted in 2015 and based primarily on three-year cumulative Adjusted EBITDA goals, did not vest in 2018 and were forfeited without any payout. Our named executive officers also received no payouts under the 2017 annual incentive program (based on Adjusted EBITDA goal attainment for both Global and the Americas region), and performance-based long-term incentive awards granted in 2016 and 2017 and scheduled to vest in 2019 and 2020, respectively, are currently not expected to vest.

Setting 2017 Pay Levels

In connection with the one-year anniversary of our CEO’s tenure, the Committee, with input from its compensation consultant, conducted a full review of our CEO’s compensation opportunity to determine the appropriate 2017 pay package. Based on the results of that review, and the Compensation Committee’s ongoing evaluation of appropriate compensation-setting practices, the Committee determined increases were appropriate. Driven in part by a full market review of pay opportunity, our Chief Executive Officer’s base salary was increased by 10% and his target long-term incentive opportunity, which is 60% performance-based, was increased by $2.5 million. As part of the regular annual review, in which both market and other factors are considered, the salaries of our President, Americas and President, International increased by approximately 4%, and the long-term incentive opportunities for these executive officers, which are 50% performance-based, increased by $200,000.

Setting 2017 Performance Metrics

The Committee conducted an in-depth review of the Company’s annual and long-term incentive programs to evaluate the efficacy of the existing performance metrics. Driven in large part by the Company’s recently updated strategic goals, which include a significant focus on margin improvement, the Committee determined to change the performance metric for the 2017 long term incentive program to strengthen the alignment of long-term incentives with the Company’s business objectives. As a result, the Committee set goals for the 2017 long term incentive program that were based strictly upon Adjusted EBITDA margin improvement instead of an absolute target. The Committee also determined that the modifier to potentially increase payouts was no longer warranted. Finally, the Committee did not believe any change was necessary for the 2017 annual incentive program, which was based on Adjusted EBITDA absolute targets, consistent with prior years.

CFO Compensation

Our former Chief Financial Officer separated from the Company in 2017, and, as a result, he received severance payments consistent with his employment agreement plus an additional cash payment of $1.25 million. The additional cash payment was made in recognition of an amendment to our former Chief Financial Officer’s employment agreement in 2016, which significantly reduced the amount of severance payable in a separation. The additional cash payment was substantially less than the additional severance that would have been payable had the separation occurred prior to the employment agreement amendment. The compensation we paid in 2017 to our interim Chief Financial Officer reflects his assignment when he assumed the role, a pro-rated annual base salary of $575,000 and an annual incentive target, as a percentage of base salary, of 80%. However, as discussed above, no amounts were paid to our interim Chief Financial Officer under the annual incentive program.

Special Incentives

In September 2017, the Compensation Committee sought to recognize certain named executive officers for their leadership in addressing challenges the Company’s business faced from industry headwinds in both 2016 and 2017, which were out of management’s control and greatly contributed to below-target annual incentive payouts in 2015 and 2016, below-target or no payouts under the 2017 annual incentive program, and that performance-based long-term incentives were not expected to vest in 2018-2020. Accordingly, the Committee awarded special one-time long-term incentives to two key business leaders, our President, Americas and our President, International, with grant date values of $1.7 million, and $650,000, respectively. The values of these special awards were significantly less than the target amounts of the incentives that were not, or were not expected to be, paid to these executives. The awards were also intended to acknowledge the importance of retaining experienced management in a highly competitive, cyclical and fast evolving industry.

About the Annual Meeting

Why am I receiving these proxy materials?

The Board of Directors (the “Board”) of Avis Budget Group, Inc. (the “Company” or “Avis Budget”) is soliciting your vote at the 2018 Annual Meeting of Shareholders, and any adjournment or postponement thereof (the “Meeting”), to be held [●], 2018 at [●] Eastern Time, at [●], for the purposes set forth in this Proxy Statement.

These materials also include a WHITE proxy card for the Meeting. WHITE proxy cards are being solicited on behalf of the Board. The proxy materials include detailed information about the matters that will be discussed and voted on at the Meeting and provide updated information about the Company that you should consider in order to make an informed decision when voting your shares.

On or about [●], 2018, the Company will first mail to shareholders this Proxy Statement and a WHITE proxy card.

When and where will the Meeting be held?

The Meeting is scheduled to be held at [●] Eastern Time, on [●], 2018, at [●].

Why have I received different color proxy cards?

SRS Investment Management, LLC and certain of its affiliates (collectively, “SRS”) have notified the Company that SRS intends to propose five director nominees for election at the Meeting in opposition to director nominees recommended by the Board. The Company has provided you with the enclosed WHITE proxy card. SRS may send you a gold proxy card.

The Board recommends using the enclosed WHITE proxy card to vote FOR ALL of the Board’s nominees for director. The Board also recommends that you DISREGARD the gold proxy card.

What items will I be voting on and what are the Board’s voting recommendations?

Proposal	Board’s Voting Recommendation
No. 1: Election of Directors (see page 18)	FOR ALL NOMINEES RECOMMENDED BY OUR BOARD
No. 2: Ratification of Appointment of Auditors (see pages 66-67)	FOR
No. 3: Advisory Approval of the Compensation of our Named Executive Officers (see page 68)	FOR

Could other matters be decided at the Meeting?

The Board is not aware of any other matters to be brought before the Meeting. However, if any other matters properly come before the Meeting, the individuals named as proxies, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

How many votes do I have?

You will have one vote for every share of the Company’s common stock, par value $0.01 per share (the “Common Stock”), you owned as of the close of business on [●], 2018 (the “Record Date”).

How many votes can be cast by all shareholders?

[●] votes, consisting of one vote for each share of Common Stock outstanding on the Record Date. There is no cumulative voting, and the holders of the Common Stock vote together as a single class.

How many votes must be present to hold the Meeting?

One-third of the outstanding shares of Common Stock entitled to vote at the Meeting, or [●] votes, must be present, in person or by proxy, to constitute a quorum at the Meeting. Abstentions and broker non-votes, if any, will be counted for the purpose of determining whether a quorum is present.

How many votes are required to elect directors and adopt the other proposals?

Proposal	Vote Requirement	Impact of Abstentions
No. 1: Election of Directors

•   Contested Election: Directors are elected by a plurality of shares present, in person or by proxy, and entitled to vote

•   Uncontested Election: Directors are elected by a majority of votes cast (number of votes cast “for” each nominee must exceed the number of votes cast “against” that nominee)

Will have no effect on the outcome
No. 2: Ratification of Appointment of Auditors	Majority of shares present, in person or by proxy, and entitled to vote	Counted and will have the same effect as a vote against such proposal
No. 3: Advisory Approval of the Compensation of our Named Executive Officers	Majority of shares present, in person or by proxy, and entitled to vote	Counted and will have the same effect as a vote against such proposal

Because we have received notice from SRS that it intends to nominate persons for election to the Board, the provisions of our Amended and Restated By-laws (the “By-laws”) relating to majority voting for directors will not be applicable at the Meeting and, pursuant to our By-laws, plurality voting will instead apply.

The twelve nominees for director who receive the most votes of all votes cast for directors will be elected. If you do not vote for a particular nominee, or if you indicate on your proxy card, via the Internet or by telephone that you want to withhold authority to vote for a particular nominee, then your shares will not be voted for that nominee.

It will NOT help elect our Board’s nominees if you sign and return a proxy card sent by SRS, even if you withhold on SRS’s director nominees using SRS’s proxy card. Doing so will cancel any previous vote you may have cast on our WHITE proxy card. The only way to support all of our Board’s nominees is to vote FOR ALL of the Board’s nominees on our WHITE proxy card and to DISREGARD, and not return, any proxy card that you receive that is not a WHITE proxy card, including any gold proxy card that you receive from SRS.

Pursuant to our By-laws, written notice by shareholders of qualifying nominations for election to the Board must have been received by our Secretary by February 15, 2018. We did not receive any such nominations, other than the nominations from SRS, and no other nominations for election to the Board may be made by shareholders at the Meeting.

If for some reason any of the Board’s director nominees are unable to serve, or for good cause will not serve if elected, the persons named as proxies may vote for a substitute nominee recommended by the Board and, unless you indicate otherwise on the WHITE proxy card, your shares will be voted in favor of the Board’s remaining nominees. If any substitute nominees are designated prior to the Meeting, the Company will file an amended proxy statement that, as applicable, identifies the substitute nominees, discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected, and includes certain biographical and other information about such nominees required by the rules of the SEC.

In the event SRS were to withdraw its nominees, such that there would no longer be a contested election, the majority voting provisions of our By-laws would apply. In such case, pursuant to the majority voting provisions of our By-laws, each incumbent director is required to submit a contingent, irrevocable resignation that the Board may accept if the director fails to receive the required vote for election or re-election in an uncontested election. The Corporate Governance Committee is required to make a recommendation to the Board as to the action to be taken with respect to the tendered resignation. The Board is required to act on the resignation within 90 days of the date of certification of election results.

What is a broker non-vote?

A broker non-vote occurs when a broker does not have discretion to vote on a particular proposal and the broker has not received instructions from the beneficial owner of the shares of Common Stock as to how to vote on such proposal. If you hold your shares of Common Stock in “street name” and do not provide voting instructions to your broker within the required time frame before the Meeting, your shares of Common Stock will not be voted by the broker. Because SRS has indicated its intention to deliver proxy materials in opposition to the nominees recommended by our Board to your broker to forward to you on SRS’s behalf, with respect to accounts to which SRS mails its proxy materials, brokers will not have discretion to vote on “routine matters,” including Proposal 2, in the event of a contested vote at the Meeting. As a result, if you do not instruct your broker on how to vote your shares regarding the election of directors, the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2018 and the advisory approval of the compensation of our named executive officers, then your shares may not be voted on these matters. We urge you to instruct your broker about how you wish your shares to be voted.

How do I vote?

Whether you are a registered shareholder or hold any of your shares in “street name,” such as in a stock brokerage account or through a bank or other nominee, you may vote in the following ways:

By Phone	By Internet
Vote by dialing the number on the WHITE proxy card/voting instruction form and following the easy voice prompts	Follow the instructions included on the WHITE proxy card/voting instruction form
By Mail	In Person
Vote by marking, signing and dating the WHITE proxy card/voting instruction form and returning it promptly in the envelope provided	Attend the Meeting and vote in person. If you hold any shares in “street name,” you may not vote in person unless you bring with you a legal proxy from the organization that holds your shares

The deadline for voting by telephone or by Internet will vary depending upon how you vote your shares—please follow the instructions shown on your WHITE proxy card or WHITE voting instruction form.

You should submit your WHITE proxy card or WHITE voting instructions as soon as possible. Enclosed with this Proxy Statement is a WHITE proxy card for registered shareholders (that is, if you hold your stock directly in your name through our transfer agent) or a WHITE voting instruction form for beneficial owners (if your shares are held in “street name”).

If you are not the shareholder of record, please refer to the voting instructions provided by your bank, broker or other nominee to direct it how to vote your shares. Your vote is important.

Certain of our shareholders hold their shares in more than one account and may receive separate proxy cards or voting instruction forms for each of those accounts. To ensure that all of your shares are represented at the Meeting, we recommend that you vote every WHITE proxy card or WHITE voting instruction form you receive.

Additionally, please note that SRS has stated its intention to nominate five director nominees for election at the Meeting. If SRS proceeds with its nominations, you may receive proxy solicitation materials from SRS, including an opposition proxy statement and a gold proxy card. Our Board recommends that you DISREGARD and do not return any gold proxy card that you receive from SRS. Voting to “withhold” with respect to any SRS nominee on a gold proxy card sent to you by SRS is not the same as voting “for” our Board’s nominees because a vote to “withhold” with respect to any SRS nominee on its gold proxy card will revoke any proxy you previously submitted.

Can I change my vote?

Yes. You may revoke your proxy at any time prior to the voting at the Meeting if, in accordance with the voting procedures described above, you:

•	vote again (including by phone or Internet by the applicable deadline); or

•	complete, sign, date and return a new proxy card or voting instruction form with a later date; or

•	give timely written notice of such revocation to our Corporate Secretary at 6 Sylvan Way, Parsippany, N.J. 07054; or

•	attend the Meeting and vote in person.

If your shares are held in “street name” (i.e., the shares are held of record by a broker, bank or other nominee) and you wish to revoke a proxy, you should contact your bank, broker or nominee and follow its procedures for changing your voting instructions. You also may vote in person at the Meeting if you obtain a legal proxy from your bank, broker or other nominee.

If you have previously signed a gold proxy card sent to you by SRS or otherwise voted according to instructions provided by SRS, you may change your vote by marking, signing, dating and returning the enclosed WHITE proxy card in the accompanying postage-paid envelope or by voting by telephone or via the Internet by following the instructions on the WHITE proxy card. Submitting a gold proxy card sent to you by SRS will revoke votes you have previously made by the Company’s WHITE proxy card. Accordingly, if you wish to vote pursuant to the recommendation of the Board, you should mark, sign, date and return a WHITE proxy card and DISREGARD any gold proxy card that you may receive from SRS.

Only the latest validly executed proxy that you submit will be counted.

What if I do not vote with respect to some of the proposals?

Shares of Common Stock represented by proxies received by the Company (whether through the return of a WHITE proxy card or WHITE voting instruction form) that do not contain voting instructions (or if you vote by telephone or electronically via the Internet without indicating how you want to vote) will be voted in accordance with the recommendations of the Board, including:

•	“FOR ALL” of the nominees recommended by the Board (Proposal No. 1);

•	“FOR” the ratification of the appointment of auditors (Proposal No. 2); and

•	“FOR” the proposal regarding advisory approval of the compensation of our named executive officers (Proposal No. 3).

Has the Company received notice from one or more shareholders that they intend to nominate director candidates at the Meeting?

Yes. SRS has delivered notice to the Company of its intention to nominate five director candidates for election to the Board at the Meeting to serve for a term of one year expiring at the 2019 annual meeting of shareholders and until his or her successor is duly elected and qualified or until his or her earlier resignation or removal

Will my shares be voted if I do nothing?

If your shares of our common stock are registered in your name, you must sign and return a proxy card or submit a proxy by telephone or by Internet in order for your shares to be voted.

If your shares of Common Stock are held in “street name,” that is, held for your account by a broker, bank or other nominee, and you do not instruct your broker or other nominee how to vote your shares, then, to the extent your broker or other nominee has forwarded you SRS’s proxy materials, your broker or other nominee would not have discretionary authority to vote your shares on the proposals to be considered at the Meeting. If your shares of our Common Stock are held in “street name,” your broker, bank or nominee has enclosed a WHITE voting instruction form with this Proxy Statement. We strongly encourage you to authorize your broker or other nominee to vote your shares by following the instructions provided on the WHITE voting instruction form.

To return your WHITE voting instruction form to your broker or other nominee by proxy, simply sign, date and return the enclosed WHITE voting instruction form in the accompanying postage-paid envelope, or vote by proxy by telephone or via the Internet in accordance with the instructions in the WHITE voting instruction form. Please contact the person responsible for your account to ensure that a WHITE proxy card or WHITE voting instruction form is voted on your behalf.

We strongly urge you to vote by proxy FOR ALL of the nominees listed in Proposal 1, and FOR Proposals 2 and 3 by using the enclosed WHITE proxy card to vote TODAY by Internet, by telephone or by signing, dating and returning the enclosed WHITE proxy card in the envelope provided. If your shares are held in “street name,” you should follow the instructions on the WHITE voting instruction form provided by your broker or other nominee and provide specific instructions to your broker or other nominee to vote as described above.

How do participants in savings plans vote?

If you hold shares of Common Stock in the “Avis Budget Group, Inc. Employee Savings Plan” or the “AB Car Rental Services Retirement Savings Plan for Bargaining Hourly Employees” (collectively, the “Savings Plans”), you will receive a WHITE voting instruction form that covers shares of Common Stock held for you in the Savings Plans. In accordance with the provisions of the Savings Plans, the respective trustees will vote your shares of Common Stock as you have directed. If you timely submit your voting instructions to the trustees of the Savings Plans by following the instructions on the enclosed WHITE voting instruction form, your shares will be voted as you have directed. To the extent such instructions are not received prior to [●] Eastern Time on [●], 2018, the trustees of the Savings Plans will vote the shares of Common Stock with respect to which they have not received instructions proportionately in accordance with the shares of Common Stock for which they have received instructions. Instructions given with respect to shares of Common Stock in accounts of the Savings Plans may be changed or revoked only in writing, and no such instructions may be revoked after [●] Eastern Time on [●], 2018. Participants in the Savings Plans are not entitled to vote in person at the Meeting.

How do participants in the Avis Budget Group, Inc. Employee Stock Purchase Plan (“ESPP”) vote?

If you hold shares of Common Stock in the ESPP, you will receive a WHITE voting instruction form that covers shares of Common Stock held for you in the ESPP. In accordance with the provisions of the ESPP, the plan administrator will vote your shares of Common Stock as you have directed. Voting instructions must be submitted to the plan administrator prior to [●] Eastern Time on [●], 2018 by following the instructions on the enclosed WHITE voting instruction form for your shares to be voted as you have directed. If you do not provide instructions to the plan administrator by [●] Eastern Time on [●], 2018, the plan administrator will not vote your shares.

Do I need a ticket to attend the Meeting?

Yes. Admission will be by ticket only. Admission to the Meeting will be expedited if tickets are obtained in advance.

•	Registered shareholders: Bring the top portion of the WHITE proxy card enclosed with this Proxy Statement as your Meeting ticket.

•

Beneficial owners: If you own shares of Common Stock through an intermediary, such as a bank or broker, request tickets in writing from the Corporate Secretary at Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, N.J. 07054. Please include proof of ownership, such as a bank or brokerage firm account statement or letter from the broker, trustee, bank or nominee holding your stock, confirming beneficial ownership as of the Record Date.

•

Shareholders without advance tickets: Shareholders who do not obtain tickets in advance may obtain tickets on the Meeting date at the registration desk upon verifying their stock ownership as of the Record Date.

Attendance at the Meeting will be limited to shareholders as of the Record Date, their authorized representatives and guests of the Company. Tickets may be issued to others at the discretion of the Company. In accordance with the Company’s security procedures, all persons attending the Meeting must present picture identification along with their admission ticket or proof of beneficial ownership in order to gain admission. Cameras and recording devices will not be permitted at the Meeting.

Even if you plan to attend the Meeting, we strongly urge you to vote in advance by proxy by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided or by voting via the Internet or by telephone by following the instructions provided on the enclosed WHITE proxy card.

How can I find the voting results of the Annual Meeting?

Voting results will be tallied by the inspector of election. The Company will report the preliminary results in a Current Report on Form 8-K, to be filed with the SEC within four business days following the Meeting, and the final results as soon as practicable following certification by the inspector of election.

How can I access the Company’s proxy materials and annual report electronically?

This Proxy Statement and the Company’s 2017 Annual Report may be viewed online at www.eproxyaccess.com/car2018. If you are a shareholder of record, you can elect to receive future annual reports and proxy statements electronically by enrolling at www.eproxyaccess.com/car2018. If you choose this option, you will receive a proxy form in April 2019 listing the website locations where proxy materials will be posted, and your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your shares of Common Stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

How does a shareholder nominate someone to be a director?

Director nominations may be made by a shareholder so long as the qualifying shareholder follows the procedures outlined in the By-laws. Pursuant to the By-laws, for a nomination to be made by a shareholder, such shareholder must have given the proper notice within the specific time limits set forth in the relevant provision therein. For the 2019 annual meeting, the Company must receive this notice on or before [●], 2019. Such notice and nomination should be submitted in writing to the Corporate Secretary of the Company and should include the information required for shareholder nominations set forth in the By-laws.

A copy of the full text of the provision of the By-laws describing the procedure for shareholder nominations may be accessed in the “Investor Relations-Corporate Governance” section of the Company’s website at www.avisbudgetgroup.com. Nothing contained in any section of the Company’s website is incorporated by reference into this Proxy Statement.

Who pays for the Company’s proxy solicitation?

The Company will bear the cost of the solicitation of proxies by the Company. For additional information regarding the cost of this solicitation, please see the section titled “Additional Information—Costs of Solicitation” on pages 69-70 of this Proxy Statement.

Who should I call if I have questions about the Meeting?

If you have any questions or require any assistance with voting your shares, or if you need additional copies of the proxy materials, please contact our proxy solicitation firm, Innisfree M&A Incorporated, at:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders may call toll-free at (877) 687-1866

Banks and brokers may call collect at (212) 750-5833

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on [●], 2018:

The Company’s Proxy Statement on Schedule 14A,

form of proxy card and 2017 Annual Report on Form 10-K

are available at

www.eproxyaccess.com/car2018

Background of the Solicitation

From October 12, 2010 through January 2016, SRS Investment Management, LLC and certain of its affiliates (collectively, “SRS”) made Schedule 13G filings with the Securities and Exchange Commission (the “SEC”) indicating ownership of more than 5% of the Company’s common stock and reflecting a passive investment intent with respect to the Company. From time to time during this period, Karthik Sarma, the Managing Partner of SRS, and representatives of the Company and its board of directors (the “Board”) engaged in discussions regarding the Company’s operations and strategy.

On January 13, 2016, Mr. Sarma met with Ronald Nelson, Executive Chairman of the Company, and Mr. De Shon, Chief Executive Officer of the Company, and stated that SRS had changed its intentions with respect to the Company and that SRS would be filing a Schedule 13D within ten days reflecting that SRS may pursue activities having the purpose or effect of changing or influencing the control of the Company. Mr. Sarma also communicated that SRS was the owner of approximately 20% of the Company’s stock (with 9.5% in direct ownership providing for voting rights and an additional 10.5% in cash-settled equity swaps that did not convey voting rights) and sought three seats on the Board, including two SRS insiders. Mr. Sarma stated that during this ten-day period SRS was prepared to enter into an agreement with the Company in which SRS would be provided with this Board representation. On January 15, 2016, the Board formed an ad hoc committee (the “Ad Hoc Committee”) comprised of Mary C. Choksi, Jeffrey H. Fox, Eduardo G. Mestre and Mr. Nelson, all of whom were independent from SRS and were prepared to devote significant time, attention and leadership in the engagement with SRS, to manage the response to and discussions with SRS regarding these matters. Between January 15, 2016 and January 25, 2016, the Ad Hoc Committee and the Board met a number of times to discuss the terms of a potential cooperation agreement with SRS, including Board representation for SRS as well as standstill provisions which, among other things, would prevent SRS from taking a position of control in the Company without paying an appropriate control premium to the Company’s other shareholders. During this period, representatives of the Company and SRS negotiated and exchanged drafts of a cooperation agreement, with input from the Ad Hoc Committee and the Board.

On January 25, 2016, the Company and SRS entered into a cooperation agreement (the “Initial Cooperation Agreement”) pursuant to which the Company agreed to increase the size of the Board from 11 to 12 directors and appoint Brian J. Choi, an SRS investment professional, to the Board and the Compensation Committee. The Company also agreed to further increase the size of its Board by one additional director and appoint an additional independent director recommended by SRS. SRS agreed to abide by certain standstill provisions during a standstill period ending 30 days prior to the deadline for the submission of nominations of director candidates for the Company’s 2017 annual meeting of shareholders. SRS also agreed to vote all shares of the Company’s common stock owned by SRS in favor of the Company’s nominees and other proposals at the 2016 Annual Meeting, subject to certain limited exceptions.

Also on January 25, 2016, the Company announced that it had increased the Company’s share repurchase authorization by $300 million.

Also on January 25, 2016, SRS filed a Schedule 13D with the SEC reporting its entry into the Initial Cooperation Agreement and disclosing beneficial ownership of 9.5% of the Company’s outstanding common stock and economic exposure to an additional approximately 10.5% of the Company’s outstanding common stock pursuant to cash-settled equity swaps. The Schedule 13D and subsequent Schedule 13D amendments of SRS did not provide the underlying documentation for these swap agreements.

On January 27, 2016, in connection with the execution of the Initial Cooperation Agreement, Mr. Sarma and the Company entered into a confidentiality agreement that would permit Mr. Sarma to be invited to Company board meetings as an invited observer. From January 27, 2016 through January 2018, Mr. Sarma was invited to participate in regularly scheduled quarterly Company board meetings as an observer and was provided with materials that were distributed to Board members.

Effective January 27, 2016, Mr. Choi was appointed as a director pursuant to the Initial Cooperation Agreement and the size of the Board was increased from 11 to 12 directors. Mr. Choi was subsequently appointed to the Compensation Committee.

Over the course of the ensuing months, the Company continued to engage SRS in frequent dialogue regarding the Company’s performance and strategy.

On March 4, 2016, SRS filed an amended Schedule 13D with the SEC disclosing beneficial ownership of 9.8% of the Company’s outstanding common stock and economic exposure to an additional approximately 12.9% of the Company’s outstanding common stock pursuant to cash-settled equity swaps.

On March 18, 2016, pursuant to the Initial Cooperation Agreement, the size of the Board was increased from 12 to 13 directors and the Board appointed Sanoke Viswanathan as a director of the Company. Although the Initial Cooperation Agreement provided that Mr. Viswanathan would be appointed to the Company’s Corporate Governance Committee if requested by SRS, at no time did SRS make such a request.

On June 3, 2016, SRS filed an amended Schedule 13D with the SEC disclosing beneficial ownership of 9.5% of the Company’s outstanding common stock and economic exposure to an additional approximately (i) 13.7% of the Company’s outstanding common stock pursuant to cash-settled equity swaps and (ii) 2.3% of the Company’s outstanding common stock pursuant to cash-settled options.

Between October 2016 and January 2017, representatives of SRS and the Company held a number of meetings and other discussions regarding a possible renewal of the Initial Cooperation Agreement and exchanged drafts of an amended and restated cooperation agreement. Throughout January 2017, the Board and the Ad Hoc Committee met a number of times and discussed options for renewing the Initial Cooperation Agreement with SRS in light of the scheduled expiration of its standstill provisions on January 25, 2017.

On January 19, 2017, SRS filed an amended Schedule 13D with the SEC to reflect its beneficial ownership of 9.7% of the Company’s outstanding common stock and economic exposure to an additional approximately (i) 15.4% of the Company’s outstanding common stock pursuant to cash-settled equity swaps and (ii) 3.4% of the Company’s outstanding common stock pursuant to certain cash-settled options.

Also on January 19, 2017, Alun Cathcart, a former executive of the Company, announced that he would retire from the Board effective on February 28, 2017.

As a result of the inability of the parties to reach agreement on the terms of a renewed cooperation agreement and in anticipation of the expiration of the standstill provisions of the Initial Cooperation Agreement on January 25, 2017 and the potential for SRS to acquire effective control of the Company without paying a control premium (including in light of the Company’s ongoing share repurchase program), on January 23, 2017, the Company adopted a short-term shareholder rights plan (the “2017 Rights Plan”). Despite the failure of SRS to agree to a renewal of the cooperation agreement, the Governance Committee and the Board included Messrs. Choi and Viswanathan as nominees for election as directors at the 2017 Annual Meeting of Shareholders.

On April 20, 2017, representatives of the Company and SRS reengaged to discuss the possibility of entering into a new cooperation agreement. Over the course of the ensuing two weeks, the parties negotiated terms and shared drafts of an amended and restated cooperation agreement, with input from the Ad Hoc Committee and the Board.

On May 3, 2017, the Company and SRS entered into an Amended and Restated Cooperation Agreement (the “Amended Cooperation Agreement”) pursuant to which the Company continued to nominate Mr. Choi and Mr. Viswanathan as directors and SRS agreed to abide by certain standstill provisions through the earlier of January 25, 2018 and 30 days prior to the deadline for the submission of shareholder nominations of director candidates at the Company’s 2018 Annual Meeting of Shareholders (the “2018 Annual Meeting”). During the standstill period, SRS agreed not to (among other things) acquire voting power over more than 12 million shares of the Company’s common stock (representing approximately 14% of the Company’s outstanding common stock at the time) and agreed to vote its shares of Company common stock in favor of the Company’s nominees and other proposals at any meeting of the Company’s shareholders occurring during the standstill period, subject to certain limited exceptions. The standstill provision in the Amended Cooperation Agreement did not contain any limitation on acquiring cash-settled derivatives that do not convey voting rights.

On May 3, 2017, the Company also disclosed an amendment to the 2017 Rights Plan that accelerated the expiration of the 2017 Rights Plan from January 22, 2018 to May 3, 2017.

On May 4, 2017, SRS filed an amended Schedule 13D reporting the Amended Cooperation Agreement and disclosing beneficial ownership of 9.9% of the Company’s outstanding common stock and economic exposure to an additional approximately (i) 19.3% of the Company’s outstanding common stock pursuant to cash-settled equity swaps and (ii) 0.1% of the Company’s outstanding common stock pursuant to cash-settled options.

Over the course of the ensuing months, the Company continued to engage SRS in frequent dialogue regarding the Company’s performance and strategy.

On December 11, 2017, in light of the upcoming expiration of the standstill provision of the Amended Cooperation Agreement on January 15, 2018, at the Company’s initiation Messrs. Nelson and Leonard Coleman, the Company’s lead independent director, met with Messrs. Sarma and Jagdeep Pahwa, President of SRS Investment Management. The parties discussed, among other things, the performance of the Company and the composition of the Board. During the meeting, the representatives of SRS expressed that they believed SRS should have additional representation on the Board.

Also on December 11, 2017, SRS filed an amended Schedule 13D with the SEC, which disclosed an approximately 14.7% ownership stake in the Company. In the amended Schedule 13D, SRS also disclosed that it had economic exposure to an additional approximately (i) 16% of the Company’s outstanding common stock pursuant to cash-settled equity swaps and (ii) 0.1% of the Company’s outstanding common stock pursuant to cash-settled options.

Between December 17, 2017 and January 14, 2018, including as set forth below, the Ad Hoc Committee met a number of times to discuss the Company’s engagement efforts with SRS and potential terms of a new cooperation agreement with SRS. In addition, the Ad Hoc Committee discussed the potential adoption of a shareholder rights plan in the event that SRS was unwilling to enter into a renewed standstill on mutually acceptable terms.

On January 4, 2018, the Board met to discuss matters related to SRS. Mr. Nelson summarized the December 11, 2017 meeting held between himself and Mr. Coleman and Messrs. Sarma and Pahwa.

Mr. Nelson noted the upcoming January 15, 2018 termination date of the Amended Cooperation Agreement and provided an overview of resolutions adding Mr. Coleman as a member of the Ad Hoc Committee. Following discussion, the members of the Board unanimously approved the resolutions. Following the meeting of the Board, a meeting of the Ad Hoc Committee was convened at which these matters were discussed further.

On January 6, 2018, as part of the Company’s regular engagement efforts with SRS, Mr. De Shon met with Mr. Sarma to discuss with Mr. Sarma the performance and strategy of the Company, including the ongoing search for a permanent chief financial officer. At the same time, Mr. Coleman met with Mr. Pahwa to discuss, among other things, the composition of the Board and the performance and strategy of the Company. At the conclusion of the meeting between Mr. De Shon and Mr. Sarma, Messrs. De Shon and Sarma joined the meeting of Messrs. Coleman and Pahwa. Mr. Sarma indicated that SRS believed that the Board needed to be refreshed, but stated that SRS did not have a concern with the performance of any individual member of the Board. Mr. Coleman noted that the Board had already begun an ongoing Board refreshment process. Mr. Sarma also stated that SRS wanted to participate in the selection of any new directors. In particular, Mr. Sarma initially proposed that the size of the Board be reduced to nine directors, with six incumbent directors stepping down, Mr. Pahwa joining the Board, Messrs. Choi and Viswanathan to remain on the Board, and two new directors to be appointed with input from SRS. After further discussion with Mr. Coleman, Mr. Sarma ultimately proposed that the size of the Board be reduced to eleven directors, with four incumbent directors stepping down, Mr. Pahwa joining the Board, Messrs. Choi and Viswanathan to remain on the Board, and two new directors to be appointed with input from SRS. During the course of this discussion, Mr. Sarma expressed support for the Company’s management team, in particular Mr. De Shon, and the manner in which Mr. De Shon had been operating the business.

On January 8, 2018, the Ad Hoc Committee met to discuss the January 6, 2018 meetings that Messrs. De Shon and Coleman had with Messrs. Sarma and Pahwa. The Ad Hoc Committee again considered the Company’s willingness to enter into a renewed cooperation agreement with SRS on mutually agreeable terms. The members of the Ad Hoc Committee authorized representatives of the Company to provide representatives of SRS with a proposal for a renewed cooperation agreement.

On January 9, 2018, representatives of the Company sent to representatives of SRS a term sheet for a renewed cooperation agreement with SRS. In the term sheet, the Company proposed that, among other things, (i) an additional SRS representative (Mr. Pahwa) would join the Board and the Corporate Governance Committee, (ii) three current directors selected by the Corporate Governance Committee would not stand for reelection at the 2018 Annual Meeting, (iii) two new independent directors selected by the Corporate Governance Committee would be nominated at the 2018 Annual Meeting, (iii) the Corporate Governance Committee would directly consult with SRS in selecting the two new independent directors, (iv) the size of the board would be reduced to 11 members following the first resignation of a current director occurring after the 2018 Annual Meeting and (v) a three-year standstill on the same terms as the expiring standstill which would continue for as long as all remaining SRS directors are renominated for election at the next upcoming annual meeting and one of the SRS directors (or their replacements) remained on the Board.

Later that day, representatives of SRS provided a revised term sheet to representatives of the Company. In the revised term sheet, SRS proposed that, among other things, (i) SRS be permitted under the revised standstill to acquire up to 25,000,000 shares of Company common stock (which would represent approximately 31% of the Company’s outstanding voting power), (ii) an additional SRS representative (Mr. Pahwa) would join the Board, the Corporate Governance Committee and the Executive Committee, (iii) four current directors named in the cooperation agreement would not stand for reelection at the 2018 Annual Meeting, (iv) two new independent directors unanimously approved by the Corporate Governance Committee (which would include Mr. Pahwa as a member) would be nominated at the 2018 Annual Meeting, (v) in the event of a deadlock of the Corporate Governance Committee, the two new independent directors would be selected by SRS with the reasonable approval of the Board, (vi) a reduction in the size of the board to 11 members immediately following the 2018 Annual Meeting and (vii) a standstill term of one year.

On January 10, 2018, Mr. Coleman spoke with Messrs. Sarma and Pahwa to discuss the terms of a potential renewal of the cooperation agreement. During the course of this conversation, Messrs. Sarma and Pahwa expressed that SRS would not agree to a standstill of more than one year or agree to be subject to a limitation on ownership of less than its entire current position (approximately 31% of the Company’s outstanding voting power).

On January 11, 2018, the Ad Hoc Committee met to discuss Mr. Coleman’s communications with Messrs. Sarma and Pahwa and to consider again the terms of a potential renewed cooperation agreement with SRS. The members of the committee agreed that, in the event that an agreement with SRS could not be reached on mutually agreeable terms, the Board should consider implementing a shareholder rights plan to take effect upon the expiration of the standstill.

On January 13, 2018, Mr. Coleman and Mr. Sarma spoke and discussed the terms of a potential agreement. Mr. Sarma stated that SRS would not agree to a standstill provision longer than one year. In addition, Mr. Sarma stated that SRS wanted to have the right to own and vote 20% of the outstanding shares of common stock.

Later that day, the Ad Hoc Committee met to discuss the positions that Mr. Sarma conveyed to Mr. Coleman. The committee determined to propose a standstill that would have an agreed initial term and would then continue for as long as any SRS appointees remained on the Board.

Following the January 13, 2018 Ad Hoc Committee Meeting, Mr. Coleman called Mr. Sarma to inform him of the Company’s revised proposal. Later that day, Mr. Sarma responded to Mr. Coleman that SRS was unwilling to agree to a standstill beyond one year.

On January 14, 2018, the Ad Hoc Committee reconvened to discuss matters related to SRS. The Ad Hoc Committee determined that, despite the Company’s good faith efforts and strong preference to resolve the Company’s concerns regarding SRS through a renewal of the cooperation agreement, SRS was unwilling to agree to a cooperation agreement on reasonable terms and that therefore the Ad Hoc Committee would recommend to the Board that a shareholder rights plan be adopted to address the risk of SRS acquiring “creeping control.”

Later on January 14, 2018, the Board met to discuss matters relating to SRS. Mr. Nelson reported that the Ad Hoc Committee had met several times since the January 4, 2018 Board meeting and that the Company had been unable to reach an agreement with SRS, noting that the then-current standstill was set to expire on January 15, 2018 and that the Ad Hoc Committee recommended that a new shareholder rights plan be adopted. After deliberation and presentations from representatives of the Company, the Board resolved to adopt the shareholder rights plan by a vote of 11 to 1.

Later on January 14, 2018, the Company adopted a new short-term shareholder rights plan (the “2018 Rights Plan”). The 2018 Rights Plan contains the following key features: (i) a one-year term, (ii) a 15% trigger, (iii) cash-settled derivatives that do not convey voting rights do not count as beneficial ownership under the rights plan, (iv) no aggregation of ownership of shareholders “acting in concert” unless they have formed a group under applicable securities laws, (v) a qualifying offer provision that exempts tender and exchange offers supported by two-thirds of the unaffiliated shareholders from triggering the rights plan, (vi) no “dead-hand,” “slow-hand,” “no-hand,” or similar feature that limits the ability of a future board of directors to redeem the rights plan and (vii) a “grandfathering” provision providing that an existing 15% shareholder would not trigger the rights unless they acquire additional shares.

On January 15, 2018, the Company issued a press release announcing the adoption of the shareholder rights plan to protect shareholders against “creeping control” by SRS. The press release also highlighted the Board’s ongoing refreshment process.

On January 16, 2018, SRS filed an amended Schedule 13D with the SEC, which disclosed an approximately 14.7% ownership stake in the Company and the expiration of the Amended Cooperation Agreement. In addition, the amended Schedule 13D stated that SRS may, among other things, increase its ownership in the Company and seek increased Board representation.

On January 31, 2018, the Ad Hoc Committee met to discuss the Company’s recent engagement with SRS. The Ad Hoc Committee considered potential options for a renewed agreement in light of Mr. Sarma’s continued unwillingness to agree to a standstill period in excess of one year and his stated desire for SRS to maintain the right to own 20% of the shares of common stock. On February 5, 2018, the Ad Hoc Committee met to again discuss the terms of a potential agreement with SRS.

On February 9, 2018, Mr. Coleman called Mr. Sarma to discuss the potential terms of a renewed cooperation agreement. Later that day, representatives of the Company shared with representatives of SRS a revised term sheet reflecting, among other things, (i) an agreed initial standstill period, with the standstill continuing thereafter for so long as all remaining SRS directors are renominated by the Board for election at the next upcoming annual meeting and any SRS appointee (or their replacements) is on the Board and (ii) an ownership cap of 20%, with shares in excess of 15% to be voted proportionately with non-SRS shareholders for so long as SRS continues to own more than 15% of the Company’s outstanding common stock. Mr. Coleman noted that the “agreed initial standstill period” that was referenced in the term sheet could be as short as one year.

On February 12, 2018, Mr. Coleman and Mr. Nelson met with Mr. Sarma to discuss the terms of a potential agreement. Mr. Sarma rejected the terms proposed by the Company in the February 9th term sheet. During the conversation, Mr. Sarma stated that SRS intended to nominate directors for election to the Board at the 2018 Annual Meeting and mentioned Carl Sparks and Matthew Espe as potential candidates.

On February 13, 2018, the Ad Hoc Committee met to discuss the terms of a potential agreement with SRS. The consensus of the Ad Hoc Committee was that Mr. Sarma’s demands for additional SRS representation on the Board, combined with a 20% ownership limit (including in light of the Company’s share repurchase activity), would subject the Company to the risk of “creeping control” by SRS that could harm the Company’s other shareholders. Mr. Coleman was then asked by the other members of the committee to inform Mr. Sarma that the Company wished to proceed with the terms proposed to SRS on February 9, 2018, and which SRS had yet to respond to in writing.

On February 14, 2018, Mr. Coleman called Mr. Sarma to reiterate the Company’s willingness to enter into a renewal of the negotiated standstill on the terms shared with representatives of SRS on February 9, 2018.

Later on February 14, 2018, SRS delivered a notice to the Company of its intention to nominate five individuals to stand for election to the Board at the 2018 Annual Meeting: Messrs. Choi, Viswanathan, Pahwa, Sparks and Espe.

On February 15, 2018, SRS filed an amended Schedule 13D with the SEC that disclosed an approximately 14.7% ownership stake in the Company and that SRS had economic exposure to an additional approximately (i) 16% of the Company’s outstanding common stock through derivative instruments and (ii) 0.1% of the Company’s outstanding common stock pursuant to cash-settled options.

Later on February 15, 2018, the Company publicly issued a statement confirming that it had received SRS’s nomination notice and indicating that the Corporate Governance Committee would review SRS’s proposed director nominees and make a recommendation regarding such nominees that it believed was in the best interest of all shareholders.

On February 20, 2018, the Corporate Governance Committee met to consider potential director nominees, including SRS’s proposed director nominees.

On February 26, 2018, on behalf of the Company’s Corporate Governance Committee, Jean Sera, Senior Vice President & Corporate Secretary of the Company, contacted David Zales, General Counsel of SRS, to invite Messrs. Espe, Pahwa and Sparks to interview with the Corporate Governance Committee in order to permit the Corporate Governance Committee to evaluate the new SRS nominees consistent with the Company’s director nomination procedures.

On March 7, 2018, Mr. Zales contacted Ms. Sera and informed her that SRS would not permit Messrs. Espe, Pahwa or Sparks to meet with the Company’s Corporate Governance Committee.

On March 15, 2018, the Corporate Governance Committee met and evaluated each of the director candidates. The Corporate Governance Committee determined, based upon prior interactions with certain of the SRS nominees and its review of biographical and other information with respect to the nominees, that Messrs. Pahwa and Sparks be recommended for nomination by the Corporate Governance Committee as part of the Board refreshment process.

On March 21, 2018, the Company filed its preliminary proxy statement with the SEC and announced that the Board had nominated Larry D. De Shon, Mary C. Choksi, Leonard S. Coleman, Jeffrey H. Fox, Lynn Krominga, Glenn Lurie, Eduardo G. Mestre, Jagdeep Pahwa, F. Robert Salerno, Francis J. Shammo, Carl Sparks and Sanoke Viswanathan to be elected at the 2018 Annual Meeting.

Later on March 21, 2018, SRS publicly stated that it intended to continue with the nomination of all five of its director candidates at the 2018 Annual Meeting.

On March 23, 2018, SRS filed its preliminary proxy statement with the SEC and announced that SRS had nominated Brian Choi, Matthew Espe, Jagdeep Pahwa, Carl Sparks and Sanoke Viswanathan to be elected at the 2018 Annual Meeting.

Also on March 23, 2018, Mr. Coleman called Mr. Sarma and expressed that the proxy contest with SRS was costly and distracting and that it would be in the best interests of the Company and its shareholders for the Company and SRS to reach an agreement to end the proxy contest, given that the Company had included three SRS nominees on the Company’s slate.

Later on March 23, 2018, Mr. Sarma called Mr. Coleman and proposed that he and Mr. Coleman meet to discuss Board composition, the structure of the committees of the Board, the 2018 Rights Plan and any limitation on SRS’s voting power. Mr. Coleman agreed, along with Mr. Nelson, to meet with Mr. Sarma on March 26th to discuss these matters.

Later on March 23, 2018, during a subsequent call with Mr. Coleman, Mr. Sarma stated that as a condition to meeting on March 26th the Company would need to agree that Mr. Choi would remain on the Board and that an additional Company director would need to not stand for reelection to accommodate the addition of Mr. Choi. Mr. Coleman responded that he was not in a position to pre-negotiate the terms of a potential settlement but that he and Mr. Nelson were still prepared to meet without any pre-condition. In light of Mr. Sarma’s unwillingness to forego the pre-condition, the meeting between Messrs. Coleman, Nelson and Sarma was cancelled.

On March 27, 2018, Mr. Sarma contacted Mr. De Shon. During the course of their discussion, Mr. Sarma stated that SRS may be willing to enter into an agreement with the Company in which SRS would be provided with four representatives on the Board (including two SRS insiders) and SRS representatives would hold two out of four seats on each of the Compensation Committee and the Corporate Governance Committee. Mr. De Shon responded that he would communicate this request to the Ad Hoc Committee.

Proposals to Be Voted On at Meeting

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors (the “Board”) has nominated Larry D. De Shon, Mary C. Choksi, Leonard S. Coleman, Jeffrey H. Fox, Lynn Krominga, Glenn Lurie, Eduardo G. Mestre, Jagdeep Pahwa, F. Robert Salerno, Francis J. Shammo, Carl Sparks and Sanoke Viswanathan to be elected at the 2018 Annual Meeting of Shareholders (the “Meeting”) to serve as directors for a one-year term ending at the 2019 annual meeting of shareholders and until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. Eight of the nominees for director are incumbent nominees and were each elected for one-year terms at the 2017 annual meeting. For certain information regarding each nominee, see “Board of Directors—Biographical Information for Nominees” below.

Each nominee has provided a consent permitting the Company to name such nominee in this Proxy Statement and stating that such nominee consents to serve if elected as a director.

The Board recommends using the enclosed WHITE proxy card to vote FOR ALL of the Board’s nominees for director. SRS has provided the Company with notice that it intends to nominate five individuals for election as directors at the Meeting. As a result, the election of directors is considered a contested election as defined in the Company’s Amended and Restated By-laws, and the twelve nominees receiving the highest number of “for” votes will be elected.

The Board recommends that you DISREGARD any gold proxy card that may be sent to you by SRS. Voting to “withhold” with respect to any of SRS’s nominees on its gold proxy card is NOT the same as voting “for” our Board’s nominees, because a vote to “withhold” with respect to any of SRS’s nominees on its proxy card will revoke any previous proxy submitted by you. If you have already voted using a gold proxy card sent to you by SRS, you have every right to change your vote and we urge you to revoke that gold proxy by voting in favor of our Board’s nominees by using the enclosed WHITE proxy card. Only the latest validly executed proxy that you submit will be counted.

Biographical Information for Nominees

The following material contains information concerning the Board’s nominees, including their period of service as a director (if any), their recent employment, other directorships, including those held during the past five years with a public company or registered investment company, and age as of the Meeting.

In addition to the information set forth below, Appendix A sets forth information relating to our directors, nominees for directors and certain of our officers and employees who may be considered “participants” in our solicitation under applicable Securities and Exchange Commission rules by reason of their position as directors of the Company, as nominees for directors or because they may be soliciting proxies on our behalf.

LARRY D. DE SHON

Board Committees: Executive

Mr. De Shon, age 58, has been a director since October 2015. Mr. De Shon has served as Chief Executive Officer and Chief Operating Officer of Avis Budget Group, Inc. since January 2016, and assumed the title of President in June 2017. Previously, Mr. De Shon held the title of President and Chief Operating Officer from October 2015 through December 2015, President, International from January 2015 until October 2015, President, Europe, Middle East and Africa (“EMEA”) from October 2011 until January 2015, and Executive Vice President, Operations from October 2006 to

October 2011. Prior to joining the Company, Mr. De Shon spent 28 years at United Airlines, starting as a customer service representative and advancing to hold a number of positions of increasing responsibility during his tenure, including Senior Vice President positions in marketing, on-board service and global airport operations.

Specific Qualifications, Attributes, Skills and Experience:

•	Chief Executive Officer experience

•	Extensive operating experience

•	International experience

•	Significant Company and industry experience

MARY C. CHOKSI

Board Committees: Audit, Corporate Governance

Ms. Choksi, age 67, has been a director since March 2007. From August 2015 to January 2017, Ms. Choksi was a Senior Advisor at Strategic Investment Group (“Strategic”), an investment management group founded in 1987, which designs and implements global investment strategies for large institutional and individual investors. Previously, Ms. Choksi was Founding Partner and Senior Managing Director of Strategic. Within Strategic, Ms. Choksi was a member of the investment strategy group charged with overseeing the asset mix of globally diversified client portfolios, supervised reporting to all clients and had responsibilities in corporate planning. Ms. Choksi was also a Founding Partner and, until May 2011, a Managing Director at Emerging Markets Investors Corporation (“EMI”). EMI and its successor, Ashmore EMM, manage portfolios of marketable equities in the emerging markets of Asia, Europe, Latin America, Africa and the Middle East on behalf of institutional and private investors. Prior to the establishment of Strategic and EMI, Ms. Choksi worked in the Pension Investment Division of the World Bank, which was responsible for investing the institution’s pension plan. Before joining the Bank’s finance complex, she worked for nine years in the development arm of the Bank, working on South and Southeast Asia. Ms. Choksi is also a director of the following companies which file reports pursuant to the Exchange Act: White Mountains Insurance Group, Ltd. and Omnicom Group Inc. Ms. Choksi is a member of Omnicom’s Audit and Compensation Committees. Ms. Choksi also serves as a trustee of various mutual funds in the Franklin Templeton Funds family.

Specific Qualifications, Attributes, Skills and Experience:

•	Financial and executive management expertise

•	Broad international experience

•	Diverse personal background

LEONARD S. COLEMAN

Presiding Director

Board Committees: Compensation, Corporate Governance (Chair)

Mr. Coleman, age 69, has been a director of Avis Budget Group, Inc. since August 2006. Mr. Coleman was a Senior Advisor to Major League Baseball from 1999 to December 2005. Mr. Coleman was a director of Cendant Corporation from 1997 to August 2006. Mr. Coleman was the President of The National League of Professional Baseball Clubs from 1994 to 1999, having served from 1992 to 1994 as Executive Director, Market Development of Major League Baseball. Previously, Mr. Coleman was a municipal finance banker for Kidder, Peabody & Company. Prior to joining Kidder, Mr. Coleman served as commissioner of the New Jersey Department of Community Affairs and the Department of Energy, and chairman of the Hackensack Meadowlands Development Commission and the New Jersey Housing and Mortgage Finance Agency. He also served as the vice chairman of the State Commission on Ethical Standards, and a member of the Economic Development Authority, Urban Enterprise Zone Authority, Urban Development Authority, State Planning Commission and New Jersey Public Television Commission. Mr. Coleman is also a director of the following corporations which file reports pursuant to the Exchange Act: Electronic Arts Inc., Hess Corporation and Omnicom Group Inc. Mr. Coleman previously served on the board of the following companies: Aramark Holdings Corporation and Churchill Downs Incorporated.

Specific Qualifications, Attributes, Skills and Experience:

•	History with the Company

•	Public service background

•	Executive management experience

•	International experience

•	Diverse personal background

JEFFREY H. FOX

Board Committees: Compensation

Mr. Fox, age 56, has been a director since July 2013. Mr. Fox has been President and Chief Executive Officer of Endurance International Group Holdings, Inc. since August 2017. Mr. Fox is also a principal of The Circumference Group LLC, an investment and advisory firm which he founded in 2009. Mr. Fox was President and Chief Executive Officer of Convergys Corporation from 2010 to November 2012, and then Executive Chairman until April 2013. Previously, Mr. Fox worked for Alltel Corporation as Chief Operating Officer from 2007 through 2008, and as a Group President from 1996 until 2007. Prior to joining Alltel, Mr. Fox worked in investment banking for ten years with Stephens Inc., preceded by two years with Merrill Lynch, specializing in mergers and acquisitions advisory services. Mr. Fox is also a director of Endurance and Convergys Corporation, which file reports pursuant to the Exchange Act. Mr. Fox previously served on the board of Blackhawk Network Holdings Inc.

Specific Qualifications, Attributes, Skills and Experience:

•	Chief Executive Officer and Chief Operating Officer experience

•	Technology expertise

•	Significant operating experience

•	Financial expertise

LYNN KROMINGA

Board Committees: Audit, Compensation

Ms. Krominga, age 67, has been a director since October 2006. Ms. Krominga is a management consultant and attorney. Since 1999, Ms. Krominga has been a consultant to private equity and venture capital investors, in which capacity she served in a number of operating and board positions, including Chief Executive Officer of Fashion Wire Daily, Inc.; Director and member of the Audit Committee of AHAVA, a global cosmeceuticals company; and advisor to London-based Apax Partners for acquisitions in Israel and the United States. She is the former President (and founder) of the Revlon Worldwide Licensing Division, and previously served as General Counsel and as International Counsel for Revlon’s global operations. From November 2008 until January 2013 (when the company was sold), Ms. Krominga served as Lead Director of Sunrise Senior Living, Inc. From March through November 2008, she served as Chairman of the Board of Sunrise Senior Living; as Chairman of the Compensation Committee from 2008 to 2011; and as a member of the Audit, Compensation and Governance Committees from 2007 to 2013. Prior to joining Revlon, she was an attorney at American Express Company and an associate at Cleary, Gottlieb, Steen & Hamilton.

Specific Qualifications, Attributes, Skills and Experience:

•	Significant legal, governance, licensing and regulatory expertise

•	International experience

•	Executive management experience and financial expertise

•	Diverse personal background

GLENN LURIE

Mr. Lurie, age 52, was appointed in November 2017 as President, Chief Executive Officer and a director of Synchronoss Technologies, Inc., which files reports pursuant to the Exchange Act. Prior to joining Synchronoss, Mr. Lurie was employed by AT&T for 27 years and was President and Chief Executive Officer of AT&T Mobility and Consumer Operations when he retired in September of 2017. Mr. Lurie helped usher in the smartphone era by leading negotiations for AT&T with Apple for the first iPhone and then for the first iPad. He built three groundbreaking businesses at AT&T: IoT (Internet of Things) business – bringing wireless connectivity to tablets, cars, connected cities and consumer electronics; Digital Life – AT&T’s home automation and security business; and the launch of Aio Wireless – now Cricket Wireless, the company’s industry-leading prepaid flanker brand. At AT&T, Mr. Lurie served in a variety of leadership roles, including as President and Chief Executive Officer of Mobility and Consumer Operations from 2016 to 2017, President and Chief Executive Officer of AT&T Mobility from 2014 to 2016, President of Emerging Enterprises and Partnerships Organization from 2011 to 2014 and President of Emerging Devices Organization (now IoT Organization) from 2008 to 2011.

Specific Qualifications, Attributes, Skills and Experience:

•	Chief Executive Officer experience

•	Technology, operations, strategy, and business development experience

•	Public company board experience

EDUARDO G. MESTRE

Board Committees: Executive

Mr. Mestre, age 69, has been a director since July 2008. Mr. Mestre has been Senior Managing Director and Chairman of Global Advisory at Evercore Partners Inc., an independent investment banking advisory firm, since March 2017. Mr. Mestre joined Evercore Partners in 2004 as Vice Chairman, and became Senior Managing Director and Chairman of Global Advisory in February 2012. From April 2014 until March 2017, he was Senior Advisor of Global Advisory of Evercore Partners. Prior to joining Evercore, Mr. Mestre served as Chairman of Investment Banking at Citigroup, among numerous leadership positions he held during a 27-year career there. Mr. Mestre previously served on the board of Comcast Corporation, a company that files reports pursuant to the Exchange Act.

Specific Qualifications, Attributes, Skills and Experience:

•	Financial expertise

•	Extensive advisory experience

•	Diverse personal background

JAGDEEP PAHWA

Mr. Pahwa, age 44, has been the President of SRS Investment Management, LLC since 2017 and has led SRS’s private equity business since 2006. Previously, Mr. Pahwa worked at McKinsey & Company in the U.S. and India, where he led client engagements in the telecom, technology and real estate sectors. Prior thereto, Mr. Pahwa worked in the Mergers & Acquisitions group of Lehman Brothers in New York.

Specific Qualifications, Attributes, Skills and Experience:

•	Financial expertise

•	Advisory experience

•	Broad international experience

•	Diverse personal background

F. ROBERT SALERNO

Board Committees: Audit, Executive

Mr. Salerno, age 66, has been a director since August 2006. Mr. Salerno was previously Vice Chairman of the Company from June 2010 through December 2011, and President and Chief Operating Officer of the Company from August 2006 to June 2010. For nearly 30 years, Mr. Salerno held numerous leadership positions with the Company, including as chief executive of Cendant’s vehicle rental business and as President and Chief Operating Officer of Avis from 1996 to November 2002. Mr. Salerno previously served on the board of Norwegian Cruise Line Holdings, Ltd., which files reports pursuant to the Exchange Act.

Specific Qualifications, Attributes, Skills and Experience:

•	Chief Operating Officer experience

•	Extensive Company and industry experience

•	Significant operating experience

FRANCIS J. SHAMMO

Mr. Shammo, age 57, was the Executive Vice President and Chief Financial Officer of Verizon Communications, Inc. from November 2010 until November 2016, and retired from Verizon at the end of 2016. After joining Bell Atlantic Corporation in 1989, which merged with GTE Corporation in 2000 to form Verizon, he held positions of increasing responsibility in finance, mergers and acquisitions, logistics, facilities, regional operations, and planning. His prior positions include President and Chief Executive Officer of Verizon Telecom and Business, Senior Vice President and Chief Financial Officer of Verizon Business, President—West Area of Verizon Wireless, and Vice President and Controller of Verizon Wireless. Since 2015, Mr. Shammo has been a director of Unum Group, which files reports pursuant to the Exchange Act.

Specific Qualifications, Attributes, Skills and Experience:

•	Chief Executive Officer and Chief Financial Officer experience

•	Extensive operating experience

•	Executive management experience and financial expertise

•	Broad international experience

•	Public company board experience

CARL SPARKS

Mr. Sparks, age 50, was the Chief Executive Officer and a director of Academic Partnerships, an online service provider for higher education, from 2016 to 2017. From 2011 to 2014, Mr. Sparks was the Chief Executive Officer of Travelocity Global. Mr. Sparks was also employed by Gilt Groupe, serving as its Chief Marketing Officer in 2009 and its President from 2010 to 2011. Prior to joining Gilt Groupe, Mr. Sparks served in a variety of leadership roles at Expedia Inc. from 2004 to 2009, including as Senior Vice President, Marketing and Retail Operations at Hotels.com from 2004 to 2006, Chief Marketing Officer at Expedia.com from 2006 to 2007, and General Manager at Hotels.com USA, Latin America & Canada from 2008 to 2009. Earlier, Mr. Sparks served as Vice President of Direct Business and Brand at Capital One Financial Corp., and also served in senior marketing and strategy roles at Guinness & Co., PepsiCo Inc., and The Boston Consulting Group. Mr. Sparks has been a director of Dunkin’ Brands Group, Inc. since 2013, and was a director of Vonage Holdings Corp. from 2011 to 2018, both of which file reports pursuant to the Exchange Act. Mr. Sparks is also currently serving as a director of ActionIQ, Inc., an enterprise software company.

Specific Qualifications, Attributes, Skills and Experience:

•	Chief Executive Officer and Chief Marketing Officer experience

•	Technology, operations, strategy, marketing and business development experience

•	Public company board experience

SANOKE VISWANATHAN

Board Committees: None

Mr. Viswanathan, age 42, has been a director since March 2016. Mr. Viswanathan has been the Chief Administrative Officer of JPMorgan Chase & Co.’s Corporate & Investment Bank, overseeing technology, operations and controls since 2014. Previously, Mr. Viswanathan was head of strategy, marketing and new business development for the Corporate & Investment Bank from 2012 to 2013 and head of corporate strategy for JPMorgan Chase from 2010 to 2012. Prior to joining JPMorgan Chase, Mr. Viswanathan was a partner at McKinsey & Co. and co-head of its global corporate and investment banking practice, serving financial institutions in Asia, Europe and North America on strategy, organization and risk management topics. Mr. Viswanathan has been on the Board of Sadler’s Wells Theatre in London since 2014. Mr. Viswanathan was initially appointed to the Board pursuant to the terms of a cooperation agreement between the Company and SRS Investment Management, LLC and certain of its affiliates.

Specific Qualifications, Attributes, Skills and Experience:

•	Technology, operations, strategy, marketing and business development experience

•	Risk management and controls expertise

•	Advisory experience

•	International experience

•	Diverse personal background

Director Nomination Process

For additional information regarding the director nomination process, please see the section titled “Director Nomination Procedures” on page 30 of this Proxy Statement.

If you have any questions or require assistance with voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders may call toll-free at (877) 687-1866

Banks and brokers may call collect at (212) 750-5833

THE BOARD OF DIRECTORS RECOMMENDS A VOTE ON THE WHITE PROXY CARD “FOR ALL” OF THE NOMINEES RECOMMENDED BY OUR BOARD

Corporate Governance

Functions and Meetings of the Board of Directors

The Company’s corporate governance guidelines, director independence criteria, committee charters, codes of conduct and other documents setting forth the Company’s corporate governance practices can be accessed in the “Investor Relations-Corporate Governance” section of the Company’s website at www.avisbudgetgroup.com.

Director Independence

To determine director independence, our Board of Directors reviews commercial and charitable relationships of each director to evaluate such director’s independence in accordance with the listing standards of the NASDAQ Stock Market LLC (“NASDAQ”) and pursuant to our own director independence criteria, which can be accessed on our website at www.avisbudgetgroup.com. In conducting its review, the Board of Directors considers a number of factors, including the director’s and his or her family members’ relationships with the Company and its subsidiaries, affiliates, executive officers and auditors and his or her relationships with foundations, universities and other non-profit organizations to which the Company has made a certain level of contributions during the past three years. After evaluating the factors described above, the Board of Directors has affirmatively determined that ten of our current directors are independent in accordance with NASDAQ corporate governance listing standards and our own director independence criteria. The independent directors currently serving on our Board are Brian J. Choi, Mary C. Choksi, Leonard S. Coleman, Jeffrey H. Fox, John D. Hardy, Jr., Lynn Krominga, Eduardo G. Mestre, F. Robert Salerno, Stender E. Sweeney and Sanoke Viswanathan. In determining that Mr. Viswanathan is independent, the Board of Directors considered that he is employed by JPMorgan Chase & Co. (“JPM”) and that JPM and its affiliates provide various financial services to the Company and its subsidiaries for which they have received customary fees. However, the Board did not believe that the Company’s relationship with JPM impacted the independence of Mr. Viswanathan for the following reasons:

•

JPM is a large multi-national financial institution; and the Company has had a relationship with JPM for many years prior to Mr. Viswanathan’s appointment to the Board as well as Mr. Viswanathan’s employment with JPM;

•

Mr. Viswanathan has no involvement (either in his capacity as a director of the Company or as an employee of JPM) in the selection of JPM to provide the services described above or the terms or pricing of any such services, and is not directly involved in the provision of services to the Company; and

•

the Company utilizes a variety of financial institutions to provide commercial banking, investment banking and other financial advisory services and JPM was not involved in the process of Mr. Viswanathan’s being selected to serve on the Board.

Independent Nominees

Mary C. Choksi	Eduardo G. Mestre
Leonard S. Coleman	Jagdeep Pahwa
Jeffrey H. Fox	F. Robert Salerno
Lynn Krominga	Francis J. Shammo
Glenn Lurie	Carl Sparks
Sanoke Viswanathan

We also maintain a Corporate Governance Committee, a Compensation Committee and an Audit Committee, and all of the directors serving on these committees are independent based upon NASDAQ corporate governance listing standards and our own director independence criteria.

Board Leadership Structure

Our current Board leadership structure consists of:

•	Executive Chairman of the Board: Ronald L. Nelson;

•	Chief Executive Officer: Larry D. De Shon;

•	Presiding Director (our independent lead director): Leonard S. Coleman; and

•	Fully independent Compensation, Corporate Governance and Audit Committees.

The Board of Directors, which is comprised of individuals who have extensive experience with board processes, has determined that the current leadership structure, as described above, best serves the Company and its shareholders.

The Board split the roles of Chief Executive Officer and Chairman when Mr. Nelson stepped down from the role of Chief Executive Officer at the end of 2015. However, the Board does not currently have a requirement that the roles of Chief Executive Officer and Chairman of the Board be separated, because the Board believes it is in the best interests of our Company to make this determination based on the position and direction of our Company and the constitution of the Board and management team from time to time.

The Board believes that the 2015 implementation of a carefully considered succession plan demonstrates that the Board takes seriously its responsibility to determine who should serve as Chairman at any point in time in light of the specific circumstances facing our Company. In September 2015, after careful consideration, the Board determined that having Mr. Nelson serve as Chairman was in the best interests of the Company and its shareholders and that Mr. Nelson’s knowledge of our Company’s operations and strategy provided a valuable resource to both the Board and Mr. De Shon, which has helped facilitate a smooth transition of the Chief Executive Officer role. Mr. Nelson has announced that he does not intend to stand for reelection at the Meeting, and is not a nominee for reelection at the Meeting.

The independent members of the Board have designated Mr. Coleman to serve in the position of Presiding Director. The position of Presiding Director was established by the Board to designate an independent lead director whose primary responsibilities include:

•	presiding at all meetings of the Board at which the Chairman of the Board is not present, including periodic executive sessions of the independent members of the Board of Directors;

•	serving as liaison between the Chairman of the Board and the independent directors;

•	advising the Chairman of the Board with respect to information, meeting schedules and agendas sent to the Board;

•

providing advice with respect to the selection of committee chairs and performing other duties that the Board of Directors may from time to time delegate to assist it in the fulfillment of its responsibilities, including the authority to call meetings of the independent directors of the Board;

•	serving as the principal liaison for shareholder communications directed specifically to the Board;

•	leading the Board’s annual self-evaluation;

•	leading the Board’s involvement in succession planning; and

•	assisting in assuring compliance with, and implementation of, the Corporate Governance Guidelines.

Such delegation of well-defined responsibilities to a lead independent director helps ensure that an appropriate independent leadership structure is in place.

Mr. Coleman brings a history of leadership experience as a lead independent director. As our Presiding Director, Mr.  Coleman provides the Board with independent leadership and facilitates the independence of the Board from management.

Risk Management and Risk Assessment

Management is responsible for assessing risk and for day-to-day risk management activities. The Board executes its oversight responsibility for risk assessment and risk management, acting directly and through its Committees, as follows:

Board/Committee	Responsibility/Role
Audit Committee	• Assists in the Board’s oversight of the Company’s:

▶  major financial risk exposures and the steps management has undertaken to control such risks;

▶  risks associated with information technology and cybersecurity; and

▶  compliance with legal and regulatory requirements.

Compensation Committee	• Oversees risks associated with our compensation policies and practices with respect to executive compensation.
Corporate Governance Committee	• Oversees risks associated with corporate governance.
Full Board

•   Receives reports from the Committees at every regular Board meeting.

•   Considers specific risk topics.

•   Receives regular reports from members of senior management that include discussion of the risks and exposures involved in their respective areas of responsibility. Such reports are provided in connection with and discussed at Board meetings.

In 2018, consistent with past practice, management reviewed the Company’s compensation policies and practices for employees generally as they relate to risk management. As part of this process, management reviewed the Company’s incentive compensation programs applicable to all employees with the chairmen of the Audit and Compensation Committees and the compensation consultant engaged by the Compensation Committee to determine whether such programs create incentives that might motivate inappropriate or excessive risk-taking. In the course of such review, mitigating features of the Company’s incentive compensation programs were considered, including: (1) the Company’s recoupment policies; (2) that virtually all of the Company’s annual incentive programs allow for “downward discretion,” which permits the Company to reduce incentive compensation payouts; and (3) that executive officers are subject to share ownership and retention guidelines. As a result of this process, there were no recommended changes to the Company’s incentive compensation programs.

Communicating with the Board of Directors

Shareholders and other interested parties may send communications directly to the Board of Directors by writing to the Board of Directors, c/o the Corporate Secretary, Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, N.J. 07054.

In addition, all parties interested in communicating directly with the Presiding Director or with any other independent director may do so by writing to Avis Budget Group, Inc. at the same address, Attention: Presiding Director, c/o the Corporate Secretary or via e-mail at presiding.director@avisbudget.com. The Presiding Director is responsible for reviewing and distributing all interested parties’

communications received to the intended recipients and/or to the full Board of Directors, as appropriate.

Codes of Conduct

The Board of Directors has adopted a code of conduct that applies to all officers and employees, including the Company’s principal executive officer, principal financial officer and principal accounting officer. The Board of Directors has also adopted a code of business conduct and ethics for directors. Both codes of conduct are available in the “Investor Relations-Corporate Governance” section of the Company’s website at www.avisbudgetgroup.com. The purpose of these codes of conduct is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and to promote compliance with all applicable rules and regulations that apply to the Company and its officers and directors.

Board of Directors Meetings

The Board of Directors held six meetings during 2017. In 2017, all incumbent director nominees attended 100% of the meetings of the Board of Directors and committees of the Board of Directors on which they served during such director’s period of service. We expect all directors to attend each regularly scheduled Board of Directors meeting. All directors are welcome to attend the Company’s annual meeting of shareholders, and our goal is for a representative of each of the Audit Committee, Compensation Committee and Corporate Governance Committee to be present at each annual meeting. The 2017 annual meeting of shareholders was attended by five directors, including a representative of each of the Audit, Compensation and Corporate Governance Committees.

Committees of the Board of Directors

The standing committees of the Board include: the Audit Committee, the Compensation Committee, the Corporate Governance Committee and the Executive Committee.

Name	Audit	Compensation	Corporate Governance	Executive
Brian J. Choi		✔
Mary C. Choksi	✔		✔
Leonard S. Coleman		✔	Chair
Larry D. De Shon				✔
Jeffrey H. Fox		✔
John D. Hardy, Jr.		Chair
Lynn Krominga	✔	✔
Eduardo G. Mestre				✔
Ronald L. Nelson				Chair
F. Robert Salerno	✔			✔
Stender E. Sweeney	Chair		✔
Sanoke Viswanathan
Committee Meetings Held in 2017	8	7	4	0*

*	The Executive Committee acted solely by unanimous consent in 2017.

The charters of each of the Audit, Compensation and Corporate Governance Committees, respectively, can be found in the “Investor Relations-Corporate Governance” section of the Company’s website at www.avisbudgetgroup.com.

Audit Committee

The Audit Committee assists in the Board’s oversight of:

•	the integrity of the Company’s consolidated financial statements;

•	the Company’s independent auditors’ qualifications and independence;

•	the performance of the Company’s independent auditors and the Company’s internal audit function;

•	the Company’s compliance with legal and regulatory requirements;

•	the Company’s systems of disclosure controls and procedures, and internal controls over financial reporting; and

•	the Company’s major financial risk exposures and the steps management has undertaken to control such risks.

The Board of Directors has determined that all members of the Audit Committee are independent directors under the Company’s Director Independence Criteria and within the meaning of applicable NASDAQ rules, and that each member of the Audit Committee has the ability to read and understand fundamental financial statements. The Board of Directors has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as defined by the rules of the SEC, thereby satisfying NASDAQ’s “financial sophistication” requirement.

Compensation Committee

The primary responsibilities of the Compensation Committee include to:

•	review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer and determine and approve the Chief Executive Officer’s compensation;

•	review and approve individual elements of total compensation for our other executive officers;

•	review and approve our annual and long-term incentive compensation programs and plans;

•	review and approve all stock option and other equity awards;

•	assess the results of the Company’s most recent advisory vote on executive compensation; and

•	evaluate whether compensation arrangements for executive officers incentivize unnecessary risk-taking.

We refer you to “Executive Compensation” below for additional information regarding the Compensation Committee’s processes and procedures.

The Board of Directors has determined that each member of the Compensation Committee is an independent director in accordance with NASDAQ listing standards and the Company’s Director Independence Criteria, an outside director for purposes of Section 162(m) of the Internal Revenue Code (the “Code”), and a non-employee director for purposes of Section 16 of the Exchange Act.

Corporate Governance Committee

General

The responsibilities of the Corporate Governance Committee include identifying and recommending to the Board of Directors appropriate director nominee candidates and providing oversight with respect to corporate governance matters. The Board of Directors has determined that each of the current members of the Corporate Governance Committee qualifies as an independent director under applicable NASDAQ rules and the Company’s Director Independence Criteria.

Director Nomination Procedures

The Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of members of the Board of Directors. Nominees for director positions are selected on the basis of their depth and breadth of experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment, and willingness to devote adequate time to the duties associated with being a member of the Board of Directors.

The Corporate Governance Committee will consider written proposals from shareholders for candidates to be nominees for director positions. In considering candidates submitted by shareholders, the Corporate Governance Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate. Any such proposal should be submitted to the Corporate Governance Committee, c/o the Corporate Secretary of the Company, at Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, N.J. 07054, and should include the following: (a) the name of the shareholder and evidence of such shareholder’s beneficial ownership of the shares of Common Stock, including the number of shares of Common Stock beneficially owned and the length of time of such beneficial ownership; and (b) the name of the candidate, such candidate’s resume or a listing of his or her qualifications to be a director of the Company and such candidate’s consent to be named as a director, if selected by the Corporate Governance Committee, nominated by the Board of Directors and elected. The written proposal should be submitted in the time frame and consistent with the requirements described in the by-laws of the Company and under the caption “Shareholder Proposals for 2019 Annual Meeting” below.

The Corporate Governance Committee’s process for identifying and evaluating candidates to be nominees to the Board of Directors is typically initiated by identifying a candidate who meets the criteria for selection as a nominee and has the specific qualities or skills being sought based on input from members of the Board of Directors and, if the Corporate Governance Committee deems appropriate, a third-party search firm which would help the Board to identify candidates. These candidates are evaluated by the Corporate Governance Committee by reviewing such candidates’ biographical information and qualifications and checking the candidates’ references. Certain qualified candidates are interviewed by at least one member of the Corporate Governance Committee. Using the input from this interview and other information, the Corporate Governance Committee evaluates whether the candidate is qualified to serve as a director and whether the Corporate Governance Committee should recommend to the Board of Directors that the Board nominate the candidate or elect the candidate to fill a vacancy on the Board of Directors. Candidates recommended by the Corporate Governance Committee are presented to the Board of Directors for selection as nominees to be presented for the approval of the shareholders or for election to fill a vacancy.

In general, the Corporate Governance Committee expects that a similar evaluation process would be used to evaluate candidates to be nominees for director positions recommended by shareholders.

In January 2018, the Company announced that, consistent with the Board’s commitment to maintaining a highly qualified, independent Board, a leading search firm was recently retained to assist in its ongoing process of identifying new director candidates with specific skill sets to replace directors who may retire in the near future. In March 2018, the Corporate Governance Committee recommended that four new directors be added to the Board: Messrs. Glenn Lurie, Jagdeep Pahwa, Francis J. Shammo and Carl Sparks.

Diversity

While the Board has not adopted a formal policy with respect to diversity, the Corporate Governance Committee believes it is important that nominees for the Board represent diverse viewpoints and backgrounds. The Corporate Governance Committee is committed to advancing Board diversity, defined to include differences of viewpoint, professional experience, education, skill, race, gender and national origin, and as specified in its charter, considers diversity in the mix of qualifications, experience, attributes or skills included in its process of identifying and evaluating candidates to be nominees to the Board. The Company believes that its nominees further its commitment to enhancing gender diversity at the Board level.

Executive Committee

The Executive Committee has and may exercise all of the powers of the Board of Directors when the Board of Directors is not in session, including the power to authorize the issuance of stock, except that the Executive Committee has no power to (a) alter, amend or repeal the by-laws or any resolution or resolutions of the Board of Directors, (b) declare any dividend or make any other distribution to the shareholders of the Company, (c) appoint any member of the Executive Committee, or (d) take any other action which legally may be taken only by the full Board of Directors.

Succession Planning

The Board of Directors is responsible for the development, implementation and periodic review of a succession plan for our Chief Executive Officer and each senior executive, all of whom have been designated as members of our Senior Leadership Team (“SLT”).

In September 2015, the Company announced the implementation of a succession plan (the “2015 Succession Plan”) and announced the Board’s selection of Mr. De Shon, the Company’s then-President International, to become the Company’s next Chief Executive officer, effective January 1, 2016.

In developing the 2015 Succession Plan, the Board of Directors established a list of critical attributes and implemented a formal assessment process employing an external advisor to assess and develop successor candidates. The Board of Directors also oversaw the development of internal candidates, talent development plans, and engaged in mentoring to strengthen the skills and qualifications of such candidates.

Our Board of Directors believes that effective succession planning and talent management and development play a critical role in safeguarding business capabilities, developing strong leadership quality and executive bench strength, and optimizing overall business development, operating performance, profitability and shareholder value.

The Board of Directors views succession planning as a continual process and intends to continue to engage in succession planning consistent with the process described above. In order to ensure that qualified candidates are available for the position of Chief Executive Officer and also for each senior executive position held by a SLT member, the Board of Directors oversees the development of internal candidates, maintains talent development plans to strengthen the skills and qualifications of such candidates and would be responsible, if necessary, for the identification of suitable external successor candidates.

The Board of Directors has also developed an “emergency” succession plan in the event of an unexpected disability or inability of our Chief Executive Officer or other senior executive to perform his or her duties.

Related Person Transactions

There are no related person transactions that require reporting under SEC rules. The Company has adopted written procedures for the review, approval or ratification of transactions with related persons that apply to any transaction, arrangement or relationship in which:

•	the Company (including any of its subsidiaries) was, is or will be a participant; and

•	any related person (i.e., a director, executive officer, director nominee, or any greater than 5% beneficial owner, or any immediate family member of the foregoing, or any entity in which any of the foregoing persons is employed, or is a partner, principal or in a similar position, or has any greater than 5% beneficial interest) had, has or will have a direct or indirect interest.

Under the Company’s related persons policy, transactions with related persons are reviewed in advance by the General Counsel and Chief Compliance Officer and the Corporate Secretary of the Company, or in certain circumstances, as soon as possible thereafter. If it is determined by such officers that the transaction is a related person transaction and the amount involved exceeds $120,000:

•	The transaction will be submitted for review to the Audit Committee, or, under certain circumstances, to the Chairman of the Audit Committee.

•	The Audit Committee or its Chairman will then consider all relevant facts and circumstances available.

•	The Audit Committee or its Chairman will approve only those transactions, determined in good faith to be in, or not inconsistent with, the best interests of the Company and its shareholders.

The Audit Committee reviews on an annual basis contributions by the Company in excess of $1,000, in the aggregate (other than contributions made pursuant to the Company’s matching contribution program for employees and directors), to a charitable organization at which a related person is actively involved with fund-raising or serves as a director, trustee or in a similar capacity.

Shareholder Engagement

We regularly conduct engagement and outreach efforts in order to communicate with existing and prospective shareholders, lenders, research analysts, rating agencies, governance firms and others. In 2017, our key engagement activities included numerous group and one-on-one investor meetings, conference calls accessible to all shareholders following each of our quarterly earnings releases, presentations at various investor conferences, and our 2017 Annual Meeting of Shareholders. Numerous members of management, in addition to our Chief Executive Officer and Chief Financial Officer, participated in these activities, each of which contained opportunities for shareholders and other constituents to provide feedback to management.

From time to time, certain of our independent Board members attend investor meetings, in addition to attending the Annual Meeting of Shareholders. For example, in 2016 and in prior years, certain of our independent Board members attended our investor day, which is typically held bi-annually, as well as one-on-one investor meetings.

Our investor relations department is the key point of contact for shareholder interaction with the Company. Shareholders and other interested parties may access investor information about our Company through our website at www.avisbudgetgroup.com. The investor relations department coordinates institutional investor meetings with management, appearances at investor conferences and our quarterly earnings calls. We consider shareholder requests to meet with members of our Board of Directors on a case-by-case basis.

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding beneficial ownership of shares of Common Stock as of March 14, 2018, by (i) each person who is known by us to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each of the Company’s directors and each of its named executive officers (“NEOs”), and (iii) all of the Company’s directors, nominees and current executive officers, as a group.

Name of Beneficial Owner	Total Amount of Shares Beneficially Owned(1)	Percent of Common Stock Owned(2)	Of the Total Number of Shares Beneficially Owned, Shares which May be Acquired within 60 Days(3)

Principal Shareholders:**
SRS Investment Management, LLC (4) 1 Bryant Park, 39th Floor New York, NY 10036	12,005,554	14.8%	—

FMR, LLC(5) 245 Summer Street Boston, MA 02210	8,810,620	10.9%	—

BlackRock, Inc.(6) 55 East 52nd Street New York, NY 10055	8,072,653	10.0%	—

Glenview Capital Management, LLC(7) 767 Fifth Avenue, 44th Floor New York, NY 10153	7,598,004	9.4%	—

Jefferies Financial Products, LLC(8)	7,155,783	8.8%	—
520 Madison Avenue
New York, NY 10022

Vanguard Group, Inc.(9) 100 Vanguard Blvd. Malvern, PA 19355	6,280,266	7.7%	—

PAR Investment Partners, L.P.(10) 200 Clarendon Street, Fl 48 Boston, MA 02116	6,181,608	7.6%

The Bank of New York Mellon Corporation(11) 225 Liberty Street New York, New York 10286	4,384,829	5.4%	—

Directors, Nominees and Named Executive Officers: (12)(13)
Ronald L. Nelson	499,775	*	160,000
Brian J. Choi	-	*	-
Mary C. Choksi	40,208	*	31,108
Leonard S. Coleman	62,131	*	23,986
Larry D. De Shon	244,295	*	-
Jeffrey H. Fox	22,549	*	12,549
John D. Hardy, Jr.	19,826	*	19,185
Lynn Krominga	25,629	*	15,967
Glenn Lurie	-	*	-

Eduardo G. Mestre	64,160		*	43,710
Jagdeep Pahwa	-		*	-
F. Robert Salerno	39,928		*	20,211
Francis J. Shammo	-		*	-
Carl Sparks	-		*	-
Stender E. Sweeney	36,910		*	34,032
Sanoke Viswanathan	6,126		*	6,126
Joseph A. Ferraro	59,575		*	-
Mark J. Servodidio	82,225		*	-
Martyn Smith	725		*	-
All Directors and Executive Officers as a group (22 persons)	1,311,001	(14)	1.6%	366,874	(15)

*	Amount represents less than 1% of outstanding Common Stock.

**	Information is based upon the assumption that there was no change in the beneficial ownership of such shares of Common Stock from the publicly filed information through March 14, 2018.

(1)

Shares beneficially owned include (i) direct and indirect ownership of shares, (ii) vested stock option awards, (iii) restricted stock units, and (iv) director deferred stock units that may be settled or exercised within 60 days of March 14, 2018.

(2)	Based on 81,075,682 shares of Common Stock outstanding on March 14, 2018.

(3)	Includes (i) vested stock option awards and (ii) director deferred stock units that may be settled or exercised within 60 days of March 14, 2018.

(4)

Reflects beneficial ownership of 12,005,554 shares of Common Stock by SRS Investment Management, LLC (“SRS”), Karthik R. Sarma and Sanoke Viswanathan (the “Reporting Persons”), as derived solely from information reported on Schedule 13D/A under the Exchange Act, as filed with the SEC on February 15, 2018. Such Schedule 13D/A indicates that SRS and Mr. Sarma share voting and dispositive power over 12,000,000 shares of Common Stock and Mr. Viswanathan has sole voting and dispositive power over 5,554 shares of Common Stock. Such Schedule 13D/A also indicates that the Reporting Persons have economic exposure to, and may be deemed to beneficially own, an additional 13,000,000 notional shares of Common Stock pursuant to cash-settled equity swaps and certain options. Such notional shares represent approximately 16% of the shares of Common Stock outstanding on March 14, 2018. The Schedule 13D/A indicates that the Reporting Persons do not have voting power or dispositive power with respect to the shares referenced in such swaps, and disclaim beneficial ownership of the shares underlying such swaps.

(5)

Reflects beneficial ownership of 8,810,620 shares of Common Stock by FMR LLC as derived solely from information reported in a Schedule 13G under the Exchange Act, filed with the SEC on March 12, 2018. Such Schedule 13G indicates that FMR LLC has sole voting power over 711,198 shares, and sole dispositive power over 8,810,620 shares of Common Stock.

(6)

Reflects beneficial ownership of 8,072,653 shares of Common Stock by BlackRock, Inc. (“BlackRock”), as derived solely from information in a Schedule 13G under the Exchange Act, filed with the SEC on January 23, 2018. Such Schedule 13G indicates that BlackRock has sole voting power over 7,891,331 shares of Common Stock and sole dispositive power over 8,072,653 shares of Common Stock.

(7)

Reflects beneficial ownership of 7,598,004 shares of Common Stock by Glenview Capital Management, LLC and Larry Robbins as derived solely from information reported in a Schedule 13G under the Exchange Act, filed with the SEC on February 14, 2018. Such Schedule 13G indicates that Glenview Capital Management, LLC and Mr. Robbins share voting and dispositive power over the shares of Common Stock.

(8)

Reflects beneficial ownership of 7,155,783 shares of Common Stock by Jefferies Financial Products, LLC, Jefferies Group LLC and Leucadia National Corporation (the “Jefferies Group”) as derived solely from information reported in a Schedule 13G under the Exchange Act, filed with the SEC on February 14, 2018. Such Schedule 13G indicates that the Jefferies Group has shared voting and dispositive power over the shares of Common Stock.

(9)

Reflects beneficial ownership of 6,280,266 shares of Common Stock by The Vanguard Group, Inc., as derived solely from information reported in a Schedule 13G under the Exchange Act, filed with the SEC on February 12, 2018. Such Schedule 13G indicates that The Vanguard Group, Inc. has sole voting power over 140,278 shares, shared voting power over 10,769 shares, sole dispositive power over 6,134,844 shares, and shared dispositive power over 145,422 shares of Common Stock.

(10)

Reflects beneficial ownership of 6,181,608 shares of Common Stock by PAR Investment Partners, LP, PAR Group, L.P. and PAR Capital Management, Inc. (“PAR”), as derived solely from information reported in a Schedule 13G under the Exchange Act, filed with the SEC on February 14, 2018. Such Schedule 13G indicates that PAR has sole voting power and dispositive power over the shares of Common Stock.

(11)

Reflects beneficial ownership of 4,384,829 shares of Common Stock by The Bank of New York Mellon Corporation and certain of its direct or indirect subsidiaries (together, “BNY”), as derived solely from information reported in a Schedule 13G under the Exchange Act, filed with the SEC on February 7, 2018. Such Schedule 13G indicates that BNY has sole voting power over 3,971,116 shares of Common Stock, shared voting power over 13,628 shares of Common Stock, sole dispositive power over 4,218,615 shares of Common Stock, and shared dispositive power over 166,154 shares of Common Stock.

(12)	Includes shares of Common Stock underlying 160,000 fully vested but unexercised options held by Mr. Nelson.

(13)

For each non-employee director, (1) includes deferred stock units held under the Non-Employee Directors Deferred Compensation Plan, which, pursuant to the terms of the Plan, will be distributed in the form of Common Stock on a one-to-one basis as soon as reasonably practicable following such director’s retirement or termination of service from the Board for any reason (“Director Shares”), and (2) excludes deferred stock units held under the plan, which pursuant to the terms of the Plan will be distributed seven months following such director’s retirement or termination of service from the Board for any reason (“Director Deferred Shares”), as follows:

Director	Director Shares	Director Deferred Shares	Director	Director Shares	Director Deferred Shares
Mr. Choi	—	—	Ms. Krominga	15,967	37,939
Ms. Choksi	31,108	35,584	Mr. Mestre	43,710	32,979
Mr. Coleman	23,986	45,301	Mr. Salerno	20,211	—
Mr. Fox	12,549	—	Mr. Sweeney	34,032	32,679
Mr. Hardy	19,185	34,889	Mr. Viswanathan	6,126	—

(14)	Excludes 219,371 Director Deferred Shares.

(15)	Represents 206,874 Director Shares and 160,000 shares of Common Stock underlying fully vested but unexercised options with a strike price of $11.53.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. As a practical matter, the Company typically assists its directors and executive officers by monitoring transactions and completing and filing Section 16 reports on their behalf. The Company believes that all filings required to be made under Section 16(a) of the Exchange Act during 2017 were timely made.

Executive Officers

The present executive officers of the Company are set forth in the table below. All executive officers are appointed at the annual meeting or interim meetings of the Board of Directors. Each executive officer is appointed by the Board of Directors to hold office at the discretion of the Board of Directors and may be removed at any time by the Board of Directors with or without cause.

Name	Offices or Positions To be Held
Larry D. De Shon	Chief Executive Officer, President and Chief Operating Officer
Ronald L. Nelson	Executive Chairman of the Board
Martyn Smith	Interim Chief Financial Officer
Joseph A. Ferraro	President, Americas
Edward P. Linnen	Executive Vice President, Chief Human Resources Officer
Mark J. Servodidio	President, International
Michael K. Tucker	Executive Vice President, General Counsel and Chief Compliance Officer
David T. Calabria	Senior Vice President and Chief Accounting Officer

Biographical information for our Executive Chairman and our Chief Executive Officer is set forth above under “Board of Directors-Biographical Information for Nominees.” Biographical information for all other present executive officers is set forth below.

Name	Biographical Information
Martyn Smith

Mr. Smith, age 63, has been interim Chief Financial Officer since June 2017. Mr. Smith has been with the Company since the Avis Europe acquisition and previously held the role of Chief Financial Officer of Avis Budget EMEA Ltd., the Company’s principal international subsidiary, until March 2015. From April 2015 through September 2016, Mr. Smith led the Company’s human resources organization for the Company’s International region and in October 2016, became a special advisor to the Company. Mr. Smith joined Avis Europe in 2002 as Group Finance Director and a member of the Board of Directors.

Joseph A. Ferraro

Mr. Ferraro, age 61, has been President, Americas since January 2015. Previously, Mr. Ferraro held the title of Senior Vice President, North America Operations from October 2011 to December 2014. Mr. Ferraro joined the Company in 1979, and served in various positions of increasing responsibility in the Company’s North American operations.

Edward P. Linnen

Mr. Linnen, age 48, has been Executive Vice President, Chief Human Resources Officer since January 2015. Previously, Mr. Linnen held the title of Senior Vice President, Chief Human Resources Officer from February 2013 until January 2015, and Senior Vice President, Human Resources for North America from October 2011 to February 2013. Mr. Linnen joined the Company in 2001, and served in several positions in the Company’s human resources function, including as Vice President, Labor Relations & International Human Resources, Vice President, Domestic Human Resources, and Field Human Resources Director. Prior to joining the Company, Mr. Linnen served in various positions within human resources at Kraft Foods Inc. and Nabisco, Inc.

Mark J. Servodidio

Mr. Servodidio, age 52, has been President, International since October 2015. Previously, Mr. Servodidio held several positions with the Company, including Managing Director, Europe, Executive Vice President for Franchise and Corporate Services, Europe, Middle East and Africa, Executive Vice President and Chief Administrative Officer, Executive Vice President, Chief Human Resource Officer, and Executive Vice President, Human Resources. Mr. Servodidio joined Avis in April 2001 as Senior Vice President, Human Resources. Prior to joining Avis, Mr. Servodidio was with Kraft Foods, Inc. (formerly Nabisco). Prior thereto, he served in various leadership roles at PepsiCo, Inc.

Michael K. Tucker

Mr. Tucker, age 53, has been Executive Vice President, General Counsel and Chief Compliance Officer since April 2010. Prior to joining the Company, Mr. Tucker was in private practice, serving as managing partner at the law firm of Tucker Associates and Of Counsel at the law firm of Lowe & Savage from 2007. Prior thereto, Mr. Tucker was Division General Counsel with Tyco International Ltd. from 2005. Prior to joining Tyco, Mr. Tucker served in senior legal positions with General Electric Company, including division senior counsel of GE Transportation and senior vice president and general counsel of GE Capital International Services. Prior to joining General Electric, Mr. Tucker was associated with the law firms of Ballard Spahr Andrews & Ingersoll, Bingham Dana LLP, and Csaplar & Bok.

David T. Calabria

Mr. Calabria, age 43, has been Senior Vice President and Chief Accounting Officer since September 2015. Previously, Mr. Calabria held the title of Vice President and Chief Accounting Officer of the Company from May 2014 until September 2015. Mr. Calabria joined the Company in 2004 and held roles of increasing responsibility within the Company’s Treasury function, including as Vice President and Assistant Treasurer. Prior to joining the Company, Mr. Calabria was a Vice President in ABS Conduit Administration at JPMorgan Chase Bank and was an accountant with PricewaterhouseCoopers.

Executive Compensation

Compensation Discussion and Analysis

We refer you to our Annual Report on Form 10-K for the year ended December 31, 2017 (our “2017 Form 10-K”) for additional information regarding our financial results discussed below. In this Proxy Statement, we refer to Adjusted EBITDA, which we define as income from continuing operations before non-vehicle related depreciation and amortization, any impairment charges, restructuring and other related charges, early extinguishment of debt costs, non-vehicle related interest, transaction-related costs, net charges for unprecedented personal-injury legal matters and income taxes. This non-GAAP measure is a performance metric in our incentive programs and a reconciliation is provided under “Analysis of 2017 Pay Decisions.” When we refer to “the Committee” in this “Executive Compensation” section, we are referring to the Compensation Committee.

Executive Summary

2017 Company Performance

For 2017, our revenue increased by 2% compared to 2016 revenue, growing to $8.8 billion, our net income was $361 million, and our Adjusted EBITDA was $735 million. Our Adjusted EBITDA was below the 2017 business plan goal that we had set and was 12% lower than 2016 Adjusted EBITDA. This was primarily due to higher per-unit fleet costs and lower pricing, particularly in the first half of the year. Management partially offset these challenging industry headwinds through cost-reduction actions and strategic initiatives in the areas of profitable revenue growth, fleet optimization and operational efficiencies.

In 2017, we made investments in our business designed to lower our cost structure, modernize our core infrastructure and further our position in the evolving mobility landscape. We also returned capital to our shareholders through the repurchase of $200 million of our Common Stock, resulting in the repurchase of 6.1 million shares. Our stock price increased by 19.6% from December 31, 2016 to December 31, 2017.

In 2018, consistent with our strategy, we intend to continue to apply our brands, technology and people to drive profitable growth, while further building our position in the wide mobility services industry by continuing to: invest in connected car technology; roll-out our Demand-Fleet-Pricing system; enhance our mobile app, including targeting ease of use and speed; execute on our fleet optimization, workforce planning and shuttling initiatives; and explore new mobility partnerships and products.

2017 Strategic Accomplishments

In 2017, the Company continued to execute on its strategy designed for an evolving landscape through:

●	its fleet optimization initiatives, which included increasing the percentage of risk vehicles sold through alternative channels in the Americas to 50% from 39% in the previous year;

●

its workforce planning and shuttling initiatives, which drove a 5% year-over-year increase in productivity in the Americas and a 7% year-over-year improvement in shuttling costs per transaction in the Americas;

●	the implementation of a new technology platform delivering adaptive web and mobile sites which helped drive additional direct bookings and prepaid rentals;

●

enhancements to its mobile app that include offering a wider selection of vehicles for exchange and upgrade, gas station and parking locations, courtesy bus tracking, rental receipts, and a “find my car” feature;

●	the establishment of a partnership with Waymo to support its fleet of self-driving cars;

●	a significant increase of connected cars in its fleet, and the launch of the first of its kind mobility lab;

●	the launch of its fully integrated Demand-Fleet-Pricing system; and

●	the launch of a Zipcar commuter product and Zipcar Flex in the U.K.

2017 Compensation for our Named Executive Officers

Alignment of 2017 Compensation with Performance

Our history of pay for performance alignment was evident in the compensation paid to our named executive officers for 2017. While management’s leadership and actions partially offset industry headwinds, as described above, based on actual 2017 financial performance, performance-based long-term incentives, which were granted in 2015 and based primarily on three-year cumulative Adjusted EBITDA goals, did not vest in 2018 and were forfeited without any payout. Our named executive officers also received no payouts under the 2017 annual incentive program (based on Adjusted EBITDA goal attainment for both Global and the Americas region), and performance-based long-term incentive awards granted in 2016 and 2017 and scheduled to vest in 2019 and 2020, respectively, are currently not expected to vest.

The table below evidences our strong pay for performance approach, which has yielded target or above-target payouts in strong performance periods and below-target payouts in periods where target goals were not achieved, and sets forth historical payouts under our regular global performance-based incentive programs, in which our current CEO and Regional Presidents participated.

Year	Global Annual Incentive Payout (% of target)	Vesting of Performance- Based Equity Awards for the three-year performance period commencing January 1 of the year shown	Adjusted EBITDA, as Reported (in millions)	Adjusted EBITDA Increase/ (Decrease) from Prior Year	One-Year TSR	Three-Year TSR for period ending 12/31 of the year shown
2011*	150%	100%	$610	49%	(31%)	1431%
2012	106%	100%	$840	38%	85%	51%
2013	105%	150%	$769	(8%)**	104%	160%
2014	129%	109%	$876	14%	64%	519%
2015	87%	0%	$903	3%	(45%)	83%
2016	45%	Not Likely to Vest	$838	(7%)	1%	(9%)
2017	0%	Not Likely to Vest	$735	(12%)	20%	(34%)

*	Avis Europe acquisition completed in October 2011.

**	Decrease due to a normalization of the used car market, which resulted in a significant increase in fleet costs year-over-year.

Setting 2017 Pay Levels

In connection with the one-year anniversary of our CEO’s tenure, the Committee, with input from its compensation consultant, conducted a full review of our CEO’s compensation opportunity to determine the appropriate 2017 pay package. Based on the results of that review, and the Compensation Committee’s ongoing evaluation of appropriate compensation-setting practices, the Committee determined increases were appropriate. Driven in part by a full market review of pay opportunity, our Chief Executive Officer’s base salary was increased by 10% and his target long-term incentive opportunity, which is 60% performance-based, was increased by $2.5 million. As part of the regular annual review, in which both market and other factors are considered, the salaries of our President, Americas and President, International increased by approximately 4%, and the long-term incentive opportunities for these executive officers, which are 50% performance-based, increased by $200,000.

Setting 2017 Performance Metrics

The Committee conducted an in-depth review of the Company’s annual and long-term incentive programs to evaluate the efficacy of the existing performance metrics. Driven in large part by the Company’s updated strategic goals, which include a significant focus on margin improvement, the Committee determined to change the performance metric for the 2017 long term incentive program to strengthen the alignment of long-term incentives with the Company’s business objectives. As a result, the Committee set goals for the 2017 long term incentive program that were based strictly upon Adjusted EBITDA margin improvement instead of an absolute target. The Committee also determined that the modifier to potentially increase payouts was no longer warranted. Finally, the Committee did not believe any change was necessary for the 2017 annual incentive program, which was based on Adjusted EBITDA absolute targets, consistent with prior years.

CFO Compensation

Our former Chief Financial Officer separated from the Company in 2017, and, as a result, he received severance payments consistent with his employment agreement plus an additional cash payment of $1.25 million. The additional cash payment was made in recognition of an amendment to our former Chief Financial Officer’s employment agreement in 2016, which significantly reduced the amount of severance payable in a separation. The additional cash payment was substantially less than the additional severance that would have been payable had the separation occurred prior to the employment agreement amendment. The compensation we paid in 2017 to our interim Chief Financial Officer reflects his assignment when he assumed the role, a pro-rated annual base salary of $575,000 and an annual incentive target, as a percentage of base salary, of 80%. However, as discussed above, no amounts were paid to our interim Chief Financial Officer under the annual incentive program.

Special Incentives

In September 2017, the Compensation Committee sought to recognize certain named executive officers for their leadership in addressing challenges the Company’s business faced from industry headwinds in both 2016 and 2017, which were out of management’s control and greatly contributed to below-target annual incentive payouts in 2015 and 2016, below-target or no payouts under the 2017 annual incentive program, and that performance-based long-term incentives were not expected to vest in 2018-2020. Accordingly, the Committee awarded special one-time long-term incentives to two key business leaders, our President, Americas and our President, International, with grant date values of $1.7 million, and $650,000, respectively. The values of these special awards were significantly less than the target amounts of the incentives that were not, or were not expected to be, paid to these executives. The awards were also intended to acknowledge the importance of retaining experienced management in a highly competitive, cyclical and fast evolving industry.

Compensation Practices

We believe that our compensation programs reflect sound practices, such as:

●	executive stock ownership guidelines with significant share ownership requirements and a requirement that an amount equal to 50% of net shares that vest must also be held for twelve months;

●	our current NEOs have achieved our share ownership threshold requirements, with the exception of our interim Chief Financial Officer;

●	an executive compensation recoupment (or “clawback”) policy with respect to incentive compensation;

●	a policy prohibiting executives from entering into speculative (or hedging) transactions in our securities;

●	no excise tax gross-up or single-trigger change-in- control provisions; and

●	no tax gross-ups on executive perquisites except with respect to relocation and expatriate benefits per the Company’s standard practices.

Our Named Executive Officers

This discussion addresses executive compensation in 2017 for our named executive officers, who are:

●	Larry D. De Shon, our Chief Executive Officer, President and Chief Operating Officer (our “CEO”);

●	Martyn Smith, our interim Chief Financial Officer (our “CFO”);

●	Ronald L. Nelson, our Executive Chairman (our “Chairman”);

●	Joseph A. Ferraro, our President, Americas;

●	Mark J. Servodidio, our President, International; and

●	David B. Wyshner, our former President and Chief Financial Officer (our “Former CFO”).

Mr. Ferraro and Mr. Servodidio are sometimes referred to herein collectively as the “Regional Presidents,” and our CEO, our interim CFO, our Chairman and the Regional Presidents are sometimes referred to herein collectively as our “Current Named Executive Officers.”

Philosophy, Components and Mix of Executive Compensation

In 2017, “pay for performance” continued to be a fundamental tenet of our compensation philosophy, which includes the core principles of rewarding the attainment of appropriately challenging performance goals and aligning our executives’ objectives with our shareholders’ interests. The Committee also believes that executive compensation should be designed to attract and retain a high-caliber leadership team and take into consideration competitive practices and the overall market for executive talent.

Compensation for our NEOs is typically comprised of the following components:

Component	Function and Objective
Base Salary

Base salaries are paid in the form of cash and provide a fixed and competitive form of annual compensation for the performance of primary responsibilities at a level consistent with each executive’s experience and role. Base salaries are designed to provide competitive compensation to attract and retain exceptional executive talent.

Annual Incentive Awards

Annual incentives are comprised of annual performance-based cash incentive opportunities, and reward our executives upon achieving or exceeding specific annual performance goals using performance metrics approved by the Committee and that the Company believes are appropriate measures of operational and financial performance.

Long-Term Incentive Awards

Long-term incentive awards are designed to attract and retain a highly qualified executive team, align executive rewards with shareholder interests, provide an incentive for our executives to achieve appropriately challenging long-range performance goals, and allow our executives to share in the value created for the Company’s shareholders.

Component	Function and Objective
Other Compensation

We provide certain health, life insurance, disability and retirement benefits, which are all part of our broad-based employee benefits program. Retirement benefits for our NEOs (other than our President, Americas and our interim CFO) are limited to (i) deferrals under the Company’s deferred compensation plan for executives, which the Company matches up to a maximum of 6% of base salary and annual incentive, and/or (ii) participation in our 401(k) plan. Other executive benefits and perquisites include auto use and financial planning services. Our CEO and our Chairman also are provided with agreed-upon limited personal use of Company-leased aircraft services.

Analysis of 2017 Pay Decisions

Compensation for our CEO

In connection with the one-year anniversary of our CEO’s tenure, the Committee, with input from its compensation consultant, conducted a full review of our CEO’s compensation opportunity to determine the appropriate 2017 pay package. This review included, among other things, an assessment of our CEO’s performance in 2016 and consideration of market compensation data (as described in “Consideration of Peer Groups and Survey Data”). In connection with its performance review, the Committee considered that:

●

under our CEO’s leadership, the Company had updated its corporate strategy and launched strategic initiatives to drive profitable growth and further build its position in the evolving mobility landscape;

●

despite significant industry headwinds driven, in part, by adverse trends in pricing and used car prices, the Company’s stock price remained stable, increasing 1%, despite a 7% decrease in Adjusted EBITDA, and revenue grew 2% in 2016 compared to 2015; and

●	the Company returned capital to its shareholders in 2016 through the repurchase of $390 million of its Common Stock.

As a result of this review, the Committee determined that our CEO’s compensation was below the market median of similarly situated executives and an increase was warranted. As a result, the Committee approved the following elements of pay for our CEO for 2017:

●	an annual base salary of $1.1 million, representing a 10% increase compared to 2016;

●	a target annual incentive opportunity of 150% of base salary, reflecting no change compared to 2016; and

●	a long-term incentive opportunity with a grant date fair value of $5.5 million, with 60% of target units subject to the attainment of performance goals based on Adjusted EBITDA margin improvement.

The Committee determined that a long-term incentive award comprised of a mix of predominantly performance-based restricted stock units (“PSUs”) was appropriate, considering our pay-for-performance philosophy and past practice. The PSU award is further described under “2017 Long-Term Incentive Awards.”

Consistent with our past practice, more than 50% of our CEO’s 2017 pay opportunity, at target, was performance-based, excluding all other compensation.

Compensation for our Chairman

In December 2016, our Chairman’s employment agreement was extended through December 31, 2017. Accordingly, the Committee elected not to make any changes to our Chairman’s pay opportunity for 2017 compared to 2016. Given the changes to our Long-Term Incentive Program as further discussed under “2017 Long-Term Incentive Awards,” the Committee approved an annual performance-based cash incentive in lieu of PSUs, as described under “Annual Incentive Awards.” Accordingly, our Chairman’s 2017 compensation consisted of:

●	An annual base salary of $800,000;

●	A target annual performance-based incentive opportunity of 125% of base salary, which is equivalent to the target value of PSUs granted in 2016; and

●	A restricted stock unit award with a grant date value of $1.0 million, with a scheduled vesting term of one-year consistent with the one-year nature of the extended agreement.

Actual 2017 compensation for our Chairman reflected a reduction of more than 30% compared to 2016 compensation. Our Chairman has announced that he does not intend to stand for reelection at the 2018 Annual Meeting of Shareholders.

Base Salaries for our other Named Executive Officers

Salaries for our NEOs are typically determined based on factors such as our past practice, reasonable comparability with Peer Group pay data and Survey Data (as described under “Consideration of Peer Groups and Survey Data”) and each NEO’s responsibilities, capabilities and skills, commitment to our business, leadership and drive to add value. For the CEO and CFO roles, the Committee also considers the size and complexity of our balance sheet and capital structure.

In the beginning of 2017, the Committee approved salary increases of approximately 4% for each of our Regional Presidents. These increases were determined following an annual review for each role. The Committee also determined to maintain the base salary for our Former CFO, with no change compared to 2016.

In June 2017, the Committee approved a base salary for our interim CFO following a review of market data and the other factors described above.

Annual Incentive Awards

In establishing the 2017 annual performance-based incentive program, the Committee determined that the design should remain consistent with past practice, with target payouts as a percentage of base salary consistent with 2016 levels. The Committee also approved a target annual incentive opportunity of 80% of base salary for our interim CFO in connection with his appointment to the role in 2017. Payout opportunities also remained consistent with 2016 levels, ranging from 25% to 200% of target.

Consistent with past practice, the performance metric for our 2017 annual incentive program was Adjusted EBITDA, which is a key measure of operational and financial performance and is driven by achieving profitable revenues and our strategic plan, and widely understood within the Company. While the Committee considered whether additional or different performance metrics should be utilized for the Company’s 2017 annual incentive program, the Committee determined that the metrics should remain consistent in light of the Committee’s decision to change the performance metric for the 2017 Long-Term Incentive Program, as further discussed below.

The performance goals, presented below, were set based on the Company’s 2017 business plan. At target, the global goal represented an increase of approximately 6%, compared to 2016 Adjusted EBITDA, as reported.

Achievement	Opportunity	(Dollars in Millions)
Level	(% of Target)*	Global**	Americas	International
Maximum	200%	$1,062	$775	$370
Target	100%	$885	$646	$308
Threshold	25%	$797	$581	$277

*	Straight-line interpolation is used for achievement between specified goals.

**	Includes unallocated corporate expenses.

Global achievement under the 2017 annual incentive program was below threshold. This resulted from the Company’s attainment of Adjusted EBITDA of $735 million. Accordingly, actual payouts as a percentage of target for NEOs were as follows:

	Actual Payout	Regional Weighting
NEO*	(% of Target)	Global	Americas	International
CEO	0%	100%	—	—
Chairman	0%	100%	—	—
Former CFO	0%	100%	—	—
Interim CFO	0%	100%	—	—
President, Americas	0%	25%	75%	—
President, International	49.5%	25%	—	75%

A reconciliation of our reported global net income to our reported global Adjusted EBITDA is set forth below (dollars are in millions):

	2017	2016	2015	2014	2013	2012	2011
Net income (loss)	$361	$163	$313	$245	$16	$290	$(29)
Provision for (benefit from) income taxes	(150)	116	69	147	81	10	65

Income before income taxes	211	279	382	392	97	300	36
Add: Non-vehicle related depreciation and amortization	259	253	218	180	152	125	95
Interest expense related to corporate debt, net	188	203	194	209	228	268	219
Restructuring and other related charges	63	29	18	26	61	38	5
Transaction-related costs, net	23	21	68	13	51	34	255
Early extinguishment of corporate debt	3	27	23	56	147	75	–
Impairment	2	–	–	–	33	–	–
Charges for legal matter, net	(14)	26	–	–	–	–	–

Adjusted EBITDA	$735	$838	$903	$876	$769	$840	$610

We believe Adjusted EBITDA is useful as a supplemental measure in evaluating the aggregate performance of our operating businesses and in comparing our results from period to period. We believe Adjusted EBITDA is useful to investors because it allows investors to assess our financial condition and results of operations on the same basis that management uses internally. Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for net income or other income statement data prepared in accordance with U.S. GAAP. Our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

2017 Long-Term Incentive Awards

Regular Long-Term Incentive Program for 2017

Grant date values for awards under the Company’s 2017 regular Long-Term Incentive Program (the “2017 LTIP”) were as described above for our CEO and our Chairman, and following its annual executive compensation review, the Committee increased the value of the 2017 LTIP awards granted to our Regional Presidents by $200,000. No long-term equity award was granted to our interim CFO due to the interim nature of his appointment.

The following factors were reviewed to determine the appropriate type of equity to be granted: perceived value to award recipients to effect retention and incentive goals, peer practices, the degree of alignment with shareholder interests, potential dilution and projected expense balanced with the value delivered to award recipients. Based on an analysis of these factors, the Committee determined that (a) for our CEO and our former CFO, a mix of 60% PSUs and 40% time-based restricted stock units (“RSUs”) and (b) for our Regional Presidents, an equal mix, at target, of PSUs and RSUs, would:

●	align incentives with shareholders’ focus on profitability and financial performance;

●	reflect the relevant decision-making impact of the individual and the impact of those decisions on the Company; and

●	incentivize retention of key employees over the longer term.

As discussed above, the 2017 LTIP award for our Chairman was time-based and reflected a 50% decrease in value compared to the 2016 award, which was comprised of 50% RSUs and 50% PSUs. This reduction in value was offset by our Chairman’s participation in the 2017 annual incentive program, which is 100% performance-based and under which our Chairman received no payout.

During 2016, the Committee undertook a full review of the performance metrics included in the Company’s annual and long-term incentive programs, which included one-year Adjusted EBITDA goals and three-year cumulative Adjusted EBITDA goals with a relative total shareholder return modifier, respectively. Following such review, the Committee determined that in light of the Company’s updated strategic goals, which included a significant focus on margin improvement, that Adjusted EBITDA margin, defined as Adjusted EBITDA divided by Revenue, would be the appropriate performance metric for the 2017 LTIP, with a three-year performance period.

Maximum vesting was increased to 200% of target, from 150% under the 2016 long-term incentive program, to align to general market practices and the Company’s annual incentive program, and to recognize the challenging nature of the performance goals included in the 2017 LTIP, which were expected to have a higher degree of difficulty to achieve than the three-year cumulative Adjusted EBITDA goals included in prior long-term incentive awards.

The target goal represents a 50 basis-point improvement in 2016 Adjusted EBITDA margin, of 9.66%, for each year included in the performance period or a 150 basis-point improvement at the end of the performance period. In the first two years of the performance period, a “lock-in” feature provides an opportunity to satisfy a portion of the performance goals for up to one-third of the target units of the total award, with the entire award remaining generally subject to continued service through the scheduled vesting date in 2020. The lock-in feature was provided to recognize the challenging nature of the performance goals, as discussed above, and that pressures can significantly impact margin fluctuation, including changes in the used car market, which can be outside of management’s control.

Adjusted EBITDA margin improvement goals for the 2017 LTIP are as follows:

Year	Achievement Level	Adjusted EBITDA Margin Improvement Goals (from 2016 Adjusted EBITDA margin)	% Vesting/Lock-in of total awards (Up to)
2019	Maximum	+3.0 percentage points	200%
	Target	+1.5 percentage points	100%
	Threshold	+0.75 percentage points	50%
Lock-in Opportunity
2018	Target	+1.0 percentage points	33.3%
	Threshold	+0.50 percentage points	16.6%
2017	Target	+0.50 percentage points	33.3%
	Threshold	+0.25 percentage points	16.6%

Adjusted EBITDA margin for 2017 was below the threshold lock-in achievement level. Accordingly, no lock-in vesting has been achieved. Given the amount by which the Company’s 2017 Adjusted EBITDA margin was below 2017 threshold achievement level, the Company believes these awards are unlikely to vest.

Special Incentives — Philosophy and Rationale

The Committee believes that special one-time equity awards should be used sparingly outside of situations involving promotions and/or new hires, and only where individual performance and other circumstances warrant. In September 2017, each of our Regional Presidents was awarded a special, one-time RSU award, scheduled to vest 50% on the first and second anniversaries of the date of grant, subject to continued service through each scheduled vesting date. Grant date values for these awards were $1.7 million for our President, Americas, and $650,000 for our President, International. These awards were designed to recognize that in 2016 and 2017 management, including our Regional Presidents, successfully offset, in part, challenging industry headwinds with both cost reduction and strategic initiatives, and to recognize the importance of maintaining experienced management in a highly competitive and cyclical industry. Both of our Regional Presidents have long tenure with the Company and were involved in navigating the Company through the significant downturn we experienced in 2008-2009 as a result of the global economic crisis, and were instrumental in the Company’s 2017 achievements in workforce planning and shuttling, fleet optimization, driving additional direct bookings and prepaid rentals, and the continued roll-out of the Demand-Fleet-Pricing system. In approving these awards, the Committee considered the Company’s performance for 2017, which included improving results in the second half of 2017, and the retention value of prior incentive awards given both past and expected payouts under such awards. The Committee took into consideration below-target payouts under the 2015 and 2016 annual incentive programs, that the 2015 PSU awards were not expected to vest in 2017, and that it was unlikely that there would be any payouts under the 2016-2017 PSU awards or the 2017 annual incentive program (other than with respect to a below-target payout for the International region). However, the values of these special one-time awards were significantly less than the target award levels that were, or were expected to be, unearned.

Setting CEO and Other NEO Compensation

Our Board has assigned to the Committee the responsibility to approve compensation for all NEOs, including our CEO. The roles and duties of participants in the decision-making process for our executive program and their duties are summarized below.

Role of the Independent Compensation Consultant

Consistent with its charter, the Committee continued its engagement of Pay Governance LLC, a compensation consulting firm, to work with the Committee and the Company as an adviser on executive compensation matters in 2017. The compensation consultant reports to, and is directed by, the Committee, which has the authority to retain or terminate compensation advisers. In early 2017, the Committee reviewed information regarding the independence and potential conflicts of interest of Pay Governance, taking into account, among other things, the factors set forth in the NASDAQ listing standards.

Based on this review, the Committee concluded that the engagement of Pay Governance did not raise any conflict of interest. Outside of services provided for the Committee and advice to the Corporate Governance Committee related to compensation of non-employee directors, the compensation consultant did not provide additional services to the Company in 2017.

Compensation Decisions

In the case of NEOs other than the CEO, our Human Resources staff develops recommendations as to the level of compensation for each pay component generally based on position scope (defined as the executive’s relative responsibilities compared to others within the Company and the individual’s potential impact on Company operations), and the individual’s experience level and performance in addition to the factors discussed under “Analysis of 2017 Pay Decisions” above. Performance criteria and goals are recommended by our Human Resources staff based on the Company’s business plan and goals, with input from the CFO and his staff. Recommendations related to the elements generally reflect a review of practices of our Peer Group and Survey Data (as defined below), and are typically designed to take into consideration past practice and our strategy to tie a greater portion of total target compensation to variable versus fixed compensation.

Each recommendation is then discussed with our CEO for feedback and final approval. Final recommendations are reviewed with the compensation consultant and the Chairman of the Committee to ensure that they are consistent with the Committee’s expectations and the Company’s compensation philosophy, and ultimately submitted to the Committee for consideration. The Committee has the ultimate right and authority to revise and/or approve recommendations of management.

Our CEO’s compensation is determined by the Committee, working directly with the compensation consultant. The Committee determines each component of our CEO’s compensation, taking into consideration our CEO’s performance as well as market and Peer Group data and other factors such as level of experience and responsibilities, leadership, skill, contributions to the Company and the size and complexity of the Company’s balance sheet and operations.

Risk Assessment

In approving annual and long-term incentive awards for our NEOs, the Committee assesses the risks associated with the adoption of these awards, including the performance measures and goals for the awards, and for 2016, concluded that the incentive awards approved would not be likely to encourage excessive risk-taking. Consistent with past practice, management also reviewed the Company’s compensation policies and practices for employees generally with the chairmen of the Audit and Compensation committees and the Company’s compensation consultant to determine whether these programs create incentives that might motivate inappropriate or excessive risk-taking. For additional information, please see “Functions and Meetings of the Board of Directors-Risk Management and Risk Assessment.”

Consideration of Peer Groups and Survey Data

Given that there is just one other U.S.-based publicly traded car rental company, peer companies are selected to supplement that company with additional companies from industry sectors that are viewed as most relevant to our business based on the following criteria: company size based on revenue as the primary factor, headcount, market capitalization, enterprise value, and debt and assets. Given our capital structure, we place a greater emphasis on enterprise value than market capitalization when developing the peer group. For 2017 pay decisions, the Company’s peer group consisted of the following 16 companies (the “Peer Group”):

AutoNation Inc. Carmax, Inc. Carnival Corporation Cintas Corporation Hertz Global Holdings, Inc. J.B. Hunt Transport Services, Inc. Marriott International, Inc. Norfolk Southern Corporation

Norwegian Cruise Line Holdings Ltd.

Office Depot, Inc.

Pitney Bowes Inc.

RR Donnelley & Sons Company

Royal Caribbean Cruises Ltd.

Ryder System, Inc.

Waste Management, Inc.

Wyndham Worldwide Corporation

The current Peer Group was initially approved in 2011 and reviewed in subsequent years. For 2017, the Committee removed Starwood Hotels & Resorts Worldwide from the Peer Group as a result of its merger with Marriott International. The Committee reviewed pay data of the Peer Group, as previously discussed, applying regression analysis as needed that adjusts for the differences in revenue size within the Peer Group to ensure reasonable comparability of the pay packages of our NEOs. The Committee does not specifically target any percentile within the Peer Group when setting overall compensation, any individual element of compensation or the relative pay mix among different elements of compensation. The Committee expects to review the Peer Group from time to time in order to ensure that the component companies continue to meet the criteria for which they were selected, as well as to identify other companies that may become appropriate for inclusion.

The Committee recognizes that our executives have opportunities available to them in a range of industries and that any peer group for the Company will have some inherent limitations given the absence of a large sample of public companies in the vehicle rental business. In order to compare ourselves to a broad set of general industry market data available, the Committee also reviews widely-used survey data from consulting firms such as Aon Hewitt and Willis Towers Watson for companies that have revenue comparable to ours (the “Survey Data”) as another data point. The Survey Data1 represents data from over 1,000 companies sized according to revenue, assets and number of employees.

In 2017, the Committee considered the Survey Data for each element of the 2017 compensation and benefits package as a general check and to ensure reasonable comparability. Consideration of the Peer Group and the Survey Data represented just two factors considered in setting executive compensation for 2017. Please refer to “Analysis of 2017 Pay Decisions” for the other factors considered in setting executive compensation for 2017.

1

While the Survey Data include a general list of participating companies, each survey provides information on a “no-names” basis-i.e., for each position comparison, it does not identify by name which companies comparable in revenue size to our Company produced results for each position matched, and thus we are unable to list the comparable companies that are included in the Survey Data utilized.

Committee Consideration of the Company’s 2017 Shareholder Vote on Executive Compensation

The Committee reviewed the results of the Company’s shareholder advisory vote on executive compensation (“Say on Pay”) in 2017. At the 2017 annual meeting of shareholders, over 99% of the votes cast were in support of the Company’s Say on Pay proposal. Based on the 2017 Say on Pay results and feedback from shareholders, the Committee concluded that the Company’s overall compensation program as it relates to its NEOs enjoys the support of the Company’s shareholders and does not require revision to address any broad shareholder concerns.

Policy Related to Equity Awards

Our practice has been to grant long-term incentive awards at pre-established meetings of the Committee. Annual long-term incentive awards, which typically include the awards granted to all of the NEOs, have usually been approved on the date of the first regularly scheduled Committee meeting each year. However, the Committee retains the ability to determine, and has in the past determined, that another grant date may be appropriate in certain circumstances. For 2017 and future years, the Company granted, and expects to grant, awards at a subsequent meeting in March. Awards may also be approved at other Committee meetings typically for executives hired or promoted since the prior meeting. In connection with valuing the grants of stock-based awards, it is our policy generally to use, as the grant or strike price for any stock-based compensation vehicle, the closing price of our Common Stock on the date the Committee approves the award. The Committee typically approves a dollar amount for each restricted unit award, which is then divided by the closing price of our Common Stock on the date of grant to arrive at the number of restricted units to be granted.

Executive Stock Ownership and Retention Guidelines

Our executive stock ownership guidelines require senior officers to acquire and hold designated levels of Avis Budget Common Stock. Under these guidelines, our CEO is required to retain 100%, and other NEOs are required to retain a minimum of 50% of the net shares (net of taxes) obtained upon the vesting of restricted stock awards and of vested stock options, until reaching the following specified ownership thresholds:

Officer(s)	Threshold
CEO	Five times base salary
Other NEOs	Three times base salary

Given the mandatory hold provision until thresholds are obtained, there is no specified deadline for achieving designated thresholds. For purposes of the executive stock ownership guidelines, stock ownership is defined to include stock owned by the executive directly, stock owned indirectly through the Company’s savings plan, and the “in-the-money” portion of vested stock options. Our current NEOs have exceeded the applicable specified ownership threshold, with the exception of our interim CFO.

Following attainment of ownership thresholds, our NEOs are required, for a period of one year, to hold an amount equal to 50% of the net shares obtained upon the vesting of any equity award and 50% of all stock options that vest.

Employment and Change of Control Agreements; Severance Arrangements

To foster the retention of our key management team and in accordance with past practice, we entered into an employment agreement with our CEO in connection with his assumption of the role in 2016. Effective December 31, 2017, the employment agreement with our Chairman expired and was not extended or renewed and his employment continues “at will.”

In June 2017, our Former CFO, who had held the role of chief financial officer since 2006, separated from the Company. In connection with this separation, we entered into a separation agreement which provided for post-separation severance and benefits in accordance with the terms of our Former CFO’s employment agreement, which was amended March 2016 to (i) reduce the cash severance payable in connection with a separation without cause or as a result of a constructive discharge from 299% to 200% of the sum of base salary plus target bonus, and to (ii) reduce accelerated vesting of stock-based awards from 100% of all awards to vesting of only those awards scheduled to vest less than two years following separation, with vesting of performance-based awards to be based solely on the actual achievement of the applicable performance goals. In consideration of these recent changes, the Committee approved an additional cash severance payment of $1.25 million, which was meaningfully less than the reduction in severance that was agreed to in 2016. The Separation Agreement also provided for non-competition, non-solicit and cooperation covenants.

We have also entered into agreements with our President, Americas and our President, International, under which the Company seeks to provide these officers with appropriate protections consistent with prevailing market practices. In addition, we entered into an agreement with our interim CFO in 2017 setting forth the terms of an anticipated short-term assignment.

A more detailed description of the Company’s current agreements with our NEOs is set forth below under the heading “Employment Agreements and Other Arrangements,” and the benefits that would be received by our NEOs in the event of termination without cause or a change in control are set forth below under the heading “Termination, Severance and Change of Control Arrangements.”

Perquisites and Benefits

We seek to provide perquisites to our executives that are consistent with those provided by Peer Group companies. Our perquisites currently consist primarily of financial planning services, auto use or allowance, discounted auto insurance, auto leasing through the employee lease program and limited personal use of Company-leased aircraft services. In 2017, Mr. Servodidio, who was based in the United Kingdom, and Mr. De Shon, who was based in the United Kingdom from October 2011 through October 2015, were also provided with expatriate benefits associated with a Company-requested long-term assignment to the United Kingdom. The Company does not provide tax reimbursements on perquisites for any of our NEOs other than relocation and expatriate benefits in accordance with the Company’s standard policies.

The Company pays annual dues for a membership in a private, not-for-profit dining club for use by our CEO primarily for Company-sponsored meetings. Employees, including our NEOs, may also receive tickets for professional baseball games held at Yankee Stadium, which are part of the Company’s season ticket subscription, and do not result in an associated incremental cost to our Company. Our ticket allocation policy is generally seniority-based, with a valid business purpose superseding any personal use. We will continue to review our compensation and benefit programs to ensure that we remain competitive with comparable companies and are able to attract and retain highly qualified senior executives.

Anti-Hedging Policy

The Company’s insider trading policy prohibits executive officers and directors from, among other things, (i) engaging in hedging transactions with respect to Company securities, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds, and (ii) holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan. Short sales of the Company’s securities are also prohibited under such policy.

Recoupment (Clawback) Policy

Our Board of Directors has adopted a policy that provides that if the Board learns of any intentional misconduct by an “executive officer” (as defined under Section 16 of the Exchange Act) that resulted in an increase to incentive income awarded to that officer, the Board will, to the full extent permitted by applicable law, in all appropriate cases, require reimbursement of the increased portion of incentive income awarded to that officer. We intend to amend our clawback policy, if necessary, to comply with any rules adopted by the SEC.

Deductibility of Compensation

Section 162(m) of the Code limits our ability to deduct certain compensation in excess of $1.0 million per year paid to the Company’s chief executive officer and to certain of our other named executive officers (the “covered NEOs”). Prior to the passage of the Tax Cuts and Jobs Act of 2017, this limitation did not apply to compensation that qualifies under applicable regulations as “performance-based.” For 2017 and prior years, it has been our intent to design the performance-based compensation we awarded to our NEOs to satisfy the requirements for deductibility under Section 162(m); however, the Committee is authorized to exercise discretion in determining payments in relation to levels of achievement of performance goals and believes that the total compensation program for executive officers should be managed in accordance with the objectives outlined in our compensation philosophy and in the best overall interests of our shareholders. For this reason, some compensation intended to be performance-based may exceed the limitations or not meet the requirements for deductibility under Section 162(m).

Compensation Committee Report

The Avis Budget Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

John D. Hardy, Jr., Chairman

Brian J. Choi

Leonard S. Coleman

Jeffrey H. Fox

Lynn Krominga

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(a)	Bonus ($)	Stock Awards ($)(b)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(d)	All Other Comp ($)(e)	Total ($)
De Shon, Larry D.	2017	1,095,068	—	5,499,991	—	—	—	339,018	6,934,077
CEO and Chief Operating	2016	1,000,000	—	3,745,723	—	675,000	—	1,108,743	6,529,466
Officer	2015	748,836	—	4,445,440	—	815,769	—	2,878,218	8,888,263
Smith, Martyn Interim CFO	2017	386,132	—	—	—	—		88,731	474,863
Nelson, Ronald L.	2017	800,000	—	999,989	—	—	—	103,974	1,903,963
Executive Chairman	2016	800,000	—	2,305,842	—	—	—	224,229	3,330,071
	2015	1,244,521	—	7,982,712	—	1,678,933	—	250,797	11,156,963
Ferraro, Joseph A.	2017	648,767	—	2,900,000	—	—	31,450	38,540	3,618,757
President, Americas	2016	623,269	—	1,177,554	—	275,797	25,896	34,077	2,136,593
	2015	570,137	—	2,409,041	—	382,716	—	21,162	3,383,056
Servodidio, Mark J.	2017	623,767	—	1,850,008	—	302,950	—	1,020,757	3,797,482
President, International	2016	596,538	—	1,177,554	—	395,237	—	2,108,324	4,277,653
	2015	512,603	—	842,029	—	357,663	—	1,168,530	2,880,825
Wyshner, David B.	2017	353,846	—	2,000,012	—	—	—	4,935,843	7,289,701
Former President and CFO	2016	800,000	—	2,497,149	—	450,000	—	121,144	3,868,293
	2015	723,630	—	4,565,861	—	652,500	—	116,296	6,058,287

(a)

Salary includes amounts deferred under the Company’s Deferred Compensation Plan or 401(k) Plan. For Mr. Smith, amount includes 2017 salary earned in the United Kingdom prior to assuming the interim CFO position, and reflects a £/$ exchange rate for the respective month in which the amounts were paid.

(b)

Represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation—Stock Compensation. Assumptions used in the calculation of the grant date fair value of the 2017 stock awards are included in Note 16 to our audited financial statements for the fiscal year ended December 31, 2017, included in our 2017 Form 10-K. The grant date value of the 2017 stock awards assuming achievement of the highest level of performance conditions are: for Mr. De Shon, $8,799,979; Mr. Nelson, $999,989; Mr. Ferraro, $3,500,008; Mr. Servodidio, $2,450,015 and Mr. Wyshner, $3,200,027. Awards granted in 2017 are further discussed in the Compensation Discussion and Analysis (the “CD&A”).

(c)

Amounts reflected were earned based on achievement of annual performance goals established for each year, pursuant to the Company’s Amended and Restated Equity and Incentive Plan and include deferrals under the Company’s Deferred Compensation Plan.

(d)

For Mr. Ferraro, the reported change in pension value during the year represents the increased value accumulated in the Avis Rent A Car System, LLC Pension Plan. During 2017, such value increased by $31,450, primarily driven by a decrease in the discount rate. Avis froze this qualified defined benefit pension plan to new participation and future benefit accruals as of December 31, 1998. For Mr. Smith, the reported change in pension value during the year represents the increased value accumulated in the Avis UK Pension Plan. During 2017, such value decreased by $10,960 primarily due to payment distributions of $53,929 during the year based on the applicable calculation formula. Pension values for Mr. Smith reflect a £/$ exchange rate as of the date paid, received, or allocated. Please see the “Pension Benefits Table” for further information regarding these plans.

(e)

All Other Compensation is comprised of the benefits and perquisites presented in the following tables, and for our Former CFO includes cash severance as further described under “Employment and Change of Control Agreements; Severance Agreements.”

All Other Compensation Table

Name	Year	Company Contributions To Deferred Compensation Plans ($)(a)	Perquisites ($)(b)	Expatriate, Relocation and Other Benefits ($)(c)	Tax Equalization and Reimbursement ($)(d)	Total All Other Compensation ($)
Mr. De Shon	2017	104,769	43,977	756	189,516	339,018
	2016	108,924	104,603	16,825	878,391	1,108,743
	2015	93,876	39,038	278,690	2,466,614	2,878,218
Mr. Smith	2017	—	13,853	74,878	—	88,731
Mr. Nelson	2017	47,077	56,141	756	—	103,974
	2016	148,736	74,737	756	—	224,229
	2015	175,407	74,634	756	—	250,797
Mr. Ferraro	2017	—	37,831	709	—	38,540
	2016	—	33,374	703	—	34,077
	2015	—	20,618	544	—	21,162
Mr. Servodidio	2017	60,246	27,640	273,772	659,099	1,020,757
	2016	52,407	33,518	263,002	1,759,397	2,108,324
	2015	52,216	24,502	300,748	791,064	1,168,530
Mr. Wyshner	2017	48,231	36,856	4,850,756	—	4,935,843
	2016	87,150	33,238	756	—	121,144
	2015	82,568	32,972	756	—	116,296

(a)

Represents Company matching contributions to a non-qualified deferred compensation plan maintained by the Company for the benefit of certain of our executive officers. Under this plan, participants are permitted to defer compensation, with the Company matching contributions up to a 6% cap under the terms of the plan.

(b)	Represents the perquisites presented in the table below.

(c)

Represents the value of insurance premiums paid by the Company for a broad-based life insurance benefit. For Mr. Wyshner, also includes a cash severance payment in the amount of $4,850,000 as further described under “Employment and Change of Control Agreements; Severance Agreements.” For Messrs. De Shon and Servodidio amounts also include expatriate and relocation benefits in connection with long-term assignments to the United Kingdom as set forth below. For Mr. Smith, amounts include relocation benefits in connection with his assignment to the United States as set forth below:

	Mr. De Shon ($)*
Year	Housing Allowance	Relocation Benefits	Other Allowances**	Total
2016	—	—	16,069	16,069
2015	208,709	12,866	56,359	277,934
	Mr. Smith ($)*
Year	Company Paid Housing	Relocation Benefits***	Other Allowances**	Total
2017	37,212	3,225	34,014	74,451
	Mr. Servodidio ($)*
Year	Housing Allowance	Relocation Benefits	Other Allowances**	Total
2017	166,588	—	106,504	273,092
2016	179,899	—	82,427	262,326
2015	192,100	—	108,081	300,181

*Reflects a £/$ exchange rate as of the date paid, received or allocated.

**For Mr. De Shon and Mr. Servodidio, amount include allowances for home leave, utilities, and a goods and services differential to make up for the difference in prices between the home and host locations. For Mr. Servodidio, amounts also include reasonable car rental costs for his accompanying spouse while on assignment. For 2016, amounts for Mr. De Shon relate solely to return moving and shipment services in connection with the end of his assignment to the United Kingdom. For Mr. Smith, amount includes reimbursements for home leave to the United Kingdom.

***For Mr. Smith, amounts include destination services related to his relocation from the United Kingdom to the United States.

(d)

For Mr. De Shon and Mr. Servodidio, amounts represent the incremental cost to the Company of tax equalization and other related payments associated with long-term assignments to the United Kingdom, all in accordance with the Company’s standard policies. For 2017, estimates of these values are reported, and are based on currently available information. Actual 2017 values may differ, and are subject to change based on additional credits due to the Company or liabilities incurred by the Company related to filings for the 2017/2018 tax year in the United Kingdom. For 2017, amounts for Mr. De Shon primarily represent trailing liabilities related to stock awards that vested in 2017. Per the Company’s standard policy, expatriate benefits and reimbursements are discontinued at the end of an assignment. However, tax equalization and other tax related payments may continue, but only to the extent that liabilities related to the foreign assignment are incurred.

Perquisites Table

Name	Year	Personal Use of Company Aircraft ($)(a)	Financial Services ($)(b)	Car ($)(c)	Total Perquisites ($)(d)(e)
Mr. De Shon	2017	8,694	13,226	18,207	43,977
	2016	66,061	12,868	21,924	104,603
	2015	5,512	11,752	18,174	39,038
Mr. Smith	2017	—	833	13,020	13,853
Mr. Nelson	2017	6,496	14,141	25,204	56,141
	2016	23,987	14,088	26,362	74,737
	2015	27,814	13,973	26,434	74,634
Mr. Ferraro	2017	2,334	15,155	20,342	37,831
	2016	—	10,417	19,107	33,374
	2015	—	972	19,146	20,618
Mr. Servodidio	2017	—	12,540	11,250	27,640
	2016	—	12,018	17,750	33,518
	2015	—	11,752	12,750	24,502
Mr. Wyshner	2017	—	13,006	20,000	36,856
	2016	—	13,238	20,000	33,238
	2015	—	12,972	20,000	32,972

(a)

Under our aircraft policy, our CEO has reasonable non-business access to leased jet services, subject to prevailing market practices and our Chairman has reasonable non-business access to leased jet services not to exceed $75,000 per year. For our Former CFO, reasonable non-business access was subject to availability and was not to exceed ten hours per year, unless approved by our CEO in his sole discretion. For our other NEOs, non-business access is subject to approval by our CEO in his sole discretion. The incremental cost of personal use of the leased jet services was calculated based on the contracted per hour cost, which includes flight-specific direct operating costs such as standard fuel, maintenance, repairs, catering and miscellaneous fees such as variable fuel surcharge as applicable, and international fees for travel outside the United States. Since the aircraft is leased primarily for business travel, fixed costs, such as crew salaries, training, hangaring, insurance and services support are not included. Spouses of NEOs are occasionally additional passengers on business flights provided by our leased jet services. In such cases, there is no incremental cost to the Company, and as a result, no amount is reflected in the table.

(b)

For Mr. Nelson, includes reimbursement for financial services provided by an approved outside vendor up to a maximum of $12,000. For the other NEOs, excluding Mr. Smith, includes actual costs we incurred for financial services, including tax return preparation, financial planning and estate planning. Amounts also include Company-paid premiums in connection with a group excess liability umbrella insurance policy, which for 2017 were $2,141 for Messrs. Nelson and De Shon, $626 for Mr. Wyshner, $1,455 for Messrs. Ferraro and Servodidio, and $833 for Mr. Smith.

(c)

Represents the annual lease value of a Company-provided car, or annual car allowance. For Mr. Servodidio, reflects an average £/$ exchange rate for the vehicle use period. NEOs are eligible to participate in the Company’s employee auto insurance program and employee car lease program; however, no amounts are included for these programs as the Company does not incur any associated incremental cost.

(d)

For Mr. Nelson, includes: (i) annual dues of $1,450 paid by the Company for a corporate private club membership used primarily for Company-sponsored meetings, which has now been transferred to our CEO; however, no amounts are included for occasional personal use of this membership as the Company does not incur any associated incremental cost; and (ii) discretionary matching contributions made by The Avis Budget Group Charitable Foundation of $5,000.

(e)	Amounts include payments for annual physical examinations (annual costs for any NEO did not exceed $3,850).

CEO Pay Ratio

For 2017, the Company reviewed a comparison of CEO pay to the pay of all its employees in 2017. The review included all employees employed by the Company as of October 1, 2017 and excluded 517, 293, 92, 8 and 609 of non-U.S. based employees in India, Brazil, Argentina, Monaco and China, respectively. We identified our median employee by (i) examining payroll records of each employee as previously described, whether employed on a full-time, part-time, seasonal or temporary basis, to calculate each employee’s gross earnings for a twelve-month period starting October 1, 2016 through September 30, 2017; (ii) ranking, by total amount of gross earnings, all employees except for our CEO from highest to lowest, resulting in a list of 29,083 employees; and (iii) selecting the employee ranked 14,542 on the list (the “Median Employee”). After identifying our Median Employee, we calculated total annual compensation for such employee, using the same methodology used for our named executive officers as set forth in the Summary Compensation Table above.

Total compensation for 2017 for our CEO was $6,934,077. Our Median Employee’s total compensation for 2017 was $28,831. The ratio of our CEO’s pay to the pay of our Median Employee for 2017 is 241 to 1.

Grants of Plan-Based Awards Table

Name	Award Type	Grant/ Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)			All Other Stock Awards Number of Shares of Stock or Units (#)(c)	All Other Option Awards Number of Securities Underlying Options (#)	Exercise or Base Price of Options Awards ($ per share)	Grant Date Fair Value of Stock and Option Awards ($)(d)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. De Shon	Bonus	—	410,651	1,642,603	3,285,205
	Time-based	3/1/2017							63,935	—	—	2,200,003
	Performance-	3/1/2017				47,951	95,902	191,804				3,299,988
	based
Mr. Smith	Bonus	—	68,558	274,231	548,462
Mr. Nelson	Bonus	—	250,000	1,000,000	2,000,000
	Time-based	3/1/2017							29,061	—	—	999,989
Mr. Ferraro	Bonus	—	162,192	648,767	1,297,534
	Time-based	3/1/2017							17,437	—	—	600,007
	Performance-	3/1/2017				8,719	17,437	34,874				600,007
	based
	Time-based	9/19/2017							46,397			1,699,986
Mr. Servodidio	Bonus	—	155,942	623,767	1,247,534
	Time-based	3/1/2017							17,437	—	—	600,007
	Performance-	3/1/2017				8,719	17,437	34,874				600,007
	based
	Time-based	9/19/2017							17,740			649,994
Mr. Wyshner	Bonus	—	250,000	1,000,000	2,000,000
	Time-based	3/1/2017							23,249	—	—	799,998
	Performance-	3/1/2017				17,437	34,874	69,748				1,200,014
	based

(a)

A discussion of the 2017 annual performance-based incentive program is included in the CD&A. Amounts earned under this program are set forth in the Summary Compensation Table. For Mr. Smith, represents the 2017 annual incentive opportunity given the effective date of his appointment.

(b)

Represents awards of PSUs which are scheduled to vest on March 1, 2020, subject to continued service and based on Adjusted EBITDA margin goals, as more fully described in the CD&A under “2017 Long-Term Incentive Awards.” In connection with Mr. Wyshner’s separation from the Company, the 2017 PSU awards granted to Mr. Wyshner were cancelled.

(c)

With respect to awards granted in March 2017: for Mr. Nelson, represents RSUs which are scheduled to vest on March 1, 2018, and for other NEOs, represents RSUs which vest in equal installments on each of the first three anniversaries of the date of grant. In connection with Mr. Wyshner’s separation from the Company in June 2017, RSU awards scheduled to vest more than two years following separation were cancelled. With respect to awards granted in September 2017, represents RSUs which vest in equal installments on each of the first two anniversaries of the date of the grant. Vesting of each of the RSU awards is generally subject to continued service.

(d)

Assumptions used in the calculation of the grant date fair value of the awards are included in Note 16 to our audited financial statements for the fiscal year ended December 31, 2017, included in our 2017 Form 10-K. The grant date value of the stock underlying the PSUs assuming attainment of the highest level of performance conditions were: for Mr. De Shon, $6,599,976; Mr. Ferraro, $1,200,014; Mr. Servodidio, $1,200,014; and Mr. Wyshner, $2,400,029. In connection with Mr. Wyshner’s separation from the Company, the 2017 PSU awards granted to Mr. Wyshner were cancelled.

Outstanding Equity Awards at Fiscal Year-End Table

		OPTION AWARDS					STOCK AWARDS(b)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercisable Unearned Options(#)	Options Exercise Price ($)(a)	Options Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. De Shon	3/1/2017						63,935(d)	2,805,468	95,902(i)	4,208,180
Mr. De Shon	1/28/2016						23,184(f)	1,017,314	81,144(j)	3,560,599
Mr. De Shon	9/15/2015						21,954(g)	963,342
Mr. De Shon	1/21/2015						3,270(h)	143,488	9,809(k)	430,419
Mr. Smith	1/21/2015						1,145(h)	50,243	1,471(k)	64,547
Mr. Nelson	3/1/2017						29,061(e)	1,275,197
Mr. Nelson	1/27/2010	160,000			11.53	1/27/2020
Mr. Ferraro	9/19/2017						46,397(c)	2,035,900
Mr. Ferraro	3/1/2017						17,437(d)	765,136	17,437(i)	765,136
Mr. Ferraro	1/28/2016						12,880(f)	565,174	19,320(j)	847,762
Mr. Ferraro	1/21/2015						5,450(h)	239,146	16,348(k)	717,350
Mr. Servodidio	9/19/2017						17,740(c)	778,431
Mr. Servodidio	3/1/2017						17,437(d)	765,136	17,437(i)	765,136
Mr. Servodidio	1/28/2016						12,880(f)	565,174	19,320(j)	847,762
Mr. Servodidio	1/21/2015						2,861(h)	125,541	3,678(k)	161,391
Mr. Wyshner	1/28/2016								54,096(j)	2,373,732
Mr. Wyshner	1/21/2015								10,626(k)	466,269
Mr. Wyshner	1/28/2009	12,500			0.79	1/28/2019
Mr. Wyshner	1/28/2009	50,000			0.79	1/28/2019

(a)	Represents the fair market value of our Common Stock on the date of grant as approved by the Committee.

(b)	Stock awards include RSUs and PSUs. Values of units that have not vested are based on the closing price of our Common Stock on December 31, 2017 of $43.88. Notes (c)-(k) are set forth below:

Scheduled Vesting

	Award	Scheduled Vesting
(c)	RSUs	Two equal installments on September 19, 2018 and 2019.
(d)	RSUs	Three equal installments on March 1, 2018, 2019 and 2020.
(e)	RSUs	March 1, 2018.
(f)	RSUs	Two equal installments on January 28, 2018 and 2019.
(g)	RSUs	September 15, 2018.
(h)	RSUs	January 21, 2018.
(i)	PSUs	March 1, 2020, from a threshold of 50% to a maximum of 200% based on Adjusted EBITDA Margin goals.
(j)	PSUs	January 28, 2019, from a threshold of 50% to a maximum of 150% based on Adjusted EBITDA and TSR goals.
(k)	PSUs	January 21, 2018, from a threshold of 50% to a maximum of 150% based on Adjusted EBITDA and TSR goals. Awards were cancelled in January 2018 as a result of non-attainment of the threshold performance goals.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(a)	Value Realized on Exercise ($)(b)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Mr. De Shon	—	—	57,570	(c)	2,066,556
Mr. Smith	—	—	5,229	(d)	184,709
Mr. Nelson	425,000	16,756,831	61,824	(e)	2,314,381
Mr. Ferraro	—	—	18,697	(c)	688,450
Mr. Servodidio	—	—	19,514	(c)	714,598
Mr. Wyshner	—	—	110,429	(f)	2,867,400

(a)	For Mr. Nelson, represents the exercise of stock options granted in 2009 with an average stock price of approximately $40.22 at exercise.

(b)	The value represents the difference between the price of our Common Stock at the time of exercise and the exercise price.

(c)	Includes the vesting of 109% of a PSU award granted in 2014, and 33% of RSU awards granted in 2014, 2015 and 2016.

(d)	Includes the vesting of 109% of a PSU award granted in 2014, and 33% of RSU awards granted in 2014 and 2015.

(e)	Includes the vesting of 60% of a PSU award and 100% of an RSU award granted in 2016.

(f)

Includes the regular vesting of 109% of a PSU award granted in 2014, and 33% of RSU awards granted in 2014, 2015 and 2016. Also reflects, pursuant to the terms of the separation agreement between the Company and Mr. Wyshner, the vesting of all remaining RSU awards scheduled to vest within two years following separation from the Company.

Pension Benefits Table

Name	Plan Name	Number of Years of Credited Service (#)(a)	Present Value of Accumulated Benefit ($)(a)	Payments During Last Fiscal Year ($)
Mr. Ferraro	Avis Rent A Car System, LLC Pension Plan(a)	21 years, 1 month	396,296	—
Mr. Smith	Avis UK Pension Plan(b)	3 years, 6 months	205,537	53,929

(a)

Avis froze its qualified defined benefit pension plan to new participation and future benefit accruals as of December 31, 1998. Mr. Ferraro is the only NEO who participated in this plan. Prior to December 31, 1998, Mr. Ferraro earned the right to receive certain benefits upon retirement at the retirement age of 65 or upon early retirement on or after age 55. For a discussion of the calculation of retirement benefits, please see Note 17 to our audited financial statements for the fiscal year ended December 31, 2017, included in our 2017 Form 10-K.

The Avis Rent A Car System, LLC Pension Plan is a qualified, final average pay type of retirement plan that pays unreduced benefits upon attainment of age 65. The retirement benefit is calculated by multiplying years of credited service and final average pay (five highest consecutive years earnings in the ten years immediately preceding the December 31, 1998 plan freeze date) and reducing that amount by a portion of estimated Social Security old age benefits payable at age 65. The normal form of payment is a 50% joint and survivor annuity (assuming the participant is married at the time benefit payments commence). Alternate forms of annuity payments and a lump-sum option may be selected, if approved by the spouse.

(b)

As of December 31, 2017, Mr. Smith participated in the Avis UK Pension Plan, a funded pension plan, set up and administered under UK trust law and other relevant UK legislation. The plan has defined benefit and defined contribution sections. Mr. Smith participates in the defined benefit component of the Plan, which provides pension benefits based on service and final salary, and are payable to Mr. Smith upon attainment of age 62. Pension benefits increase in line with price inflation, subject to limits set out in the Plan’s governing documents. For Mr. Smith, the present value of accumulated benefits reflects £/$ exchange rate as of December 31, 2017, and payments during last fiscal year reflect a £/$ exchange rate as of the date paid, received or allocated. For a discussion of the calculation of retirement benefits, please see Note 17 to our audited financial statements for the fiscal year ended December 31, 2017, included in our 2017 Form 10-K.

Non-qualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($)(a)	Registrant Contributions in Last FY ($)(b)	Aggregate Earnings in Last FY ($)(c)	Aggregate Withdrawals/ Distributions ($)(d)	Aggregate Balance at Last FYE ($)(e)
Mr. De Shon	707,628	104,538	315,155	—	2,744,412
Mr. Smith	—	—	—	—	—
Mr. Nelson	47,077	47,077	21,354	(393,948)	204,167
Mr. Ferraro	—	—	—	—	—
Mr. Servodidio	84,515	60,188	71,076	(30,036)	431,732
Mr. Wyshner	50,077	50,077	124,404	(161,396)	706,403

(a)

Under the deferred compensation plan, participants can elect to defer a maximum of 80% of base salary and 98% of annual cash incentives. The agreements between participants and the Company must provide that the deferrals under the plan are (1) irrevocable; (2) agreed to before the compensation is earned; and (3) for a specified length of time. Amounts deferred by participants, as well as any matching contributions made by the Company, are typically contributed to a rabbi trust established for the purpose of holding plan assets. Participants may allocate deferrals to one or more deemed investments under the plan. Matching contributions may be subject to such distribution provisions as determined from time to time; however, all of a participant’s accounts under this plan will be distributed in the event of a change in control (as defined in the deferred compensation plan) or in the event that the participant’s service with us terminates as a result of death or disability. A participant in this plan may elect a single lump-sum payment of his or her account, or may elect installments over a period of up to 10 years; however, the participant’s entire account balance will be paid in a single lump-sum following a change in control.

(b)	The Company provides matching contributions for its NEOs up to a cap of 6% of base salary and annual incentive, as applicable.

(c)

All participant deferrals and matching contributions are immediately vested and are held in a grantor trust. Under this arrangement, the Company takes no tax deduction, and the beneficiaries pay no tax on contributions to the trust until amounts are paid. Although funds are potentially subject to the employer’s creditors, they are inaccessible to present and future management until payment is required to be made in accordance with the terms of the plan.

(d)

Amounts represent ordinary-course distributions pursuant to prior payment elections made by the NEOs in accordance with the terms and conditions of the applicable plan (as further discussed in note (a) above).

(e)

Represents total trust assets accumulated for all periods of plan participation through the end of 2017. The aggregate balance is the sum of all participant and registrant contributions and investment earnings less any withdrawals or distributions.

Employment Agreements and Other Arrangements

Each NEO, other than our Chairman, is employed by us pursuant to a written agreement of employment or has a severance agreement, as summarized below and discussed under “Employment and Change of Control Agreements; Severance Arrangements.” As noted above, effective December 31, 2017, the employment agreement with our Chairman expired and was not extended or renewed and his employment continues “at will.”

Mr. De Shon

In addition to providing for a minimum base salary of $1,000,000 (pursuant to Committee discretion such salary was increased to $1,100,000 in 2017) and employee benefit plans generally available to our executive officers, Mr. De Shon’s agreement provides for an annual incentive award with a target amount equal to 150% of his base salary, which may be subject to the attainment of performance goals, and grants of long-term incentive awards, upon such terms and conditions as determined by our Board of Directors or the Committee. Mr. De Shon’s agreement provides that if his employment with the Company is terminated without “Cause” or due to a “Constructive Discharge” (as described below), he will be entitled to a lump-sum payment equal to 200% of the sum of his then-current base salary plus his then-current target annual bonus, and perquisites to include car usage, financial planning and health coverage for a period of 24 months. In addition, in this event, Mr. De Shon’s then outstanding equity awards, scheduled to vest in accordance with the original vesting schedule by the two-year anniversary of termination of employment would immediately vest in full. However, awards that vest based on the achievement of specified objective performance goals will remain outstanding following such termination and become vested or be forfeited based on actual achievement of the applicable performance goals during the two-year period following such termination. Mr. De Shon’s agreement provides for non-competition and non-solicitation covenants which will last two years following Mr. De Shon’s employment with us.

Messrs. Ferraro and Servodidio

The severance agreement for each of Mr. Ferraro and Mr. Servodidio provides that if the executive’s employment is terminated by us other than for “Cause” (as described below), disability or death, he will receive a lump-sum severance payout equal to 200% of the sum of base salary plus target incentive bonus, and perquisites to include car usage, financial planning and health coverage for a period of 24 months. In addition, in connection with such termination, each agreement also generally provides for accelerated vesting on termination of the stock-based awards which would have vested in accordance with their original vesting schedule by the two-year anniversary of termination of employment. However, awards that vest based on the achievement of specified objective performance goals will remain outstanding following such termination and become vested or be forfeited based on actual achievement of the applicable performance goals during the two-year period following such termination. Severance is contingent upon execution of a separation agreement containing a release of claims against the Company and non-competition covenants.

Mr. Smith

In June 2017, the Company entered into a letter agreement with Mr. Smith. In addition to providing for a minimum base salary of $575,000 and employee benefit plans generally available to our executive officers, including expatriate benefits, Mr. Smith’s agreement provides for an annual incentive award with a target amount equal to 80% of his base salary, subject to attainment of performance goals. The agreement also provides for certain tax and short-term relocation benefits generally in accordance with the Company’s standard policies.

As noted above, no NEO is entitled to any tax gross-up or other payments for any “golden parachute” excise taxes, interest or penalties.

Certain Defined Terms

For Mr. De Shon:

“Constructive Discharge” generally means (a) any material diminution to Mr. De Shon’s duties and responsibilities, including Mr. De Shon ceasing to be the most senior executive officer of a public company, (b) Mr. De Shon does not report directly to the Board of Directors, (c) any material failure of the Company to fulfill its obligations under the applicable employment agreement, (d) the relocation of our business office more than 30 miles, or (e) the failure of a successor to the Company to assume the applicable employment agreement.

For all our NEOs:

“Cause” is defined in the agreement for each NEO and generally includes the willful failure to substantially perform duties, any act of fraud, embezzlement or similar conduct and conviction of a felony.

Discussion of Change-in-Control Provisions

Equity Awards

The Company’s Amended and Restated Equity and Incentive Plan generally provides that equity awards accelerate following a Change in Control (as defined in the Amended and Restated Equity and Incentive Plan) of the Company only if a participant is also terminated without cause or experiences a constructive discharge within two years following a Change in Control. Under the Amended and Restated Equity and Incentive Plan, “Change in Control” is generally defined as:

(a) any person or entity is or becomes the “beneficial owner” of 50% or more of the combined voting power of the Company’s then outstanding voting securities; (b) a change in the majority of the members of the Board; (c) there is a merger or consolidation of the Company; or (d) shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is a sale or disposition by the Company, of all or substantially all of the Company’s assets.

Severance

Potential severance payments are described above, none of which are payable solely due to a Change in Control (as defined above).

Termination, Severance and Change of Control Arrangements

The table below shows the potential severance payments for each NEO, as of December 31, 2017.

Name and Triggering Event(a)	Lump-Sum Severance Payment ($)(b)	Accelerated Vesting of Stock-based Awards ($)(c)	Continuation of Benefits and Perquisites ($)(d)	Total ($)
Mr. De Shon
Resignation or Termination by Company for Cause	—	—	—	—
Termination due to Death or Disability	1,650,000	13,128,810	33,398	14,812,208
Termination by Company without Cause or due to Constructive Discharge	5,500,000	7,985,458	89,124	13,574,582
Change of Control Transaction and Termination by Company without Cause or due to Constructive Discharge	5,500,000	13,128,810	89,124	18,717,934
Change of Control Transaction without Termination	—	—	—	—
Mr. Smith (e)
Resignation or Termination by Company for Cause	—	—	—	—
Termination due to Death or Disability	—	114,790	—	114,790
Termination by Company without Cause or due to Constructive Discharge	—	—	—	—
Change of Control Transaction and Termination by Company without Cause or due to Constructive Discharge	—	114,790	—	114,790
Change of Control Transaction without Termination	—	—	—	—
Mr. Nelson
Resignation or Termination by Company for Cause	—	—	165,689	165,689
Termination due to Death or Disability	1,000,000	1,275,197	165,689	2,440,886
Termination by Company without Cause or due to Constructive Discharge	3,600,000	1,275,197	236,467	5,111,664
Change of Control Transaction and Termination by Company without Cause or due to Constructive Discharge	3,600,000	1,275,197	236,467	5,111,664
Change of Control Transaction without Termination	—	—	—	—

Name and Triggering Event(a)	Lump-Sum Severance Payment ($)(b)	Accelerated Vesting of Stock-based Awards ($)(c)	Continuation of Benefits and Perquisites ($)(d)	Total ($)
Mr. Ferraro
Resignation or Termination by Company for Cause	—	—	—	—
Termination due to Death or Disability	—	5,935,604	—	5,935,604
Termination by Company without Cause or due to a Constructive Discharge	2,600,000	4,915,394	98,161	7,613,555
Change of Control Transaction and Termination by Company without Cause or due to a Constructive Discharge	2,600,000	5,935,604	98,161	8,633,765
Change of Control Transaction without Termination	—	—	—	—
Mr. Servodidio
Resignation or Termination by Company for Cause	—	—	—	—
Termination due to Death or Disability	302,950	4,008,571	—	4,311,521
Termination by Company without Cause or due to Constructive Discharge	2,500,000	2,988,360	89,345	5,577,705
Change of Control Transaction and Termination by Company without Cause or due to Constructive Discharge	2,500,000	4,008,571	89,345	6,597,916
Change of Control Transaction without Termination	—	—	—	—

(a)	Descriptions of the terms “Cause” and “Constructive Discharge” are provided above under the section captioned “Employment Agreements and Other Arrangements - Certain Defined Terms.”

Our Former CFO is omitted from the table as his employment with the Company concluded in June 2017. As a result of the conclusion of his employment, he received:

•	cash severance of $4,850,000, as discussed under “Employment and Change of Control Agreements; Severance Arrangements,” and
•	accelerated vesting of RSUs with a value of $1,693,548 based on the closing price of our Common Stock of $21.60 on the date of termination.

All other outstanding RSU awards and the 2017 PSUs were canceled, and the PSUs granted in 2015 and scheduled to vest in 2018 were also canceled as a result of below-target attainment of performance goals. PSUs granted in 2016 and scheduled to vest in 2019 remain outstanding and will vest or be canceled based on attainment of performance goals. As previously discussed, the Company does not expect the PSUs granted in 2016 to vest. Continuation of benefits and perquisites are not expected to exceed $65,000 in aggregate.

(b)

For eligible NEOs, the lump-sum severance payments, other than due to death or disability, were calculated based on each executive’s base salary and target annual incentive as of December 31, 2017 and multiplied by 200%. Severance due to death and disability is calculated based on target annual incentives for Messrs. De Shon and Nelson and based on actual annual incentives for Mr. Ferraro and Mr. Servodidio.

(c)

The values of RSUs and PSUs were calculated assuming accelerated vesting as of December 31, 2017 and based on the closing price of our Common Stock of $43.88. Descriptions of the accelerated vesting provisions are provided under “Employment Agreements and Other Arrangements.”

(d)

For Mr. Nelson, reflects the continuation of benefit plans he participates in until age 75 in the event of a “Resignation or Termination by the Company for Cause” and all other amounts in the “Continuation of Benefits and Perquisites” column include the continuation of such benefits and 24 months of continued car benefits and financial planning. For all other NEOs, reflects 24 months of continued health, dental and car benefits and financial planning.

(e)	For Mr. Smith, there are no special termination, severance, and change of control arrangements under the terms of his employment letter with the Company.

2017 Director Compensation

Non-employee directors are compensated for their service on the Board as described below.

Annual Compensation

For 2017, our directors received an annual director retainer of $210,000. To reflect their additional responsibilities, the Presiding Director and the chairs and members of each of the Audit, Compensation, Corporate Governance and Executive Committees, respectively, receive additional retainers as set forth below.

Annual Retainers ($)
Presiding Director	30,000
Audit Committee Chair	25,000
Audit Committee Member	10,000
Compensation Committee Chair	25,000
Compensation Committee Member	10,000
Corporate Governance Committee Chair	15,000
Corporate Governance Committee Member	7,500
Executive Committee Member	8,000

Director compensation is paid quarterly, 50% in cash and 50% in equity, subject to a cap of 7,500 shares per quarter. Under the Company’s deferred compensation plan applicable to non-employee directors (the “NED Plan”), a director may elect to defer any or all of the cash portion of his or her compensation and direct such deferred amounts among a pre-selected group of investment options similar to those available through the deferred compensation plan available to the NEOs. Directors may also elect to receive up to 100% of their compensation in the form of equity.

Under the NED Plan, the equity portion of director compensation is automatically deferred into the form of deferred stock units. Such units convert on a one-on-one basis into the Company’s Common Stock upon termination of service, a change in control, or at a different time based on a director’s election. In lieu of automatic deferral, directors may elect to receive the equity portion of their compensation in the form of the Company’s Common Stock.

Directors do not receive any meeting fees or any benefits such as life or medical insurance. Members of the Board who are also officers or employees of our Company do not receive compensation for serving as directors, other than reimbursement of travel-related expenses for meetings held outside the Company’s headquarters. Directors are eligible for limited matching of charitable contributions through the Avis Budget Group Charitable Foundation. Directors are also eligible to purchase vehicles through the auto lease program we make available to our employees; however, such purchases do not result in an associated incremental cost to the Company.

Mr. Choi has elected not to receive compensation for his Board service, and as a result, does not receive any compensation described in this section.

Stock Ownership Guidelines

Minimum stock ownership guidelines require each non-employee director to acquire and hold designated levels of our Company’s Common Stock. Under these guidelines, our non-employee directors are required to retain a minimum of 50% of the net shares (net of taxes) awarded in connection with their director compensation, until reaching an ownership threshold of five times the annual cash retainer. Given the mandatory hold provision until the threshold is obtained, there is no specified deadline for achieving designated thresholds. Under these guidelines, stock ownership is defined to include stock owned by the director directly, stock owned indirectly through the NED Plan, and the “in-the-money” portion of vested stock options, if any. As of December 31, 2017, all current directors with more than two years of Board service had exceeded such minimum ownership threshold.

2017 Director Compensation Table

Name of Director	Fees Earned or Paid In Cash ($)(a)	Stock Awards ($)(b)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(c)	All Other Compensation ($)(d)	Total ($)
Cathcart, Alun (f)	18,333	18,332	—	—	36,665
Choi, Brian J. (e)	—	—	—	—	—
Choksi, Mary C.	113,750	113,758	—	5,000	232,508
Coleman, Leonard S.	132,500	132,518	—	5,000	270,018
Fox, Jeffrey H.	110,000	110,005	—	5,000	225,005
Hardy, John D.	117,500	117,474	—	5,000	239,974
Krominga, Lynn	115,000	115,000	—	5,000	235,000
Mestre, Eduardo G.	—	217,989	—	5,000	222,989
Salerno, F. Robert (f)	112,472	112,471	—	5,000	229,943
Sweeney, Stender E.	121,250	121,262	—	5,000	247,512
Viswanathan, Sanoke	105,000	105,018	—	5,000	215,018

(a)

The cash portion of fees paid represents: 50% of the annual retainer and 50% of committee chair and membership stipends. Directors may elect to defer some or all fees earned or paid in cash under the NED Plan. For 2017, Mr. Mestre elected to receive all cash compensation in the form of deferred stock units; and Mr. Sweeney deferred all cash compensation into investment options offered under the NED Plan.

(b)

The stock awards represent: a minimum of 50% of the annual retainer and 50% of committee chair and membership stipends. Such amounts represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The number of deferred stock units or shares of Common Stock to be received pursuant to the equity portion of the retainer or any other compensation to be paid in the form of equity, divided by the fair market value of the Company’s Common Stock on the date of grant. For 2017, directors had the opportunity to receive the equity portion of their compensation in the form of the Company’s Common Stock on each quarterly payment date. Mr. Coleman, Mr. Hardy, Ms. Krominga and Mr. Sweeney made such an election. Each of the other directors received stock awards in the form of deferred stock units.

Outstanding stock awards at fiscal year-end are as follows: for Ms. Choksi, 66,071 deferred stock units; for Mr. Coleman, 69,827 deferred stock units; for Mr. Fox, 11,949 deferred stock units; for Mr. Hardy, 54,074 deferred stock units; for Ms. Krominga, 53,906 deferred stock units; for Mr. Mestre, 75,500 deferred stock units; for Mr. Salerno, 19,589 deferred stock units; for Mr. Sweeney, 66,711 deferred stock units; and for Mr. Viswanathan, 5,554 deferred stock units.

(c)

As described above, Mr. Sweeney elected to defer the cash portion of his 2017 director compensation into certain investment options available under the NED Plan. There were no above-market or preferential earnings in 2017 as any earnings were market-based, consistent with the investment options selected by Mr. Sweeney.

(d)	Represents discretionary matching contributions available through The Avis Budget Group Charitable Foundation.

(e)	Mr. Choi has elected not to receive compensation for his Board service.

(f)

Mr. Cathcart retired effective February 2017. In addition to the compensation reflected above, Messrs. Salerno and Cathcart were also paid the following amounts in 2017, which were previously earned and accrued during their prior employment with the Company and Avis Europe, respectively:

Avis Rent A Car System, LLC Pension Plan (Mr. Salerno)	$40,597
Avis Rent A Car System, LLC Retirement Equalization Benefit Plan (Mr. Salerno)	$59,075
Avis U.K. Pension Plan (Mr. Cathcart)*	$78,195

*Reflects a $/£ exchange rate as of December 31, 2017 of 1.3514, and reflects payments through retirement from the Board.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is comprised entirely of independent directors and administers the Company’s executive compensation policies and programs. Leonard S. Coleman has served as a member of our Compensation Committee since August 2006. Lynn Krominga has served as a member of our Compensation Committee since January 2007. John D. Hardy, Jr. has served as a member of our Compensation Committee since April 2008. Brian J. Choi and Jeffrey H. Fox were appointed to the Compensation Committee in January 2016. None of these Directors were officers or employees of the Company or any of the Company’s subsidiaries or had any relationship requiring disclosure by the Company under Item 404 of the SEC’s Regulation S-K during 2017 or before.

Report of Audit Committee

Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements and opining on the effectiveness of the Company’s controls in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing their reports thereon.

In performing its oversight function, the Audit Committee discussed the consolidated financial statements with management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed under the rules adopted by the PCAOB.

In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from the Company and its management, and the independent auditors provided to the Audit Committee the written disclosures and letter required from the independent auditors by applicable requirements of the PCAOB.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations and the evaluations of the Company’s internal controls.

Based on the reviews and discussions referred to above and subject to the limitations on the roles and responsibilities of the Audit Committee referred to above and in its Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC. The Audit Committee also has recommended the selection of the Company’s independent registered public accounting firm for fiscal year 2018.

THE AUDIT COMMITTEE

Stender E. Sweeney, Chairman

Mary C. Choksi

Lynn Krominga

F. Robert Salerno

Proposal No. 2

RATIFICATION OF APPOINTMENT OF AUDITORS

The Audit Committee’s Charter provides that the Audit Committee is responsible for:

●

appointing, compensating and overseeing the work performed by our independent auditors related to the audit of our annual consolidated financial statements and internal controls over financial reporting; and

●	evaluating the qualifications, performance and independence of our independent auditors with the assistance of management.

The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018. Deloitte has served as our independent registered public accounting firm since 1997. Prior to appointing Deloitte for 2018, the Audit Committee considered Deloitte’s tenure, technical expertise, capabilities as independent auditors, industry knowledge and communication with the Audit Committee, and also considered the impact on the Company of changing independent auditors.

The lead engagement partner from Deloitte is required to be rotated every five years. The process for selecting a new lead engagement partner includes a meeting between the Chair of the Audit Committee and the candidate for this role, as well as discussion by the full Audit Committee and with senior management.

A representative of Deloitte is expected to be present at the Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions of shareholders.

Principal Accounting Firm Fees. Fees billed to the Company by Deloitte, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) for the years ended December 31, 2017 and 2016 were as follows:

	Fee (in thousands)
Type of Fees	2017	2016
Audit Fees	$8,551	$7,748
Audit-Related Fees	$725	$630
Tax Fees	$2,670	$2,736
All Other Fees	$—	$—

Audit Fees. The aggregate audit fees primarily relate to the audit of the Company’s annual consolidated financial statements for the fiscal years ended December 31, 2017 and 2016 and for the reviews of the consolidated condensed financial statements included in the Company’s Quarterly Reports on Form 10-Q and for other attest services, including services related to regulatory and statutory filings and financings.

Audit-Related Fees. The aggregate audit-related fees for 2017 and 2016 primarily relate to services in connection with potential transactions or investments and audits of employee benefit plans.

Tax Fees. The aggregate fees billed for tax services for the fiscal years ended December 31, 2017 and 2016 relate to tax compliance, tax advice and tax planning. For the fiscal year ended December 31, 2017 and December 31, 2016, approximately $1.7 million of such fees related to tax compliance and approximately $1.0 million related to tax advice and tax planning.

All Other Fees. There were no other fees for the fiscal year ended December 31, 2017 or December 31, 2016.

The Audit Committee considered the non-audit services provided by the Deloitte Entities and determined that the provision of such services was compatible with maintaining the Deloitte Entities’ independence. The Audit Committee has also adopted a policy prohibiting the Company from hiring the Deloitte Entities’ personnel who have been directly involved in performing auditing procedures or providing accounting advice to the Company within a specified period of time in any role in which such person would be in a position to influence the contents of the Company’s consolidated financial statements.

The Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent registered public accounting firm, as described below.

All services performed by the independent registered public accounting firm in 2017 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. This policy describes the permitted audit, audit-related, tax and other services (collectively, the “Disclosure Categories”) that the independent registered public accounting firm may perform. Prior to the beginning of each fiscal year, a description of the services (the “Service List”) anticipated to be performed by the independent registered public accounting firm in each of the Disclosure Categories in the ensuing fiscal year is presented to the Audit Committee for approval.

Any requests for audit, audit-related, tax and other services not contemplated by the Service List must be submitted to the Audit Committee for specific pre-approval, except for de minimis amounts under certain circumstances as described below, and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings of the Audit Committee. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman will update the full Audit Committee no later than the next regularly scheduled meeting for any interim approvals granted.

On a quarterly basis, the Audit Committee reviews the status of services and fees incurred year-to-date as compared to the original Service List and the forecast of remaining services and fees for the fiscal year.

The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances.

Although not required by the Company’s by-laws or otherwise, the Board of Directors is submitting for shareholder ratification the selection of Deloitte as the Company’s independent registered public accounting firm. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP

AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR THE FISCAL

YEAR ENDING DECEMBER 31, 2018.

PROPOSAL NO. 3

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, the Company is asking its shareholders to approve an advisory resolution to approve the compensation of our named executive officers as follows:

“RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed pursuant to the compensation rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement, is hereby APPROVED.”

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers, as described in this Proxy Statement.

This vote is advisory and, therefore, will not be binding on the Company, the Compensation Committee or our Board of Directors, nor will it overrule any prior decision or require the Board or the Compensation Committee to take any action. However, the Compensation Committee and our Board of Directors value the opinions of our shareholders, and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, the Compensation Committee and our Board of Directors will consider shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE APPROVAL OF THE RESOLUTION SET FORTH ABOVE.

Shareholder Proposals for 2019 Annual Meeting

Proposals received from shareholders are given careful consideration by the Company. Shareholder proposals submitted in accordance with Rule 14a-8 under the Exchange Act are eligible for consideration for inclusion in the Company’s proxy statement for the 2019 annual meeting of shareholders if they are received by the Company on or before [●], 2018. Any proposal should be directed to the attention of the Corporate Secretary, Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, N.J. 07054. In order for a shareholder proposal submitted outside of Rule 14a-8 to be considered at the 2019 annual meeting of shareholders, such proposal must be received by the Company not later than the last date for submission of shareholder proposals under the Company’s Amended and Restated By-laws (the “By-laws”). In order for a proposal (other than nominations of directors) to be timely under the By-laws, it must be received not less than sixty days (i.e., [●], 2019) nor more than ninety days (i.e., [●], 2019) before the anniversary date of the immediately preceding annual meeting of shareholders. In order for a director nomination to be timely under the By-laws, it must be received not less than ninety days (i.e., [●], 2019) before the anniversary date of the immediately preceding annual meeting of shareholders. However, in the event that the annual meeting of shareholders is called for a date that is not within twenty-five days before or after the anniversary date of the immediately preceding annual meeting of shareholders, notice of a shareholder proposal in order to be timely must be received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting of shareholders was mailed or public disclosure of the date of the annual meeting of shareholders was made, whichever occurs first.

Additional Information

Eliminating Duplicate Mailings. If you share an address with other shareholders of the Company, you may receive notification that you are being sent only a single copy of the proxy materials (including a copy of the Proxy Statement and the 2017 Annual Report), unless your bank, broker or other intermediary that provides the notification receives contrary instructions from the affected shareholders. This practice, permitted under SEC rules and commonly referred to as “householding,” is designed to provide extra convenience for shareholders and potential cost savings for companies.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials, please notify your broker if your shares of Common Stock are held in a brokerage account or the Company if you hold registered shares of Common Stock. We will promptly deliver a separate copy of the proxy materials upon request. You can notify the Company by sending a written request to Avis Budget Group, Inc., 6 Sylvan Way, Parsippany, N.J. 07054, Attention: Corporate Secretary or by calling (973) 496-4700 and selecting the “Investor Relations” option.

Costs of Solicitation. We are required by law to convene an annual meeting of shareholders at which directors are elected. Because our shares of Common Stock are widely held, it would be impractical for our shareholders to meet physically in sufficient numbers to hold a meeting. Accordingly, the Company is soliciting proxies from our shareholders. United States federal securities laws require us to send you this Proxy Statement, and any amendments and supplements thereto, and to specify the information required to be contained in it. The Company will bear the expenses of calling and holding the 2018 Annual Meeting of Shareholders and the solicitation of proxies therefor. These costs will include, among other items, the expense of preparing, assembling, printing and mailing the proxy materials to shareholders of record and beneficial owners, and reimbursements paid to brokerage firms, banks and other fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to shareholders and obtaining voting instructions of beneficial owners. In addition to soliciting proxies by mail, directors, officers and employees may solicit proxies on behalf of the Board of Directors, without additional compensation, personally or by telephone. We may also solicit proxies by e-mail from shareholders who are our employees or who previously requested to receive proxy materials electronically. As a result of the potential proxy solicitation by SRS, we may incur additional costs in connection with our solicitation of proxies. The Company has retained Innisfree M&A Incorporated to solicit proxies. Under our agreement with Innisfree M&A Incorporated, Innisfree M&A Incorporated will receive a fee of up to $[●] plus the reimbursement of reasonable expenses. Innisfree M&A Incorporated expects that approximately [●] of its employees will assist in the solicitation. Innisfree M&A Incorporated will solicit proxies by mail, telephone, facsimile or email. Our aggregate expenses, including those of Innisfree M&A Incorporated, related to our solicitation of proxies, excluding salaries and wages of our regular employees, are expected to be approximately $[●], of which approximately $[●] has been incurred as of the date of this Proxy Statement.

By Order of the Board of Directors

JEAN M. SERA

Corporate Secretary

Dated: [●], 2018

APPENDIX A TO 2018 PROXY STATEMENT

ADDITIONAL INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION

Under applicable Securities and Exchange Commission rules and regulations, members of the Board of Directors (the “Board”), the Board’s nominees, and certain officers and other employees of the Company are “participants” with respect to the Company’s solicitation of proxies in connection with the 2018 Annual Meeting of Shareholders. The following sets forth certain information about the persons who are “participants.”

Directors and Nominees

The following table sets forth the names of our current directors and the Board’s nominees, as well as the names and principal business addresses of the corporation or other organization in which the principal occupations or employment of such directors and nominees is carried on. The principal occupations or employment of the Board’s nominees are set forth under the heading “Proposal No. 1: Election of Directors—Biographical Information for Nominees” in this Proxy Statement.

Name	Principal Business Name	Principal Business Address
Ronald L. Nelson	Avis Budget Group, Inc.	6 Sylvan Way, Parsippany, New Jersey 07054
Larry D. De Shon	Avis Budget Group, Inc.	6 Sylvan Way, Parsippany, New Jersey 07054
Brian J. Choi	SRS Investment Management, LLC	One Bryant Park, 39th Floor, New York, NY 10036
Mary C. Choksi	Avis Budget Group, Inc.	6 Sylvan Way, Parsippany, New Jersey 07054
Leonard S. Coleman	Avis Budget Group, Inc.	6 Sylvan Way, Parsippany, New Jersey 07054
Jeffrey H. Fox	Endurance International Group Holdings, Inc.	10 Corporate Drive, Burlington, MA 01803
John D. Hardy, Jr.	Avis Budget Group, Inc.	6 Sylvan Way, Parsippany, New Jersey 07054
Lynn Krominga	Avis Budget Group, Inc.	6 Sylvan Way, Parsippany, New Jersey 07054
Glenn Lurie	Synchronoss Technologies, Inc.	200 Crossing Boulevard, 8th Floor, Bridgewater, NJ 08807
Eduardo G. Mestre	Evercore Partners Inc.	55 East 52nd Street, New York, NY 10055
Jagdeep Pahwa	SRS Investment Management, LLC	One Bryant Park, 39th Floor, New York, NY 10036
F. Robert Salerno	Avis Budget Group, Inc.	6 Sylvan Way, Parsippany, New Jersey 07054
Francis J. Shammo	Unum Group	1 Fountain Square, Chattanooga, TN 37402

Name	Principal Business Name	Principal Business Address
Stender E. Sweeney	Avis Budget Group, Inc.	6 Sylvan Way, Parsippany, New Jersey 07054
Carl Sparks	Dunkin’ Brands Group, Inc.	130 Royall Street, Canton, MA 02021
Sanoke Viswanathan	JPMorgan Chase & Co.	25 Bank Street, London, England E14 5JP

Certain Officers and Other Employees

The following table sets forth the name and principal occupation of the Company’s officers and employees who are “participants.” The principal occupation refers to such person’s position with the Company, and the principal business address of each such person is 6 Sylvan Way, Parsippany, New Jersey 07054.

Name	Principal Occupation
Larry D. De Shon	President and CEO
Neal Goldner	Vice President, Investor Relations
Jean M. Sera	Senior Vice President and Corporate Secretary
Martyn Smith	Interim CFO

Information Regarding Ownership of the Company’s Securities by Participants

The number of Company securities beneficially owned by directors and named executive officers as of March 14, 2018 is set forth in the “Security Ownership of Certain Beneficial Owners” section of this Proxy Statement. The number of Company securities beneficially owned as of March 14, 2018 by the Company’s other officers and employees who are “participants” in our solicitation of proxies is set forth below.

Name of Beneficial Owner	Total Amount of Shares Beneficially Owned(1)
Neal Goldner	5,930
Jean M. Sera	5,984

(1)

Shares beneficially owned include (i) direct and indirect ownership of shares, and (ii) vested stock option awards and restricted stock units that may be settled or exercised within 60 days of March 14, 2018.

Information Regarding Transactions in the Company’s Securities by Participants

The following table sets forth information regarding purchases and sales of the Company’s securities during the past two years by the persons listed above under “Directors and Nominees” and “Certain Officers and Other Employees” in this Appendix A. None of the purchase price or market value of the securities listed below is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Company Securities Purchased or Sold (March 14, 2016 through March 14, 2018)
Name	Transaction Date	Number of Securities	Transaction Description
Ronald L. Nelson	9/16/2016	625	1
	9/19/2016	49,375	1
	11/7/2016	62,615	1
	11/15/2016	37,385	1
	11/29/2016	6,000	1
	12/1/2016	143,400	1
	12/31/2016	24,522	4
	12/31/2016	12,494	8
	12/31/2016	43,908	4
	12/31/2016	22,372	8
	1/28/2017	38,640	4
	1/28/2017	17,435	8
	3/1/2017	23,184	5
	3/1/2017	11,813	8
	3/1/2017	29,061	6
	9/12/2017	150,000	1
	10/13/2017	250,000	1
	12/4/2017	212,500	11
	12/4/2017	212,500	11
	12/4/2017	275,000	1
	12/4/2017	15,472	1*
	12/7/2017	50,000	1
	12/8/2017	50,000	1
	3/1/2018	29,061	4

Company Securities Purchased or Sold (March 14, 2016 through March 14, 2018)
Name	Transaction Date	Number of Securities	Transaction Description
Larry D. De Shon	9/15/2016	21,954	4
	9/15/2016	11,186	8
	1/21/2017	3,270	4
	1/21/2017	1,754	8
	1/22/2017	4,861	4
	1/22/2017	2,471	8
	1/28/2017	11,592	4
	1/28/2017	5,907	8
	3/1/2017	15,893	5
	3/1/2017	8,098	8
	3/1/2017	63,935	6
	3/1/2017	95,902	7
	9/15/2017	21,954	4
	9/15/2017	11,186	8
	10/30/2017	25,000	1
	1/21/2018	3,270	4
	1/21/2018	1,125	8
	1/28/2018	11,592	4
	1/28/2018	3,866	8
	3/1/2018	21,311	4
	3/1/2018	9,252	8

Brian J. Choi	4/20/2016	736	12

Mary C. Choksi	5/5/2016	1,071	3
	6/9/2016	25,000	10
	8/4/2016	714	3
	11/4/2016	753	3
	2/17/2017	843	3
	5/5/2017	960	3
	8/9/2017	879	3
	11/8/2017	805	3
	2/23/2018	621	3

Company Securities Purchased or Sold (March 14, 2016 through March 14, 2018)
Name	Transaction Date	Number of Securities	Transaction Description
Leonard S. Coleman	5/5/2016	1,254	2
	8/4/2016	838	2
	11/4/2016	877	2
	2/17/2017	982	2
	5/5/2017	1,118	2
	8/9/2017	1,024	2
	11/8/2017	938	2
	2/23/2018	723	2

Jeffrey H. Fox	5/5/2016	1,034	3
	8/4/2016	689	3
	11/4/2016	729	3
	2/17/2017	814	3
	5/5/2017	929	3
	8/9/2017	850	3
	11/8/2017	778	3
	2/23/2018	600	3

Neal Goldner	8/5/2016	3,437	1
	1/21/2017	477	4
	1/21/2017	190	8
	1/22/2017	567	4
	1/22/2017	225	8
	1/28/2017	1,127	4
	1/28/2017	447	8
	3/1/2017	795	5
	3/1/2017	277	8
	3/1/2017	2,543	6
	3/1/2017	1,090	7
	8/25/2017	2,490	1
	9/19/2017	3,466	6
	1/21/2018	477	4
	1/21/2018	175	8
	1/28/2018	1,127	4
	1/28/2018	414	8
	3/1/2018	847	4
	3/1/2018	271	8
	3/9/2018	300	1

Company Securities Purchased or Sold (March 14, 2016 through March 14, 2018)
Name	Transaction Date	Number of Securities	Transaction Description
John D. Hardy, Jr.	5/5/2016	1,108	2
	5/9/2016	1,108	1
	8/4/2016	738	2
	8/8/2016	738	1
	11/4/2016	779	2
	11/8/2016	779	1
	2/17/2017	870	2
	2/22/2017	870	1
	5/5/2017	992	2
	5/9/2017	992	1
	8/9/2017	908	2
	8/11/2017	908	1
	11/8/2017	831	2
	11/10/2017	831	1
	2/23/2018	641	2

Lynn Krominga	5/5/2016	1,083	2
	8/4/2016	722	2
	11/4/2016	762	2
	2/17/2017	852	2
	5/5/2017	970	2
	8/9/2017	889	2
	11/8/2017	814	2
	2/23/2018	627	2

Glenn Lurie	—	—	—

Eduardo G. Mestre	5/5/2016	2,047	3
	8/4/2016	1,366	3
	11/4/2016	1,445	3
	2/17/2017	1,614	3
	5/5/2017	1,840	3
	8/9/2017	1,685	3
	11/8/2017	1,543	3
	2/23/2018	1,189	3

Company Securities Purchased or Sold (March 14, 2016 through March 14, 2018)
Name	Transaction Date	Number of Securities	Transaction Description
Jagdeep Pahwa	—	—	—

F. Robert Salerno	5/5/2016	1,024	3
	8/4/2016	683	3
	11/4/2016	722	3
	2/17/2017	807	3
	5/5/2017	953	3
	8/9/2017	881	3
	11/8/2017	807	3
	2/23/2018	622	3

Jean M. Sera	7/29/2016	767	4
	7/29/2016	264	8
	8/8/2016	1,114	5
	8/8/2016	383	8
	8/10/2016	3,530	1
	10/22/2016	338	4
	10/22/2016	117	8
	1/21/2017	477	4
	1/21/2017	190	8
	1/22/2017	567	4
	1/22/2017	225	8
	1/28/2017	1,577	4
	1/28/2017	626	8
	3/1/2017	795	5
	3/1/2017	266	8
	3/1/2017	5,086	6
	3/1/2017	2,180	7
	9/6/2017	1,000	1
	9/19/2017	4,817	6
	10/22/2017	338	4
	10/22/2017	117	8
	12/6/2017	1,250	1
	1/21/2018	477	4
	1/21/2018	175	8
	1/28/2018	1,578	4
	1/28/2018	579	8
	3/1/2018	1,695	4
	3/1/2018	523	8

Company Securities Purchased or Sold (March 14, 2016 through March 14, 2018)
Name	Transaction Date	Number of Securities	Transaction Description
Francis J. Shammo	—	—	—

Martyn Smith	5/17/2016	7,000	1
	1/21/2017	1,144	4
	1/21/2017	538	8
	1/22/2017	1,701	4
	1/22/2017	800	8
	3/1/2017	2,384	5
	3/1/2017	1,121	8
	3/14/2017	9,775	1
	1/21/2018	1,145	4
	1/21/2018	420	8

Stender E. Sweeney	5/5/2016	1,145	2
	5/5/2016	2,368	1
	8/4/2016	763	2
	8/8/2016	763	1
	11/4/2016	803	2
	11/17/2016	803	1
	2/17/2017	898	2
	5/5/2017	1,023	2
	8/9/2017	938	2
	9/6/2017	1,500	1
	11/8/2017	858	2
	2/23/2018	661	2

Carl Sparks	—	—	—

Sanoke Viswanathan	05/05/2016	984	3
	08/04/2016	656	3
	11/04/2016	696	3
	02/17/2017	778	3
	05/05/2017	886	3
	08/09/2017	811	3
	11/08/2017	743	3
	2/23/2018	572	3

Transaction Descriptions

1	Open Market Sale
2	Common Stock Granted for Non-Employee Director Retainer Fees
3	Deferred Stock Units Granted for Non-Employee Director Retainer Fees

4	Time-Based Restricted Stock Unit Vesting
5	Performance-Based Restricted Stock Unit Vesting
6	Time-Based Restricted Stock Unit Grant
7	Performance-Based Restricted Stock Unit Grant
8	Withholding for Taxes
9	Open Market Acquisition
10	Bona Fide Gift
11	Stock Option Exercise
12	Cancellation of Common Stock Award Resulting from Election to Waive Non-Employee Director Retainer Fees
*	Shares Held by Family Trust

Miscellaneous Information Regarding Participants

Except as described in this Appendix A or in this Proxy Statement, neither any participant nor any of their respective associates or affiliates (together, the “Participant Affiliates”) is either a party to any transaction or series of transactions since January 1, 2017 or has knowledge of any current proposed transaction or series of proposed transactions (i) to which the Company or any of its subsidiaries was or is to be a participant, (ii) in which the amount involved exceeds $120,000 and (iii) in which any participant or Participant Affiliate had, or will have, a direct or indirect material interest. Furthermore, except as described in this Appendix A or in this Proxy Statement, (a) no participant or Participant Affiliate, directly or indirectly, beneficially owns any securities of the Company or any securities of any subsidiary of the Company, and (b) no participant owns any securities of the Company of record but not beneficially.

Except as described in this Appendix A or in this Proxy Statement, no participant or Participant Affiliate has entered into any agreement or understanding with any person with respect to any future employment by the Company or any of its affiliates or any future transactions to which the Company or any of its affiliates will or may be a party.

Except as described in this Appendix A or in this Proxy Statement, there are no contracts, arrangements or understandings by any participant or Participant Affiliate since January 1, 2017 with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

Except as described in this Appendix A or in this Proxy Statement, and excluding any director or executive officer of the Company acting solely in that capacity, no person who is a party to an arrangement or understanding pursuant to which a nominee for election as director is proposed to be elected has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the 2018 Annual Meeting of Shareholders.

Based on representations made to the Company by the participants, no participant has been the subject of a criminal conviction (excluding traffic violations or similar misdemeanors) within the last ten years.

Certain information contained in this Appendix A and elsewhere in this Proxy Statement regarding Messrs. Pahwa, Sparks and Viswanathan is based upon information set forth in the preliminary proxy statement of SRS Investment Management, LLC and its affiliates (collectively, “SRS”), filed with the SEC on March 23, 2018, and SRS’s nomination notice, dated February 14, 2018. The Company is not responsible for the accuracy of any information provided by SRS and Messrs. Pahwa, Sparks and Viswanathan contained in this Appendix A or elsewhere in this Proxy Statement.

PRELIMINARY PROXY CARD—SUBJECT TO COMPLETION PLEASE VOTE TODAY! SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE. TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED avis budget group AVIS BUDGET GROUP, INC. 2018 Annual Meeting of Shareholders This Proxy is Solicited on Behalf of the Avis Budget Group, Inc. Board of Directors The undersigned hereby appoints Larry D De Shon, Michael K. Tucker, and Jean M. Sera, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Avis Budget Group, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held [ ], 2018 or at any adjournment or postponement thereof with all powers which the undersigned would possess if present at the Meeting. On matters for which you do not specify a choice, the shares will be voted in accordance with the recommendation of the Board of Directors; therefore, if no direction is made, this proxy will be voted FOR all of Avis Budget Group, Inc.’s director nominees in Item 1 and FOR Items 2 and 3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Shareholders and any adjournment or postponements thereof to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended. This proxy revokes any previously executed proxy with respect to all proposals that properly come before the Annual Meeting of Shareholders. The undersigned acknowledges receipt with this proxy of a copy of the Notice of 2018 Annual Meeting of Shareholders and the Proxy Statement of Avis Budget Group, Inc. YOUR VOTE IS VERY IMPORTANT — PLEASE VOTE TODAY (Continued and to be marked, dated and signed on the other side) W H I TE P R O X Y

YOUR VOTE IS IMPORTANT Please take a moment now to vote your shares of Avis Budget Group, Inc. common stock for the upcoming Annual Meeting of Shareholders. YOU CAN VOTE TODAY IN ONE OF THREE WAYS: 1. Vote by Telephone – Call toll-free from the U.S. or Canada at 1-866-849-9664 on a touch-tone telephone. If outside the U.S. or Canada, call 1-646-880-9101. Please follow the simple instructions provided. You will be required to provide the unique control number printed below. OR 2. Vote by Internet – Please access https://www.proxyvotenow.com/car and follow the simple instructions provided. Please note you must type an “s” after http. You will be required to provide the unique control number printed below. CONTROL NUMBER: You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had signed and mailed a proxy card. OR 3. Vote by Mail – If you do not have access to a touch-tone telephone or to the Internet, please sign, date and return the proxy card in the envelope provided, or mail to: Avis Budget Group, Inc. , c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155. 6TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED6 THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR ALL OF THE NOMINEES IN ITEM 1 AND FOR ITEMS 2 AND 3 1. To elect as directors twelve nominees for a one-year term expiring in 2019 2. To ratify the appointment of Deloitte & Touche LLP as FOR AGAINST ABSTAIN and until his or her successor is duly elected and qualified or until his or her the independent registered public accounting firm for earlier resignation or removal. fiscal year 2018. (01) Larry D. De Shon (7) Eduardo G. Mestre (02) Mary C. Choksi (8) Jagdeep Pahwa 3. To provide advisory approval of the compensation of FOR AGAINST ABSTAIN (03) Leonard S. Coleman (9) F. Robert Salerno our named executive officers. (04) Jeffrey H. Fox (10) Francis J. Shammo (05) Lynn Krominga (11) Carl Sparks (06) Glenn Lurie (12) Sanoke Viswanathan FOR ALL WITHHOLD ALL FOR ALL EXCEPT To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below: Please sign and date this WHITE proxy card below. Date: , 2018 Signature Signature Title(s) NOTE: Please sign exactly as name appears hereon. If more than one owner, each must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in full partnership name by authorized person Please mark vote as in this sample